Exhibit 96.1

INITIAL ASSESSMENT FOR THE EL1

Initial Assessment and Technical Report Summary for the EL1 Cook Islands Polymetallic Nodule Deposit, South Pacific Ocean

Report prepared for (Registrant) :	CIC LIMITED
Airport Authority House 2
Nikao, Rarotonga
Cook Islands

Prepared by:	RSC Consulting Ltd
Dr Simon Nielsen, PhD, MAusIMM

Effective date:	December 31, 2025

Date & Signature Page

Report prepared by

RSC Consulting Ltd

24 Smith Street, Dunedin 9016, New Zealand

Postal Address: PO Box 5647, Dunedin, 9054, New Zealand

Report prepared for

Client name	CIC LIMITED

Project name	EL1 COOK ISLANDS POLYMETALLIC NODULE DEPOSIT

Contact name	Adam Stemm

Contact title	Chief Operations Officer

Contact address	CIC Limited. Airport Authority, House 2, Nikao, Rarotonga, Cook Islands.

Report Information

File name	260112 RSC CIC SK1300 Technical Report

Effective date	December 31, 2025

Report status	Final

Date & Signature

Contributing author	Signature	Signature Date

Prepared by Qualified Persons from the following Third-Party firm: RSC Consulting Ltd	/s/ RSC Consulting Ltd	February 9, 2026

Dr Simon Nielsen, PhD, MAusIMM (Qualified Person)	/s/ Dr. Simon Nielsen	February 9, 2026

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Contents

Date & Signature Page	1

List of Tables	7

List of Figures	9

Acronyms	12

1. Executive Summary	15

1.1 Property Description & Ownership	15

1.2 Geology & Mineralization	17

1.3 Status of Exploration	17

1.4 Mineral Resource Estimate and Initial Assessment	18

1.4.1 Cut-Off Abundance & RPEE	19

1.4.2 Initial Assessment Summary	20

1.5 Conclusions & Recommendations	20

1.5.1 Conclusions	20

1.5.2 Recommendations	21

2. Introduction	25

2.1 Registrant Information	25

2.2 Sources of Information	25

2.3 Qualified Persons	26

2.3.1 RSC Consulting Ltd: Third-Party Consulting Firm	26

2.3.2 Dr. Simon Nielsen	26

2.4 Site Visit & Personal Inspection	27

3. Property Description	28

3.1 Location of Property	28

3.2 Exploration Licenses & Mineral Rights	29

3.3 Royalties & Encumbrances	29

3.4 Environmental Liabilities & Permits Required for Work	30

3.4.1 Exploration Environment Programs & Impacts	31

3.4.2 Environmental Impacts from Minerals Harvesting	31

3.4.3 Environmental Baseline Studies	32

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

3.5 Significant Encumbrances to the Project	32

3.6 Other Significant Factors or Risks	32

4. Accessibility, Climate, Local Resources, Infrastructure & Physiography	33

4.1 Accessibility	33

4.2 Climate	33

4.3 Seafloor Bathymetry (Physiography)	34

4.4 Local Resources & Infrastructure	35

5. History	36

5.1 Tenure & Operating History	36

5.2 Exploration History	36

5.2.1 Cook Islands	36

5.2.2 EL1	36

5.3 Production History	40

6. Geological Setting, Mineralization & Deposit	41

6.1 Regional Geology	41

6.1.1 Global Distribution of Nodules	41

6.2 Local Geology	42

6.2.1 Tectonic Setting	42

6.2.2 Ocean Currents	43

6.2.3 Seabed Morphology	45

6.3 Property Geology	46

6.4 Mineralization	49

6.5 Mineral Deposit Model & Known Comparable Deposits	50

7. Exploration	53

7.1 CIC Expeditions	53

7.1.1 Expedition 1 Leg 1	53

7.1.2 Expedition 1 Leg 2	53

7.1.3 Expedition 2	55

7.1.4 Expedition 3	56

7.1.5 Expedition 4 Leg 1	56

7.1.6 Expedition 4 Leg 2	56

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

7.1.7 Expedition 4 Leg 3	58

7.2 Exploration Procedures and Parameters	58

7.2.1 Location Determination	58

7.2.1.1 Surface Location Determination	58

7.2.1.2 Submarine Location Determination	58

7.2.2 MBES Surveying	59

7.2.3 Box Core Sampling Procedures	59

7.2.3.1 Equipment Specifications	59

7.2.3.2 Deployment & Sampling Procedure	60

7.2.4 Freefall Grab Sampling Procedures	62

7.2.5 Multi-Core Sampling Procedures	64

7.2.6 Bulk Sampling Procedures	65

7.2.7 ROV Surveying Procedures	66

7.3 Exploration Results	67

7.3.1 MBES Surveying	67

7.3.2 Box Core Sampling	72

7.3.3 Freefall Grab Sampling	78

7.3.4 Nodule Size Distribution & Morphology	79

7.3.5 ROV Surveying	83

7.4 Drilling	84

7.5 Hydrogeology	84

7.6 Geotechnical	84

7.6.1 Shear Strength Results	84

7.6.2 Other Geotechnical Measurements	86

8. Sample Preparation, Analyses & Security	87

8.1 Sample Preparation	87

8.1.1 Onboard Sample Processing	87

8.1.1.1 Nodule Removal	87

8.1.1.2 Nodule Washing	88

8.1.2 Onshore Sample Processing	89

8.1.2.1 Sample Processing at CIC facilities	89

8.1.2.2 Sample Processing at ALS Brisbane	90

8.2 Analysis	91

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

8.2.1 Wet Nodule Weight	91

8.2.2 Wet Nodule Abundance	92

8.2.3 Dry Nodule Weight & Moisture Content	93

8.2.4 Laboratory Analysis	93

8.3 Density & Moisture Content	94

8.4 Sample Security	95

8.4.1 Offshore Sample Handling	95

8.4.2 Onshore Sample Handling	96

8.5 Data Quality and QAQC	98

8.5.1 CIC Data	98

8.5.1.1 Data Quality Objective	98

8.5.1.2 Quality Assurance	98

8.5.1.3 Quality Control	105

8.5.1.4 Quality Acceptance Testing	117

8.5.1.5 Summary	123

8.5.2 Historical Data	124

8.6 Qualified Person’s Opinion	126

9. Data Verification	127

9.1 Site Visit Details	127

9.1.1 2022 MV Seasurveyor Mobilization & Expedition 1 (2022)	127

9.1.2 Expedition 2 (2023)	127

9.1.3 Environmental Research Survey 1 AUV Operations (2024)	127

9.1.4 Expedition 4 (2025)	128

9.2 Database Verification	128

9.3 Qualified Person’s Opinion	129

10. Mineral Processing & Metallurgical Testing	130

11. Mineral Resource Estimate	132

11.1 Informing Data	132

11.1.1 Data Handling	132

11.1.1.1 Sample Compositing/Averaging	132

11.1.1.2 Sample Quality	132

11.1.1.3 Exclusion of Repeat Samples	133

11.1.2 Location Data	133

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

11.2 Interpretation & Model Definition	133

11.2.1 Geological Domains	133

11.2.2 Estimation Domains	135

11.2.2.1 Abundance	135

11.2.2.2 Geochemistry	136

11.2.3 Extrapolation	137

11.2.4 Alternative Interpretations	137

11.3 Summary Statistics & Data Preparation	137

11.3.1 Sample Support	137

11.3.2 Estimation Domain Statistics	137

11.4 Spatial Analysis & Variography	140

11.4.1 Variogram Analysis	140

11.5 Block Model	142

11.6 Search Neighborhood Parameters	143

11.7 Estimation	143

11.7.1 Domain	143

11.7.2 Grade	144

11.7.3 Density	144

11.7.4 Moisture	144

11.7.5 Slope	144

11.8 Validation	145

11.9 Sensitivity Testing	146

11.10 Multi-Factor Scorecard Modeling	148

11.11 Mineral Resource Estimate Classification	151

11.11.1 Nodule Cut-Off Abundance	153

11.11.2 Mining & Metallurgical Methods & Parameters	154

11.11.3 Reasonable Prospects for Economic Extraction	156

11.12 Initial Assessment Summary	157

11.13 Risks	157

12. Mineral Reserves Estimates	164

13. Mining Methods	165

14. Processing & Recovery Methods	166

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

15. Project Infrastructure	167

16. Market Studies	168

17. Environmental Studies, Permitting & Plans, Negotiations, or Agreements with Local Individuals or Groups	169

18. Capital & Operating Costs	170

19. Economic Analysis	171

20. Adjacent Properties	172

20.1 Moana Minerals Limited	172

20.2 Cobalt Seabed Resources Limited	173

21. Other Relevant Data & Information	174

22. Interpretation & Conclusions	175

23. Recommendations	177

24. References	180

25. Reliance on Information Provided by the Registrant	184

26. Forward-Looking Statement	185

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

List of Tables

Table 1-1: Status of CIC’s license	16

Table 1-2: Mineral Resource statement at nodule abundance cut-off of 13 kg/m2	19

Table 1-3: Initial assessment summary for the CIC polymetallic nodule project	20

Table 1-4: Proposed Phase 1 and 2 expenditures in USD	24

Table 3-1: Status of CIC’s license	29

Table 5-1: Summary of historical sample type by year	38

Table 5-2: JICA-MMAJ navigation systems	39

Table 6-1: Chemical compositions of nodules from different areas of the global ocean	42

Table 7-1: MV Seasurveyor vessel characteristics	53

Table 7-2: MV Anuanua Moana vessel characteristics	55

Table 7-3: Summary of nodule abundance and geochemistry data collected by BC samplers	73

Table 7-4: Summary of nodule abundance and geochemistry data collected by FFG samplers	79

Table 8-1: Summary of the sampling tools and their sampling areas	93

Table 8-2: Summary of the analytical methods performed at ALS Brisbane	93

Table 8-3: ME-XRF26s analytes, units, and detection limits	94

Table 8-4: ME-MS81 analytes, units, and detection limits	94

Table 8-5: ME-GRA05 and OA-GRA05g analytes, units, and detection limits	94

Table 8-6. Nodule minimum moisture content, measured at ALS Brisbane using method OA-GRA05g	95

Table 8-7: Primary sample quality assessment designators and ranking	106

Table 8-8: Primary sample quality assessment comparison	107

Table 8-9: CGL-131 certified values and standard deviations for CoO, CuO, MnO and NiO	115

Table 8-10: Performance summary of the Exp 4 Ryco 820 scales’ reference weight data	118

Table 8-11: Second-split repeat pair data performance summary for selected analytes	121

Table 8-12: Third-split repeat pair data performance summary for selected analytes	123

Table 8-13: Summary of QA/QC review of the CIC data considering an Inferred classification	124

Table 8-14: Historical data quality assessment summary	124

Table 10-1: Metallurgical bench test results to date	131

Table 11-1: Summary statistics of abundance estimation domains	138

Table 11-2: Summary statistics of geochemistry domains	138

Table 11-3: Abundance variogram parameters	140

Table 11-4: Variogram parameters for Cu, Mn, Ni, Co, and Fe	141

Table 11-5: Block model description	143

Table 11-6: Search neighborhood parameters	143

Table 11-7: Estimated block summary statistics	144

Table 11-8: Mean comparison of sample and estimate block grades	146

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Table 11-9: Comparison of mean abundance block grade	147

Table 11-10: Comparison of mean abundance block grade	148

Table 11-11: Data quality multi-factor rankings applied to the samples	148

Table 11-12: Weighting system used to determine overall score	149

Table 11-13: Mineral Resource statement at nodule abundance cut-off of 13 kg/m2	152

Table 11-14: Sensitivity of tonnes and grade at cut-off abundances of 8, 10, 12, 13, and 15 kg/m2	153

Table 11-15: Parameters of conceptual nodule collector	155

Table 11-16: Average LOM commodity prices. From AMC Consultants (2025)	156

Table 11-17: Initial assessment summary for the CIC polymetallic nodule project	157

Table 11-18: Risk assessment criteria	158

Table 11-19: List and analysis of risks	160

Table 23-1: Proposed Phase 1 and 2 expenditures in USD	179

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

List of Figures

Figure 1-1: EL1 Project location	16

Figure 3-1: EL1 Project location	28

Figure 4-1: Bathymetric map of the Project area	34

Figure 5-1: Historical samples within the Project area	37

Figure 5-2: Standard survey station layout used by JICA	38

Figure 5-3: Standard station sampling layout used by JICA	39

Figure 5-4: Cook Islands nodule sampling expeditions	40

Figure 6-1: Fe-Mn crust and nodule samples collected from around the world	41

Figure 6-2: Tectonic setting of the Cook Islands EEZ and surrounding seabed	42

Figure 6-3: Volcanic chains and hotspot tracks	43

Figure 6-4: Schematic of ocean currents in and near the EEZ	44

Figure 6-5: Seabed geomorphology for the Cook Islands and surrounds	46

Figure 6-6: Stratigraphic column from gravity cores collected by JICA-MMAJ in the 16-159 Area	47

Figure 6-7: Sub-bottom profiles from (JICA-MMAJ, 2001)	48

Figure 6-8: Nodule section showing a couple of shark teeth as nuclei surrounded by concentric growth bands	49

Figure 6-9: (a) Schematic illustrating the formation of Mn-oxides and Fe-oxyhydroxides	52

Figure 7-1: Samples collected in CBG04	54

Figure 7-2: Samples collected in CBG01	54

Figure 7-3: Ship track for Exp 2, including dredge lines (light green) and ROV track (dark green)	55

Figure 7-4: Sample distribution and nodule abundance for Exp 4 Leg 1	57

Figure 7-5: Multicore locations, Exp 4 Leg 2	57

Figure 7-6: Original BX-635 BC design used in 2022	60

Figure 7-7: Examples of nodules photographs taken offshore	62

Figure 7-8: Recovered FFG sampler on deck	63

Figure 7-9: Example of nodule samples from an FFG launch during Exp 3	64

Figure 7-10: MC-400 multicorer recovered to deck with samples	65

Figure 7-11: Benthic sled unloading nodules on the back deck	66

Figure 7-12: ROV launching on starboard side of the MV Anuanua Moana during Exp 2	67

Figure 7-13: Bathymetric (50 m resolution) data collected within CBG04	68

Figure 7-14: Backscatter (50 m resolution) data collected within CBG04	68

Figure 7-15: Slope map displaying areas with a slope >10°	69

Figure 7-16. Interpreted seafloor geomorphology	70

Figure 7-17: BTM-derived geomorphological domains (Morgan, 2024)	71

Figure 7-18: Geological interpretation of the bathymetric and backscatter data	72

Figure 7-19: Map of BC nodule geochemistry within CGB04: surface abundance, Co, Cu, Fe, Mn, and Ni	76

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Figure 7-20: Map of BC nodule geochemistry within CGB01:	77

Figure 7-21: Back deck images of (A) BC051 sample surface	78

Figure 7-22: Nodule size distribution in CBG4 West	80

Figure 7-23: Nodule size distribution in bulk sample DR001	80

Figure 7-24: Nodule size distribution for CBG04 East, FFG samples from Exp 3	81

Figure 7-25: Nodule descriptors used by CIC	81

Figure 7-26: Modelled examples of nodule morphologies and textures.	81

Figure 7-27: Nodule morphologies	82

Figure 7-28: Distribution of nodule morphologies in CBG04 by the end of Exp 3	83

Figure 7-29: Screenshot of ROV footage showing a high-abundance nodule field	83

Figure 7-30: Box-and-whisker plot of soil strength results from Exp 1 in western CBG04	85

Figure 7-31: Box-and-whisker plot of soil strength results from Exp 4 in eastern CBG04	85

Figure 7-32: Remolded soil strength measured during Exp 4 Leg 1, in eastern CBG04	86

Figure 8-1: Removing surface nodules and sediment from BC samples	87

Figure 8-2: FFG basket in the cradle, ready to dump the nodule sample into the bucket below	88

Figure 8-3: Nodule processing on the MV Seasurveyor back deck	89

Figure 8-4: Sample photography of BC052, from BC sample surface (left)	90

Figure 8-5: Offshore weighing of a sample during Exp 4 using the Ryco 820 scale (left)	92

Figure 8-6: Workshop container on the MV Seasurveyor, with sample buckets in storage	96

Figure 8-7: CIC’s processing laboratory in Rarotonga	97

Figure 8-8: Samples from Exp 4 Leg 1 inside the refrigerated container by the Processing Laboratory	97

Figure 8-9: Flowchart of RSC’s QA review process	99

Figure 8-10: Passive heave compensator on the back deck of the MV Seasurveyor	102

Figure 8-11. Example of camera locations vs. ship locations during operations	105

Figure 8-12: Video still of seafloor (A) and on-deck top shot (B) for BC021	106

Figure 8-13: Exp 4 – 5,000-g calibration weight results	111

Figure 8-14: Exp 4 – 2,000-g calibration weight results	111

Figure 8-15: RDP plots of second-split repeat samples for CoO (A), CuO (B), MnO (C) and NiO (D)	112

Figure 8-16: PUL-21 sizing test results	113

Figure 8-17: RDP plots of third-split repeat samples for CoO (A), CuO (B), MnO (C) and NiO (D)	114

Figure 8-18: Control plot CGL-131 CoO results. Certified value in purple and +/- 1 standard deviation in green	116

Figure 8-19: Control plot CGL-131 CuO results. Certified value in purple and +/- 1 standard deviation in green	116

Figure 8-20: Control plot CGL-131 MnO results	116

Figure 8-21: Control plot CGL-131 NiO results. Certified value in purple and +/- 1 standard deviation in green	117

Figure 8-22: Scatter plot (left) and QQ plot (right) of second-split repeat pair CoO data	120

Figure 8-23: Scatter plot (left) and QQ plot (right) of second-split repeat pair CuO data	120

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Figure 8-24: Scatter plot (left) and QQ plot (right) of second-split repeat pair MnO data	120

Figure 8-25: Scatter plot (left) and QQ plot (right) of second-split repeat pair NiO data	121

Figure 8-26: Scatter plot (left) and QQ plot (right) of second-split repeat pair CoO data	122

Figure 8-27: Scatter plot (left) and QQ plot (right) of second-split repeat pair CuO data	122

Figure 8-28: Scatter plot (left) and QQ plot (right) of second-split repeat pair MnO data	122

Figure 8-29: Scatter plot (left) and QQ plot (right) of second-split repeat pair NiO data	123

Figure 11-1: Abyssal plains mapped by SBMA	134

Figure 11-2: Estimation domains for nodule abundance	135

Figure 11-3: Outline of the region with increased Ni grade	136

Figure 11-4: Histogram of High Abundance estimation domain (left)	138

Figure 11-5: Histogram of Co (left) and Cu (right) estimation domains.	139

Figure 11-6: Histograms of Fe (left) and Mn (right) estimation domains	139

Figure 11-7: Histogram of Ni estimation domains	139

Figure 11-8: Experimental semi-variogram models for High Abundance domain	140

Figure 11-9: Experimental semi-variogram models for Co (left) and Cu (right)	141

Figure 11-10: Experimental semi-variograms models for Fe (left) and Mn (right)	142

Figure 11-11: Experimental semi-variograms models for Ni	142

Figure 11-12: Contact analysis plots	144

Figure 11-13: Plan view of estimated block grades and sample data for abundance	145

Figure 11-14: Swath plots comparing sample (blue) and estimated (red) abundance grades	146

Figure 11-15: Scatter plot comparing block abundance grade	147

Figure 11-16: Plan view of estimated multi-factor scorecard	150

Figure 11-17: Abundance block model defining the Inferred Mineral Resource within the CIC Project area	152

Figure 11-18: Conceptual design of the nodule harvesting system, from CIC Limited (2024)	155

Figure 11-19: RSC’s risk score matrix	159

Figure 20-1: Map of licenses and reserved areas in the Cook Islands EEZ	172

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Acronyms

°C	degrees Celsius

2D	two-dimensional

3D	three-dimensional

µm	micrometer

AD	armed dredge

Ag	silver

Al	aluminum

As	arsenic

AusIMM	Australasian Institute of Mining and Metallurgy

AUV	autonomous underwater vehicle

Ba	barium

BC	box core

BGRIMM	Beijing General Research Institute for Mining and Metallurgy

BS	benthic sled

BSE	backscattered electron mode

Ca	calcium

CBG	continuous block group

CCD	carbonate compensation depth

CCOP/SOPAC	Committee for Coordination of Joint Prospecting for Minerals Resources in South Pacific Offshore Areas

CCZ	Clarion-Clipperton Zone

Cd	cadmium

Ce	cerium

CIC	CIC Limited

CIPA	Cook Islands Port Authority

CO	carbon monoxide

Co	cobalt

CPGeo	Chartered Professional Geologist

Cr	chromium

CRM	certified reference material

Cs	cesium

CSR	Cobalt Seabed Resources Limited

CTD	conductivity, temperature, depth

Cu	copper

CV	coefficient of variation

DGPS	differential global positioning system

DQO	data quality objective

DVL	doppler velocity logger

Dy	dysprosium

E1L2	Expedition 1, Leg 2

eDNA	environmental DNA

EEZ	exclusive economic zone

EIA	environmental impact assessment

EL1	Exploration License 1

ENSO	El Niño–Southern Oscillation

Er	erbium

ERS 1	Environmental Research Survey 1

Eu	europium

Exp 1	Expedition 1

Exp 2	Expedition 2

Exp 3	Expedition 3

Exp 4	Expedition 4

Fe	iron

FFG	freefall grab

FS	Feasibility Study

g	grams

Ga	gallium

GCS	geographic coordinate system

Gd	gadolinium

GPS	global positioning system

GSR	Global Sea Mineral Resources

Hf	hafnium

Ho	holmium

ICI	Infrastructure Cook Islands

ICP-AES	inductively coupled plasma atomic emission spectroscopy

ICP-MS	inductively coupled plasma mass spectrometry

ISA	International Seabed Authority

ISO	International Organization for Standardization

JICA	Japan International Cooperation Agency

K	potassium

KE	kriging efficiency

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

ka	thousand years ago

kg	kilogram

kHz	kilohertz

km	kilometer

kyr	thousand years

L	liter

La	lanthanum

LARS	launch and recovery system

LC	long core

LED	light-emitting diode

LOI	loss on ignition

LOQ	limit of quantification

Lu	lutetium

m	meter

Ma	million years ago

MBES	multibeam echosounder

MC	multicore

MFES	multi-frequency exploration system

Mg	magnesium

mi	miles

ml	milliliter

mm	millimeter

MMAJ	Metal Mining Agency of Japan

MML	Moana Minerals Limited

Mn	manganese

Mo	molybdenum

MRE	mineral resource estimate

Mt	megaton

MV	motor vessel

myr	millions of years

Na	sodium

Nb	niobium

Ni	nickel

NNSS	Navy Navigation Satellite System

NOAA	National Oceanic and Atmospheric Administration

OML	Ocean Minerals, LLC

O	oxygen

P	phosphorous

Pb	lead

PFS	Pre-Feasibility Study

Pr	praseodymium

QA	quality assurance

QAT	quality assurance testing

QC	quality control

QEMSCAN	quantitative evaluation of minerals by scanning electron microscopy

QP	Qualified Person

QQ	quantile-quantile

Rb	rubidium

RBF	radial basis functions

RC01	Research Cruise 1

REEs	rare earth elements

REY	rare earth elements and yttrium

RL	reduced level

RMSCV	root mean square coefficient of variation

ROV	remotely operated vehicle

RPEEE	reasonable prospects for eventual economic extraction

rpSEP	Research Permit for small Environmental Programs

RSC	RSC Consulting Ltd

SBMA	Seabed Minerals Authority

SD	standard deviation

SEC	South Equatorial Current

SEM	scanning electron microscope

S	sulfur

Sc	scandium

Si	silicon

Sm	samarium

Sn	tin

SOP	standard operating procedure

Sr	strontium

SVP	sound velocity profiler

t	tonne

Ta	tantalum

Tb	terbium

Th	thorium

Ti	titanium

Tl	thallium

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Tm	thulium

TMS	tether management system

TRS	Technical Report Summary

U	uranium

USBL	ultra-short baseline

UTM	Universal Transverse Mercator

V	vanadium

W	tungsten

XRD	X-ray diffraction

XRF	X-ray fluorescence

Y	yttrium

Yb	ytterbium

Zn	zirconium

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

1. Executive Summary

CIC Limited (the Company, CIC, or the Registrant) is completing exploration work on the EL1 property (the Property), located in the EEZ of the Cook Islands in the South Pacific Ocean. This Initial Assessment and Technical Report Summary (TRS or Report) was prepared for CIC by RSC Consulting Ltd (RSC). The purpose of this Report is to support CIC’s disclosure of a Mineral Resource Estimate (“MRE”) for the EL1 property, effective as of December 31, 2025, for use in CIC’s fiscal year 2026 disclosures. No Mineral Reserve estimate is reported in this Report. This TRS has been prepared in accordance with the U.S. Securities and Exchange Commission’s (SEC) Subpart 1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations and Item 601(b)(96) of Regulation S-K, Technical Report Summary.

All currency amounts are in United States dollars (USD) unless otherwise stated.

The effective date of this TRS report is December 31, 2025. RSC confirms that there are no known material changes impacting the MRE.

The interpretations and conclusions reached in this Report are based on current scientific understanding and the best evidence available to RSC at the time of writing. It is the nature of all scientific conclusions that they are founded on an assessment of probabilities and, however high the probabilities might be, make no claim for absolute certainty.

The ability of any person to achieve forward-looking production and economic targets depends on numerous factors beyond RSC’s control and that RSC cannot anticipate. These factors include, but are not limited to, site-specific mining and geological conditions, management and personnel capabilities, availability of funding to properly operate and capitalize the operation, variations in cost elements and market conditions, developing and operating the mine efficiently, unforeseen changes in legislation, and new industry developments. Any of these factors may substantially alter the performance of any mining operation.

1.1 Property Description & Ownership

The Project is located within the economic exclusion zone (EEZ) of the Cook Islands, in the South Pacific Ocean (Figure 1-1). While the Project is confined to the boundary of EL1, the Project is part of a wider known deposit of polymetallic nodules found within the Cook Islands EEZ. The Project is located on the seabed, more than 5,000 m below sea level.

The Project is centered at 17.5° S latitude and 160.5° W longitude (WGS 84), which is 261 miles (420 km) north from Rarotonga, Cook Islands, 105 miles (170 km) north from Aitutaki, Cook Islands, and ~2,300 miles (3,700 km) northeast from Wellington, New Zealand. While the Project is confined to the boundary of EL1, which covers an area of 81,678 mi2 (211,545 km2), the Project is part of a wider known deposit of polymetallic nodules found within the Cook Islands’ EEZ.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

EL1 was granted to CIC Limited, a Cook Islands registered company whose primary shareholder is CIC LLC, a Florida Limited Liability Company, on 23 February 2022 by the Seabed Minerals Authority (SBMA) on behalf of the Cook Islands Government (Table 1-1). The exploration license (EL) is valid for a term of five years and expires on 23 February 2027. An application for license renewal can be made at least 90 days before the expiry of the license in line with Section 63 of the Seabed Minerals (Exploration) Regulations (Seabed Minerals (Exploration) Regulations, 2020). -1

Figure 1-1: EL1 Project location.

The license area comprises 2,592 5’ x 5’ blocks, grouped into ten Contiguous Block Groups (CBG) (Figure 1-1).

Table 1-1: Status of CIC’s license.

License	License Name	Ownership	Commodities	Grant Date	Expiry Date	Size (mi2)
EL1	Exploration License 1	CIC	Polymetallic nodules	23 February 2022	23 February 2027	81,678

The conditions for CIC’s exploration license EL1 include a relinquishment schedule as follows:

•	20% of the total license area must be relinquished after 3 years of exploration activities.

•	Up to an additional 40% of the total license area must be relinquished by the end of the 5-year license period.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

The first relinquishment is currently being negotiated between CIC and SBMA. Relinquishment of an area less than the proposed relinquishment area in the schedule by the stated times is possible and will be subject to discussion between CIC and SBMA.

1.2 Geology & Mineralization

Polymetallic nodules are part of a spectrum of ferromanganese precipitates that are found throughout the world’s oceans. The Cook Islands are distinctive in having relatively ancient and stable ocean crust, coupled with very low-modelled net export of organic material to the seabed, and the interpreted influence of a long-lived deep-water ocean current.

Most of the Project area consists of relatively flat abyssal plains, with sea knolls, seamounts, depressions, hills, valleys, and horst-and-graben structures scattered across the area.

Polymetallic nodule abundance and element grades vary throughout the Project area. ‘Nodule abundance’ is the term used to describe the number of nodules found in a given sample area; it is measured in kilograms per square meter because nodules typically form on the seabed as a single layer, several centimeters thick, so are, in effect, a two-dimensional deposit. The nodule abundance in the Project ranges from 0.0–48.0 kg/m2, with an average abundance of 17.7 kg/m2. Nodule abundance is typically higher in areas of abyssal plains compared to other parts of the seafloor.

Polymetallic nodules in the Cook Islands are geochemically unique, compared to other deposits, due to their low Mn/Fe ratio and elevated Co grades. The average Mn/Fe ratio is 0.92, which indicates that the nodules are formed via hydrogenetic processes. This is supported by nodule morphology (relatively smooth texture), and the low number of buried nodules recovered — most nodules are found on the surface of the seabed.

1.3 Status of Exploration

CIC has conducted exploration across two of the ten contiguous block groups (CBGs), including CBG01 and CBG04. Most exploration work has been conducted in CBG04, with sample spacing based on an 11-km dice-five grid. All ten CBGs were sampled historically (pre-2000).

Since 2022, CIC has conducted four expeditions. CIC used box core (BC), freefall grab (FFG), multicore (MC), and benthic sled (BS) sampling tools to collect polymetallic nodule samples, supported by both remotely operated vehicle (ROV) and autonomous underwater vehicle (AUV) surveys.

Geotechnical work was conducted during Exp 1 and Exp 4, mainly shear vane measurements of seafloor sediment shear strength as observed in the BC samples. Other geotechnical work on Exp 4 Leg 1 subcores was subsequently undertaken onshore, but not yet fully reported on.

No hydrogeological studies have been conducted on the Project.

Further details are discussed in section 7 of this TRS.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

1.4 Mineral Resource Estimate and Initial Assessment

A Mineral Resource Estimate (MRE) for the Project is summarized in Table 1-2. The data informing the MRE consists of declustered samples collected by JICA, as well as BC and FFG samples collected by CIC during Exp 1, Exp 3, and Exp 4. All sample coordinates were transformed into a custom reference system using Lambert azimuthal equal-area projection, with the origin at 160°W, 16°S. The reprojection is necessary as the Project extends across two different Universal Transverse Mercator (UTM) zones. The reduced level (RL) was set to 0. No corrections were applied to either the geochemical or the nodule abundance data. In RSC’s opinion, the quality of the data set provided by CIC is fit for purpose and suitable for use in the mineral resource estimation.

The MRE has been prepared and reported in accordance with Item 1300 of Regulation S-K (Subpart 229.1300) under the United States Securities and Exchange Commission (SEC). The Mineral Resource category of Inferred Mineral Resource used in this Report follows the definitions set out in §229.1300 Definitions. The estimation methodology and classification criteria have been reviewed by RSC and are consistent with the requirements of S-K 1300, including the criteria set forth in §229.1302(d)(1). The MRE classification is based upon an assessment of geological understanding of the deposit, geological and grade continuity, BC and FFG sample spacing, QC results, search and interpolation parameters, and an analysis of available density information. The Inferred Mineral Resource has not been significantly extrapolated beyond the limits of the samples collected.

Confidence in the estimate of Inferred Mineral Resources is not sufficient to allow the results of the application of any technical and economic parameters to be used for detailed mine planning as part of either pre-feasibility or feasibility studies.

The MRE has an effective date of December 31, 2025 and has been reported at a cut-off of 13 kg/m2 nodule abundance, which was selected based on the consideration of previous studies of comparable deposits and assumed mining parameters. The MRE tonnage is stated as wet tonnes, and no material has been classified as Indicated or Measured mineral resources.

Geological evidence is sufficient to imply but not verify geological and grade continuity. The MRE is based on exploration, sampling, and assaying information gathered through appropriate techniques from BC and FFG sampling.

The consideration of modifying factors, in particular seafloor slope, has been considered in the classification of the Mineral Resources.

In general, it is reasonably expected that a portion of the Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration by CIC. For the CBG04 E area, closer-spaced BC sample data and higher-resolution multibeam data are available. Upgrading the Inferred Mineral Resources within the CBG04 E area to Indicated Mineral Resources might be feasible once the geochemical data for the samples collected in this area have been received. Future work throughout EL1 should seek to decrease sample spacing, to improve geological evidence to verify geological continuity (including bathymetric survey of the entire license area), and to decrease waste components of the model.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Table 1-2: Mineral Resource statement at nodule abundance cut-off of 13 kg/m2 with an effective date of December 31, 2025.

Resource Classification	Abundance (wet) kg/m2	Nodules (wet) Mt	Metal Grade					Metal Content
			Co (%)	Cu (%)	Fe (%)	Mn (%)	Ni (%)	Co (kt)	Cu (kt)	Fe (kt)	Mn (kt)	Ni (kt)
Inferred	19.9	1,950	0.46	0.19	17.8	15.7	0.33	7,000	3,000	290,000	256,000	5,000

Notes:

1.	Mineral Resources are reported using definitions set out in Regulations S-K 1300 and have an effective date of December 31, 2025.
2.	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.
3.	The third-party firm responsible for the MRE is RSC.
4.	Numbers have been rounded as required by reporting guidelines and may result in apparent summation differences.
5.	The estimate of tonnes and abundance is contained within the Exploration License 1 (EL1) area.
6.	Abundance is the wet weight (kilograms) of polymetallic nodules per square meter.
7.	The estimate of tonnes and abundance is provided at a cut-off of 13 kg/m2.
8.	The metal content has been estimated using dry nodule tonnes. Dry nodule tonnage was estimated using the average moisture content of 25%.
9.

The estimate is reported where the modifying factor of slope has been considered, and the proportion of slope >10° is applied locally to each block in CGB04, where bathymetric data are available. The estimate is restricted to areas of inferred abyssal plains and excludes known seamounts.

1.4.1 Cut-Off Abundance & RPEE

The MRE has been reported at a cut-off of 13 kg/m2 nodule abundance. This cut-off abundance was selected based on the consideration of previous studies of comparable deposits (Tay et al., 2023b), as well as considering assumed mining parameters with respect to reasonable prospects for economic extraction (RPEE).

CIC is yet to conduct an economic assessment due at this stage of the project. In order to determine RPEE, RSC has assessed economic assessments from comparable projects and the proposed mining parameters including a project production rate of 259 t/hr, a 16-m wide collector, harvesting nodules at a rate of 0.4 m/s and an efficiency of 75–90%, which would require a nodule abundance of 12–15 kg/m2.

The controls on mineralization are consistent across the Project area and fit in with the wider EEZ geological framework. At deposit scale, RSC did not identify any sub-populations in the metal grades. Variations in nodule abundance were identified, with an area of high abundance associated with a north–south trend in the north, and a northeast trend in the south of the Project area.

Experimental semi-variograms were modelled with relatively low–moderate g0 values and two-spherical structures. All variograms display reasonable structure for global estimation and are compatible with the classification of Inferred Mineral Resources. A block size of 50 km × 50 km was selected for estimation, based on sample spacing and existing mineral resource models. Sub-blocking of 25 km × 25 km and 12.5 km × 12.5 km was applied to gain a better definition of the license boundary and of the geomorphological domain, and the tighter sample spacing in CBG04. Estimation was done using ordinary kriging. Validation methods included visual review and comparison of means as well as validation plots. Sensitivity testing through variance of the parameter settings found the estimate to be robust. A multi-factor scorecard was also applied to data quality to support the classification of the estimate.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

The MRE is supported by consideration of potential minerals harvesting (mining) and metallurgical processing methods. In assessing the reasonable prospects for economic extraction (RPEE), RSC has considered conceptual mining, metallurgical, and economic parameters as well as environmental and social aspects. Further details are disclosed in section 11 of this TRS.

1.4.2 Initial Assessment Summary

RSC has conducted an Initial Assessment of the CIC polymetallic MRE reported in this TRS to determine its economic potential. The results are summarized in Table 1-3. As the Project is still at an early stage, neither an economic and cash flow analysis nor cash flow analysis have been completed on the MRE disclosed in this TRS. However, RSC has completed a high-level preliminary technical and economic study of the economic potential of either all or parts of mineralization to support the disclosure of Mineral Resources.

Table 1-3: Initial assessment summary for the CIC polymetallic nodule project.

Factor	Initial Assessment
Site Infrastructure	The project is located in the middle of the Cook Islands EEZ and ~5,000 m below the sea surface. Therefore, all exploration and potential extraction occur from vessels. The vessels have their own power and water supplies and provide accommodation for all crew. Access to the Project is through the waters of the Cook Islands rather than access roads.

Mine Design & Planning	Any future mining would take place from production and support vessels. Mining would occur on the surface of the seafloor. CIC has not conducted a scoping study or preliminary economic assessment to design a mine plan, but is working with Boskalis to develop concept nodule collectors. The current nodule collector designed is assumed to operate at a production rate of 259 t/h.

Processing Plant	Currently, no polymetallic nodule project has reached extraction; therefore, no processing plants to handle polymetallic nodules are in operation. New processing plants would have to be designed and built, or existing facilities would need to be repurposed. CIC has conducted initial metallurgical test work, is reviewing a hydrometallurgical and a combined pyrometallurgical/hydrometallurgical flowsheet and is looking at ways to optimize the process to have the lowest environmental impact.

Environmental Compliance & Permitting	The Seabed Minerals (Minerals Harvesting and Other Mining) Regulations (2024) have been formally enacted and establish the regulatory framework for minerals harvesting and other mining activities under the Seabed Minerals Act (2019). However, no commercial harvesting or mining activities have been authorized or commenced to date.

Other Relevant Factors	For activities including (trial) mining and mineral harvesting, CIC needs to undertake an environmental risk assessment, environmental scoping exercise and EIA, and provide an Environmental Impact Statement (EIS), Environmental Management System including an Environmental Management and Monitoring Plan (EMMP), and closure plan. Environmental and compliance permitting is managed by the National Environment Services and the Seabed Minerals Authority.

Capital Costs	Due to the nature of mineralization, no tailings will be produced during nodule harvesting. Any seawater collected during the harvesting process will be returned to the sea.

Operating Costs	It is the opinion of RSC that all material information has been stated in the above sections of this TRS.

Economic Analysis	No capital costs have been estimated for the Project.

1.5 Conclusions & Recommendations

1.5.1 Conclusions

RSC has completed an MRE for CIC’s polymetallic nodule project within EL1. RSC has reviewed the available data, including historical sampling collected by JICA, samples collected by CIC, SOPs and QC data.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

RSC conducted a data quality review (section 8). Issues with the FFG location data were identified, with malfunctioning GPS units and the ship’s logged coordinates averaging ~1,400 m away from the planned station. Early issues with BC sampling (e.g. premature triggering during Exp 1) were addressed, and a passive heave compensator was used during later expeditions to minimize the impact of the vessel’s motion. Sampling equipment included a video camera that recorded the moment of sampling; RSC reviewed the video footage to assess the quality of the primary sample.

Polymetallic nodule abundance and element grades vary throughout the Project area. The average nodule abundance in the Project is 17.7 kg/m2. The nodules found in the Cook Islands are geochemically unique compared to other nodule deposits due to their low Mn/Fe ratio and elevated Co grades. The average Mn/Fe ratio is 0.92, which indicates that the nodules are formed via hydrogenetic processes. This is supported by nodule morphology (relatively smooth texture), and the low number of buried nodules recovered – most nodules are found on the surface of the seabed.

RSC estimated nodule abundance and elemental concentrations were estimated using ordinary kriging. A range of block sizes and search parameters were assessed and optimized. A range of sensitivity testing was performed which indicated the estimation was sound and robust. The Mineral Resource has been classified following S-K 1300 definitions and the accompanying TRS has been prepared in accordance with the U.S. Securities and Exchange Commission’s (SEC) Subpart 1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations and Item 601(b)(96) of Regulation S-K, Technical Report Summary. The classification of the resource is based on sample quality, confidence in geological understanding, and on the quality of the estimate itself, as broadly determined during the validation process. Based on the review of all the data and information provided, RSC considers the quality of the data to be fit for the purpose of classifying an Inferred Mineral Resource for the Project.

RSC as part of an Initial Assessment is of the opinion that the Inferred Mineral Resource classification is appropriate based on the informing data and underlying understanding of the mineralization and nodule abundance within the EL1 area at this stage of the Project. Furthermore, RSC is of the opinion that the EL1 area is of sufficient grade, quantity, and coherence to have RPEE at this stage of the Project development. Further work is required, particularly additional sampling at a closer spacing, to enable detailed interpretation of domaining of the mineralization to inform advanced mine studies and economic evaluation.

RSC is of the opinion that the exploration potential for the Project is high. The combination of favorable polymetallic nodule abundances and successful sample results to date from past expeditions, confirm the prospectivity of the area for discovery of additional mineral resources and eventual conversion of Inferred mineral resources to Indicated and Measured mineral resources after future sampling programs.

1.5.2 Recommendations

The exploration potential for polymetallic nodules in the Cook Islands EEZ is significant, especially within EL1, as indicated by exploration by JICA and CIC. CIC’s exploration efforts to date have focused predominantly on CBG04. Continued exploration through image surveys, and additional sampling, could provide the basis for eventually upgrading (a portion of) the Inferred Mineral Resources to Indicated and Measured Mineral Resources.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

The remaining CBGs remain largely unexplored by CIC and modern sampling processes. Additional exploration, particularly bathymetric mapping and infill sampling of the entire license area, should be prioritized by CIC.

RSC recommends the following actions are completed to support the ongoing Mineral Resource evaluation and expansion and to support future mining and economic studies (i.e. Scoping Study or Preliminary Economic Study) for the Project:

•

Undertake additional exploration (BC sampling, bathymetric mapping, ROV/AUV surveying, etc.) to further test the extent and continuity of polymetallic nodules mineralization. This includes testing parts of the EL1 area that are currently untested.

•	Endeavor to upgrade the MRE once;

○	CIC has received the Exp 4 analytical data.

○	CIC has completed its 2026 exploration season and all analytical results for the samples collected during 2026 have been received.

•	Design and create a fit-for-purpose database to ensure efficient, secure, and organized management of the exploration data.

•	Conduct additional ROV work to further validate nodule abundance continuity, covering representative sections of the license area.

•	Update sampling method and procedure documents to prescriptive SOPs that include references to the DQO and cover applicable QC procedures.

○

Add thresholds regarding the acceptable levels of variance in reference weight data to the SOPs. Also provide instructions for the operators regarding what steps to undertake if the reference weight data exceed the thresholds.

•

To send any sample that will be used to support a MRE in its entirety to the laboratory for splitting. This minimizes the introduction of additional variance or bias during the sample splitting stages. If this is undesirable due to the risk of losing an entire sample in transit, fit-for-purpose crushing and splitting equipment and procedures should be used to crush and split the samples prior to submission to the laboratory.

•

Using the entire sample to capture wet density, dry density and moisture content data, as this avoids having to split the sample before submission to the laboratory. RSC recommends the following process.

○	Capturing the wet weight of the entire nodule sample directly after the nodules have been collected from the core box, cleaned and allowed to drip-dry.

○

Sending the entire sample to the geochemical laboratory where the sample is dried in its entirety to determine the moisture content. The dry weight of the sample can subsequently be used to calculate the dry density of the nodules by using the sample volume of the entire sample that was determined at either CIC’s onboard or onshore laboratory.

○	Having the dried samples crushed and split by the laboratory.

If CIC prefers splitting the sample before sending it to the laboratory, RSC recommends equipping the vessel with an industrial oven so that the entire sample can be dried onboard the vessel after the volume determination process has been completed, but before crushing and splitting the sample at CIC’s onboard or onshore laboratory. The dry weight of the entire sample captured by CIC can subsequently be used to calculate the moisture content and dry density of the sample.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

•

To avoid introducing bias in the geochemistry data by also including the buried nodule component when submitting samples to the laboratory for analysis. This can be done by either combining the surface and buried nodule components after the surface and buried samples have been processed separate at CIC’s laboratories, but before submission to the geochemical laboratory, or by submitting the surface and buried nodules sample for geochemical analysis separately. In case of the latter, the geochemical composition of the entire sample can be back calculated using the surface and buried nodule sample weights.

•

Improve the volume determination process by (also) determining the sample volume on shore. This is particularly relevant for small samples. This recommendation is based on the assumption that the nodules do not break into small pieces during storage and transport.

•

Introduce strict sample security and sample custody procedures to protect the integrity of the sample. This is to avoid specific nodules from being collected by third parties, possibly biasing the sample.

•	Collect sample weight repeat data to test the repeatability of the scales.

•	Although not critical for this TRS reports, RSC recommends an independent QP partakes in at least one cruise every exploration season as this will improve the independent nature of future reports.

•

Design and create a purpose-built photo station, with a shroud and remote camera operation to improve the quality of the sample photographs (particularly for BC samples) taken on deck. The shroud should reduce glare and shadows on the sample.

•

Conduct XRF mapping and mineralogical studies of nodules to better understand the mineralogical make-up and internal structure of the nodules. This work can be completed during Phase 2 of the recommended exploration program (Table 23-1)

•	Submit at least 30 blind second-split repeat samples for analysis to have sufficient data for a fit-for-purpose statistical analysis.

•	Submit at least 30 blind pulp repeat samples for analysis to be able to independently assess the consistency of the third-split process.

•	Submit at least 30 blind CRM samples of one type for analysis, to allow for the statistically significant assessment of the CRM results.

•	Submit at least 30 pulp samples to another geochemical laboratory for umpire testing.

•	Conduct a sample spacing analysis to identify the sample spacing requirements to target higher-confidence mineral resources.

•

Ensure all sampling tools are equipped with working video equipment (including appropriate cameras and lights) to collect high quality videos of the sampling process that can be used to assess the quality of the sampling process and to quantify the sample recovery. One of the cameras ideally captures the sampling footprint on the seafloor before the sample is taken as this will allow for improving the primary sample quality assessment procedure.

•	If available, validate historical samples through the submission of verification samples to the laboratory.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

•	Conduct additional metallurgical test work to better understand the metallurgical properties of the mineralization.

•	Draft a conceptual mining and processing plan to better constrain the cost and limitations of the mining and processing methods.

RSC recommends the following plan of work (Table 23-1), broken down into two phases of work, where the Phase 2 program is contingent on the results of the Phase 1 program. Estimated costs are in USD.

Table 1-4: Proposed Phase 1 and 2 expenditures in USD.

Phase	Field	Details	Estimated Cost (USD)
1	Mineral Resource	Pending assay results from 2025 sampling, upgrade resource to Indicated in suitable areas	150,000
1	Exploration/Sampling	ROV video transects, BC and bulk sampling during 2026 cruise season.	1,250,000

Phase 1 Total			1,400,000

2	Exploration/Sampling	Multibeam mapping of entire license area	3,500,000
2	Exploration/Sampling	Sampling in wider license area based on results from multibeam mapping	2,000,000
2	Exploration/Sampling	Sampling in developed areas for environmental, geotechnical and metallurgical purposes	1,500,000
2	Mineral Resource	Update Mineral Resource based on results from Phase 2 mapping.	250,000

Phase 2 Total			7,250,000

RSC has reviewed these expenditures in the context of the work activities recommended for the Project and considers the proposed budgets consistent with the exploration potential of the Project, adequate to cover the costs of the proposed programs, and appropriate for the type and weighting of activities at the Project

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

2. Introduction

2.1 Registrant Information

CIC LIMITED (the Company, CIC, or the Registrant), a Cook Islands company, is completing exploration work on the EL1 property (the Property), located in the EEZ of the Cook Islands in the South Pacific Ocean This Initial Assessment and Technical Report Summary (TRS or Report) was prepared for CIC by RSC Consulting Ltd (RSC). The purpose of this Report is to support CIC’s disclosure of Mineral Resource estimate (MRE) for the EL1 property for the fiscal year ended December 31, 2025. No Mineral Reserve estimate is reported in this Report. This TRS has been prepared in accordance with the U.S. Securities and Exchange Commission’s (SEC) Subpart 1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations and Item 601(b)(96) of Regulation S-K, Technical Report Summary.

All currency amounts are in United States dollars (USD) unless otherwise stated. Tonnages are expressed as metric tons (t), unless otherwise stated.

The effective date of this TRS report is December 31, 2025. RSC confirms that there are no known material changes impacting the MRE.

Except where noted otherwise, coordinates in this TRS are presented in degrees, using World Geodetic System 84 (WGS84) Lat Long/European Petroleum Survey Group (EPSG) code 4326. The data informing the MRE were reprojected using a custom equal area projection. This was necessary because the modelling software required cartesian coordinates and because the project spans two Universal Transverse Mercator (UTM) zones (UTM zones 3S and 4S).

The interpretations and conclusions reached in this Report are based on current scientific understanding and the best evidence available to RSC at the time of writing. It is the nature of all scientific conclusions that they are founded on an assessment of probabilities and, however high the probabilities might be, make no claim for absolute certainty.

The ability of any person to achieve forward-looking production and economic targets depends on numerous factors beyond RSC’s control and that RSC cannot anticipate. These factors include, but are not limited to, site-specific mining and geological conditions, management and personnel capabilities, availability of funding to properly operate and capitalize the operation, variations in cost elements and market conditions, developing and operating the mine efficiently, unforeseen changes in legislation, and new industry developments. Any of these factors may substantially alter the performance of any mining operation.

2.2 Sources of Information

The information in this TRS is based on data supplied by CIC. CIC provided the following information through a shared Dropbox folder:

•	shape files of the license blocks, Cook Islands EEZ, Cook Islands marine reserves and the New Zealand coastline
•	geochemical data for Exp 1, 2 and 3 (including ALS laboratory reports)

•	sample data for Exp 1, 2, 3 and 4 (including nodule abundance data)

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

•	sample collection and processing data for Exp 1, 2, 3 and 4

•	station information

•	vessel position fixes for Exp 4 BC samples

•	50-m resolution MBES bathymetry data

•	shear vane data

•	data entry forms and templates

•	scanned copies of original log sheets

•	2022 cruise report

•	post-expedition reports for Exp 1, 2 ,3 and 4 (interim reports for Exp 4 only)

•	geotechnical study report

•	processing and metallurgical test work summary

•	seafloor images

•	seafloor video footage (BC and FFG landing videos)

•	ROV seafloor transect video (rough cut only)

•	on-deck and on shore sample photographs

•	SOPs for sampling and sample processing procedures

RSC has endeavored to confirm the authenticity and completeness of the technical data upon which the Report is based by making all reasonable enquiries within the time available.

2.3 Qualified Persons

2.3.1 RSC Consulting Ltd: Third-Party Consulting Firm

This Report was prepared by RSC, a third-party consulting firm comprising mining experts in accordance with § 229.1302(b)(1)1. CIC has determined that RSC meets the qualifications and relevant experience specified under the definition of Qualified Person (QP) in § 229.1300. With the exception of specific references to Dr. Simon Nielsen, any references to the Qualified Person or QP in this report are references to RSC and not to any individual employed at RSC.

•	RSC takes responsibility for Sections 1, 2.1–2.3, 8.5–8.6, 9.2– 9.3, 11–19 and 21–25 of this TRS.

2.3.2 Dr. Simon Nielsen

RSC prepared this Report in close collaboration with Dr. Simon Nielsen, who is a co-author of this TRS. CIC has determined that Dr. Nielsen also meets the qualifications and relevant experience specified under the definition of Qualified Person (QP) in § 229.1300. Dr. Nielsen is a marine geologist and Member of the AusIMM, an internationally recognized professional organization as defined in § 229.1300. He holds bachelor and candidate degrees in geology from Copenhagen University in Denmark and a doctorate in geology from the University of Tromsoe, Norway, with more than ten years of experience with marine coring and drilling for academic research in the polar regions. He has five years of experience with offshore phosphate and polymetallic nodule projects in the Pacific region, as well as more than ten years of experience with terrestrial mineral exploration, including 2D and 3D geological and geostatistical modelling for projects mainly located in Australia and New Zealand, as well as in Canada, Oman and Turkey.

Dr. Nielsen contracts as a consultant to CIC (the Registrant), filling the role of Chief Marine Geologist. He was onboard the MV Seasurveyor for Expedition (Exp) 1, Exp 4 and Environmental Research Survey (ERS) 1, as well as on the MV Anuanua Moana for Exp 2, in all cases functioning as chief scientist and offshore project manager. He prepared the SOPs, QC check points and data entry forms and templates. He also led and oversaw the back deck sample processing and the onboard lab sample processing. He holds no equity in CIC or companies affiliated with CIC.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

In preparation for this Report Dr. Nielsen also travelled to RSC’s office in Dunedin, New Zealand and spent approximately two weeks, from 12–25 January 2026, working closely together with RSC’s team to review and validate all supporting data and to discuss his site visits in detail.

Dr. Nielsen takes responsibility for Sections 2.4, 3–8.4, 9.1, 10 and 20 of this TRS.

2.4 Site Visit & Personal Inspection

RSC staff did not complete a site visit of the Project. However, Dr. Simon Nielsen, CIC’s Chief Scientist and co-author (QP) of this TRS, took part in most exploration cruises (Exp 1, Exp 2 and Exp 4) undertaken by CIC, with each cruise doubling as a site visit (personal inspection) as required under S-K 1300. For most cruises, Dr. Nielsen was the Offshore Project or Operations Manager, and he is therefore intimately familiar with the work that has been completed. The information that Dr. Nielsen provided with respect to the site visits aligns fully with the information and data provided to, and validated by, RSC. Underwater video footage of the sampling operations played a particularly important role, as this allowed RSC to validate the presence or absence of the mineralization at almost every sampling location. The visits took place during the periods listed below. Additional details about the site visits that Dr. Nielsen took part in are provided in Sections 9.1.1 to 9.1.4.

•	Exp 1: 15 June–9 September 2022, on board the MV Seasurveyor;

•	Exp 2: 6–31 August 2023, on board the MV Anuanua Moana;

•	Environmental Research Survey 1: 8–16 November 2024, on board the MV Seasurveyor; and

•	Exp 4: 9 June–30 September 2025 (Leg 1) and 7–27 October 2025 (Leg 2), on board the MV Seasurveyor.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

3. Property Description

3.1 Location of Property

The Project is situated within the EEZ offshore of the Cook Islands, in the South Pacific Ocean (Figure 3-1). The Project is located on the seabed, more than 5,000 m below sea level. The Project is centered at 17.5° S latitude and 160.5° W longitude (WGS84), which is 261 miles (420 km) north from Rarotonga, Cook Islands, 105 miles (170 km) north from Aitutaki, Cook Islands, and ~2,300 miles (3,700 km) northeast from Wellington, New Zealand. While the Project is confined to the boundary of the EL1 area, which covers an area of 81,678 mi2 (211,545 km2), the Project is part of a wider known deposit of polymetallic nodules found within the Cook Islands EEZ.

Figure 3-1: EL1 Project location.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

3.2 Exploration Licenses & Mineral Rights

EL1 was granted to CIC Ltd, a Cook Islands registered company whose primary shareholder is CIC LLC, on 23 February 2022 by the Seabed Minerals Authority (SBMA) on behalf of the Cook Islands Government (Table 3-1). The exploration license (EL) is valid for a term of five years and expires on 23 February 2027. An application for license renewal can be made at least 90 days before the expiry of the license in line with Section 63 of the Seabed Minerals (Exploration) Regulations (2020).

The license area comprises 2,592 5’ × 5’ blocks, grouped into ten contiguous block groups (CBGs) (Figure 3-1).

Table 3-1: Status of CIC’s license.

License	License Name	Ownership	Commodities	Grant Date	Expiry Date	Size (mi2)
EL1	Exploration License 1	CIC	Polymetallic nodules	23 February 2022	23 February 2027	81,678

The conditions for CIC’s exploration license EL1 include a relinquishment schedule as follows:

•	20% of the total license area must be relinquished after 3 years of exploration activities.

•	Up to an additional 40% of the total license area must be relinquished by the end of the 5-year license period.

The first relinquishment is currently being negotiated between CIC and SBMA. Relinquishment of an area less than the proposed relinquishment area in the schedule by the stated times is possible and will be subject to discussion between CIC and SBMA.

3.3 Royalties & Encumbrances

Royalties are defined in the Seabed Minerals (Royalties) Regulations (2013). The regulations state that holders of a mining license are liable for a royalty equal to 3% of the export value of minerals recovered under a mining license. The export value of minerals recovered is the free-on-board (FOB) price received. Transfer pricing considerations are included in Income Tax (Transfer Pricing) Regulations (2014).

CIC currently holds one exploration license (EL1). To upgrade the EL to a mining license (ML), CIC must meet the terms specified under section 67 of the Seabed Minerals (Exploration) Regulations (2020), which involves the license holder having:

•	s67(a): collected and analyzed data and information to at least a pre-feasibility study level in all material respects;

•	s67(b): completed in all material respects the studies and investigations relating to an environmental impact assessment (EIA) study for a mining license application; and

•	s(67c): established the existence of seabed mineral resources or reserves that have the potential for commercial recovery.

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Under the Seabed Minerals Act (2019) (consolidated as of 2024), any royalties paid to the Crown or the Authority (SBMA) are to be managed by the Ministry of Finance and Economic Management separately from other public money within an established sovereign wealth fund.

The Income Tax Act (1997) (consolidated as of 2023) contains provisions concerning various tax issues, including:

•	tax payable by local companies (20%; all license holders are required to be local companies) as well as foreign contractors (28%);

•	deductions and exempt income (for example, deductions related to ongoing exploration and remedial work and environmental funds);

•	ring-fencing of accounts and income to the jurisdiction;

•	write-downs and capital gains tax;

•	withholding tax; and

•	additional profits tax, including adjustments and instalments.

3.4 Environmental Liabilities & Permits Required for Work

RSC is not aware of any environmental liabilities in the Project area.

Activities under the Environment Act (2003) and Environment (Seabed Minerals Activities) Regulations (2023) are managed under a tiered system: Tier 1 activities are managed under the exploration license, Tier 2 activities require Environmental Consent, and Tier 3 activities require an Environmental Permit after submission of an EIA report.

For exploration activities, CIC must provide environmental notice (e.g. environmental significance declaration) and an objectives plan prior to each cruise to the National Environmental Service and SBMA.

For activities including (trial) mining and mineral harvesting, CIC needs to undertake an environmental risk assessment, environmental scoping exercise and EIA, and provide an Environmental Impact Statement (EIS), Environmental Management System including an Environmental Management and Monitoring Plan (EMMP), and closure plan. Guidelines regarding the various environmental assessments, plans and statements are reported on the SBMA website (https://www.sbma.gov.ck/standards-guidelines); however, some plans are still in the drafting process.

CIC has undertaken several campaigns collecting data for environmental research:

•	Environmental Survey RC03 in 2023, completed under SBMA’s Research Permit for Small Environmental Programs (rpSEP): A single line of multibeam data recorded in CBG03 and CBG04.

•	Environmental Survey RC05 in 2023 (also under rpSEP): A 5-km transect imaged by ROV in CIC’s CBG04 area, commencing at station AIT024.

•	CIC Environmental Research Survey 1 (ERS01) in CBG10 (2024): 16 stations surveyed with an AUV recording multibeam echosounder, side-scan sonar, magnetic, and seafloor still photograph datasets.

•	CIC Exp 4 Leg 2 in 2025: Environmental sampling in CBG04 using a multi-corer.

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To maintain a social license for exploration activities, CIC frequently engages with local groups and community leaders. SBMA also tours the islands, to bring local populations up to date with exploration activities. The license holders, including CIC, will at times accompany SBMA on these journeys.

3.4.1 Exploration Environment Programs & Impacts

Exploration licenses granted in the Cook Islands require applicants to submit detailed work programs, including Environmental Management Programs (EMPs), that seek to describe the marine environment prior to any consideration of further development. The EMPs are reviewed by an independent panel (Licensing Panel) that includes selected experts in the deep-sea minerals’ marine environment. The programs are also public documents and available from the SBMA website (https://www.sbma.gov.ck/register-of-titles).

Cook Islands’ environmental legislation is broadly aligned with equivalents in other jurisdictions such as the International Seabed Authority (ISA) and New Zealand, and exploration activities are managed through a tiered system at both Act and Regulations levels. Activities expected to have minimal impact (such as MBES survey, BC and FFG sampling) are permitted under the exploration license (an expedition notice is required to be submitted beforehand). Activities likely to have greater impact (such as large-scale sample dredging) require environmental consent, and activities such as trial mineral harvesting will require an approved and fit-for-purpose EIA and a comprehensive EMMP.

Standards and guidelines developed by the SBMA (https://www.sbma.gov.ck/standards-guidelines) seek to encourage innovation, focusing on reducing exploration impacts to as low as reasonably possible, e.g. through use of lower-impact sacrificial ballast. Some of these are interim, and while carrying legal weight these are to be refined in the future.

3.4.2 Environmental Impacts from Minerals Harvesting

The exact nature of impacts (or pressures) from mining of nodules is still unknown due to limited testing and studies and because actual mining of nodules has not yet taken place. Polymetallic nodule mining has only been demonstrated at a pilot scale, with collectors with or without attached risers operating for very limited amounts of time and covering only very small areas.

Conceptual views on minerals harvesting and associated impacts usually fail to properly express scale (both globally in terms of the deposit, and locally in terms of landform and deposit internal continuity), which is understandable given the spatial complexity of any likely operation. The pilot programs of the late 1970s (Parianos et al., 2016) as well as benthic impact experiments of the time (Parianos et al., 2016; Jones et al., 2017) provide some useful information on plume extents and organism recovery, but these tests are predicated on technology that is unlikely to be used industrially in the near future.

In 2018 and 2021, BGR (2018) and Global Sea Mineral Resources (2018) tested collector prototypes. In 2022, The Metals Company (2023) conducted an integrated mining test. When post-test surveys are complete, it may prove possible to apply learnings from these to inform impact assessments in the Cook Islands (Mormede et al., 2021).

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Lists of potential impacts and a description of possible issues related to them are useful as checklists for modeling and monitoring programs, e.g. Flynn (2025). Cumulative impact assessment modeling (Dunstan et al., 2019) may help to put such list items in context in terms of priority and uncertainty.

At this stage, the environmental impacts associated with metallurgical processing (including generation of plant tailings) are unknown. However, it is reasonable to assume that such impacts would be roughly similar to those from existing bulk oxide metallurgical processing plants.

Under the Cook Islands governance framework, development proponents need to supply an independently reviewed EIA prior to any consideration for an application for a minerals mining license. The onus on the proponents is thus to demonstrate that the development will not lead to serious harm in the marine environment.

3.4.3 Environmental Baseline Studies

Environmental baseline research is work in progress for the CIC exploration program. Several expeditions undertaken by CIC include environmental sampling and/or data collection. As a minimum, each expedition collects marine wildlife observations. An initiative to train CIC personnel and local people as observers to international standards is in development.

During Exp 1 and Exp 4 Leg 1 environmental DNA (eDNA) samples were collected from BC sediments. The Exp 1 eDNA samples were compromised during transport and unfit for study. The eDNA samples from Exp 4 have not been analyzed at the effective date of this Report.

In addition, during Exp 4 Leg 1 subcores were collected from BCs to supply samples for environmental geochemistry, foraminiferal, and meiofaunal studies. CTD data were collected from Exp 1 and Exp 4, to be analyzed for water column properties and spatial variability.

Multicores collected during Exp 4 Leg 2 were sent to universities and institutions in Florida, USA, and in New Zealand, for further study. These studies are ongoing, and the results were not available by the effective date of this Report. Methods for quantitative analysis of datasets gathered by ROV and AUV during RC05 and ERS 1 are in development.

An Environmental Scoping Exercise Report for the CIC Project was generated by EMM Consulting in 2024. In 2025, EMM prepared An Environmental Risk Assessment for Trial Minerals Harvesting for the Project.

3.5 Significant Encumbrances to the Project

RSC is not aware of any significant encumbrances to the Project, and the exploration license remains in good standing as of the effective date of this TRS.

3.6 Other Significant Factors or Risks

RSC is not aware of any significant factors or risks that may affect access, title to the right, or ability to perform work on the Project.

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4. Accessibility, Climate, Local Resources, Infrastructure & Physiography

4.1 Accessibility

The Project area is in the Pacific Ocean and only accessible via ship. Exploration operations are conducted by ocean-going vessels. There are no access restrictions within the Project area. The area is open to shipping and fishing vessels; therefore, public notices to mariners are required to be filed by license holders for any deployment of equipment, moorings, or operations that could affect shipping.

Most vessel movements within the EEZ are through-traffic, typically traveling between the Americas and Southeast Asia, or Australia, or traffic moving between island groups. Large numbers of vessels are tracked to the west of the Cook Islands, in Samoa and to the east, near Tahiti. On a global scale, shipping and total vessel traffic in the EEZ is generally low, but commercial shipping is critical to the delivery of products to Cook Islands and the economy in general. Avatiu Harbour on Rarotonga is an international seaport and main commercial harbor in Cook Islands. It receives most of the SOLAS (Safety of Life at Sea Convention) vessels, including dry cargo, cruise ships and yachts.

Cook Islands Port Authority (CIPA) manages the Port of Avatiu and is a 100% state-owned entity (Asian Development Bank, 2005). Reconstruction of Avatiu Harbour was completed in 2013 to provide a deeper harbor with increased capacity for larger vessels. The Port of Avatiu is limited in size and infrastructure, which places restrictions on the size class of ships that can be accommodated. Two international shipping lines service the Cook Islands on an approximate three-week cycle.

Island Councils administer unregulated harbor facilities on the other islands, with technical support provided by the Ministry of Infrastructure Cook Islands (ICI) and CIPA. Inter-island shipping is essential and is offered by the private sector. The overall quality of inter-island shipping is of low standard.

The nearest international port to the Project is the Cook Islands and international airport on Rarotonga.

4.2 Climate

The Cook Islands lie within the extensive and persistent trade wind zone of the South Pacific. The area has a tropical, mild maritime climate (21–28°C) with a pronounced warmer, wet season during November to April, when two-thirds of the ~2,000 mm annual rain falls, and a cooler, dry season from May to October.

The warmer season coincides with the cyclone season for the South Pacific region. Cyclones tend to form to the far west of the northern Cook Islands and migrate toward the southeast, often reaching latitude 15°S if not further south.

The weather is often strongly influenced by large inter-annual variations and the El Niño Southern Oscillation phenomenon. During El Niño years, the southern Cook Islands experience a reduction of rainfall, by up to 60% of the annual rainfall, while in the northern Cook Islands rainfall increases by up to 200%. The situation reverses during the La Niña phase.

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A climate risk study for the Cook Islands by Asian Development Bank (2005) focused on the potential for extreme wave and wind events primarily driven by tropical cyclones. Annually, the Cook Islands receive between zero and three cyclones, with an increase in tropical cyclone frequency during El Niño conditions.

4.3 Seafloor Bathymetry (Physiography)

The CIC license area covers ~10% of the Cook Islands EEZ. Bathymetric coverage is generally poor, with GEBCO global bathymetric data being the only available bathymetry for the majority of the license area. High-resolution (50 m) bathymetry is available for ~15% of the Project area. The high-resolution bathymetry data were collected by CIC during Exp 3. The Project area comprises mainly low-lying abyssal plains of the Southern Cooks Basin, Penrhyn Basin and Samoa-Niue Basin (Browne et al., 2023). Part of the license follows the Manihiki-Palmerston Fracture Zone (Figure 4-1). Bathymetry in the license area generally varies from 4,700–5,300 m below sea level.-1

Figure 4-1: Bathymetric map of the Project area.

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4.4 Local Resources & Infrastructure

The Project area is remote and at sea, with no services available other than those provided by the exploration vessels visiting the Project area. The nearest port for logistic support is the Port of Avatiu, in Avarua, Rarotonga, ~261 miles (420 km) or 22 hours at 10 knots south of the Project centroid. Ships can also anchor at the Arutanga Port, Aitutaki, which is 105 miles (170 km) or 9 hours at 10 knots south of the center of the Project area.

The island of Rarotonga hosts the Cook Islands international airport and has facilities including a hospital, food and trade stores, and has the highest population of the Cook Islands. The regional airport on Aitutaki operates daily flights to Rarotonga. Fuel is available in Rarotonga, although ocean-going ships typically refuel in Papeete, Tahiti.

For future exploration and mining of the seafloor, CIC would require custom exploration/mining and supply vessels, including crew.

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5. History

5.1 Tenure & Operating History

The EL1 license area, or any part thereof, has not been held by any operator other than CIC.

5.2 Exploration History

5.2.1	Cook Islands

The first cruise programs dedicated to investigating nodules in the Cook Islands and adjacent regions were mounted in the mid-1970s by the New Zealand Oceanographic Institute. As a precursor to this, the Institute compiled all available data from Challenger and Eltanin cruises, completed elsewhere in the region, into maps of the nodule properties, including their Mn, Fe, Ni, Co, and Cu contents, and their distribution (Glasby et al., 1974). Further cruises were undertaken in the late 1970s, targeting polymetallic nodules in the South Penrhyn Basin and Aitutaki Passage. Between 1976 and 1981, the Committee for Coordination of Joint Prospecting for Minerals Resources in South Pacific Offshore Areas (CCOP/SOPAC) carried out several cruises in the Cook Islands region. During these cruises, nodules were collected, and the results of their analyses served to define areas of potential economic interest to be surveyed in more detail by later cruises under the Japan-SOPAC Cooperative Study on Deep Sea Mineral Resources in the South Pacific (Cronan, 2013) .

There have been several expeditions in the Cook Islands for polymetallic nodules, which are documented in Tay et al. (2023b), with multiple historical cruises taking samples from within the EL1 area.

5.2.2 EL1

The only exploration within the EL1 area that predates the exploration undertaken by CIC was carried out by the Japan International Cooperation Agency (JICA) between 1986 and 2000.

In response to the request of CCOP/SOPAC (see section 5.1), the Japanese Government conducted seabed mineral exploration in the South Pacific. Implementation and execution of the survey were consigned to JICA in cooperation with the Metal Mining Agency of Japan (MMAJ). JICA conducted three expeditions to the Project area using the RV Hakurei Maru No. 2 in 1986, 1990 and 2000 (Figure 5-1). An in-depth summary of the JICA sampling program is given in Tay et al. (2023a). A short summary is presented below. A summary overview of the JICA data quality is provided in Section 8.5.2.

Samples were collected by BC, FFG, long core (LC) and armed dredge (AD) tools. A summary is provided in Table 5-1. Survey stations were placed based on datum lines every 1° (111 km) in latitude and longitude (Figure 5-2). Infill sites were placed on a 39.3-km (21.5-mi) grid. Three samples (FFG or BC) were collected at each survey station in the form of an inverted triangle (Figure 5-3). The base sampling point of each station was set at the southern apex of the triangle, and the two other samples were collected at the remaining apexes of the triangle. Sampling points were ~2.6 km (~1.4 mi) apart. Sampling was conducted in a clockwise direction.

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Figure 5-1: Historical samples within the Project area.

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Table 5-1: Summary of historical sample type by year.

Year Collected	No. of FG Samples	No. of ‘Oth’ Samples	No. of SC Samples	Total Number of Samples
1976	3			3
1978	10	1		11
1983	31	2		33
1985	52	21		73
1986	21			21
1990	18		1	19
2000	34		2	36
No date	2	1		3

Total samples	171	25	3	199

Figure 5-2: Standard survey station layout used by JICA.

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Figure 5-3: Standard station sampling layout used by JICA.

Sample locations were collected by different satellite systems for each expedition, with accuracy improving with each survey (Table 5-2). Sample locations were determined by the ship’s location during deployment. It is noted that sampling equipment can drift (including tethered sampling methods). Sample location precision is estimated to be in the order of 100–500 m against a sample spacing of ~25 km.

Table 5-2: JICA-MMAJ navigation systems.

Expedition	Satellite system	Comments
1986	Navy Navigation Satellite System (NNSS) or Transit	Corrected positions between updates from the NNSS (Doppler rangefinder) indicate a surface accuracy of 200–500 m. The system likely used WGS72 as the geographic coordinate system (GCS).
1990	GPS + NNSS	GPS is likely Navstar. Accuracy of the system at the time of surveying is likely to be ~200 m. WGS84 as GCS.
2000	GPS + GLONASS	Accuracy of the system at the time of surveying is likely to be 20–60 m. WGS84 as GCS.

During the 1986 and 1990 cruises, the samples were assayed by X-ray fluorescence (XRF) onboard the vessel for Cu, Co, Fe, Mn, and Ni. Samples collected during the 2000 cruise were analyzed at ALS Laboratories, Canada, by inductively coupled plasma emission spectroscopy for Cu, Co, Fe, Mn, Ni, Ti, Si, Al, Ca, Na, K, and P.

JICA expeditions were also equipped with deep-sea cameras that collected a photograph of the mineralized seabed prior to a sample being collected.

For the 1986 expedition, the RV Hakurei Maru No. 2 was equipped with a multi-frequency exploration system (MFES) to collect high-resolution bathymetry data of an area of the Cook Islands EEZ known as the Central Area or 16-159. The area covered by this expedition does not overlap with the CIC license area.

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Figure 5-4: Cook Islands nodule sampling expeditions. The Project outline in white. Modified from Tay et al. (2023b)

5.3 Production History

To date, there has been no commercial production of polymetallic nodules from the Project area.

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6. Geological Setting, Mineralization & Deposit

6.1 Regional Geology

6.1.1 Global Distribution of Nodules

Polymetallic nodules with various grades of base metals are found in submarine settings worldwide (Monget, 2015). This widespread distribution was recognized by the early 1970s when Kennecott Exploration surveyed all the major ocean basins (Figure 6-1). Nodules form at a wide range of depths, from 4,000–6,000 m below sea level in the mid Pacific to 200 m below sea level in the Gulf of Bothnia (Boström et al., 1982) and 30 m in the Baltic Sea (Anufriev and Boltenkov, 2007). The location of nodule formation is reflected in nodule chemistry. Nodules with relatively high Co grades are found within the Cook Islands EEZ (Table 6-1) – often accompanied by high nodule abundances.

Figure 6-1: Fe-Mn crust and nodule samples collected from around the world. Cook Islands EEZ is outlined in red.

Sourced from Monget (2022).

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Table 6-1: Chemical compositions of nodules from different areas of the global ocean. Modified from Kuhn et al. (2017).

Element	CCZ	Eastern CCZ	Central CCZ	Peru Basin	Indian Ocean	Cook Islands	Gulf of Cadiz	Baltic Sea	Fiji Basin
Mn (%)	28.4	31.4	27.56	34.2	24.4	16.1	6.03	18.1	40.23
Fe (%)	6.16	6.3	6.1	6.12	7.14	16.1	38.58	14.5	0.48
Ni (%)	1.3	1.4	1.36	1.3	1.1	0.38	0.01	0.01	0.01
Cu (%)	1.07	1.18	1.08	0.6	1.04	0.22	0	0	0
Co (%)	0.21	0.17	0.25	0.05	0.11	0.41	0.01	0	0
∑REE (ppm)	813	701	801	403	1,039	1,678	78	—	—

6.2 Local Geology

6.2.1 Tectonic Setting

The Cook Islands include some of the oldest (90–124 Ma) known oceanic seafloor (Müller et al., 2016), compared to a global average oceanic crust age of 64 Ma (Seton et al., 2012). To the northwest, the Manihiki Plateau is dated ~123–124 Ma (Taylor, 2006; Timm et al., 2011), and might be part of a much larger submarine large igneous province that rifted apart shortly after its formation. The plateau has boundary faults and horsts on its northern and eastern sides as well as internal and broadly sub-parallel rift zones (Figure 6-2) (Winterer et al., 1974). Dating of the region is compromised by a lack of detailed seabed magnetic data. Much of the formation formed during the Cretaceous long normal period (Chron 34, 124.6–84 Ma).-2

Figure 6-2: Tectonic setting of the Cook Islands EEZ and surrounding seabed. The Project is outlined in black on the left.

Volcanic edifices are superimposed onto the seabed geology (Figure 6-3). These include isolated chains of seamounts and knolls as well as more continuous volcanic rises. The chains are in a variety of orientations, but predominantly west-northwest trending and some are interpreted to have resulted from hotspot activity (Wessel and Kroenke, 2008; Jackson et al., 2020). Knolls and seamounts are found on the plateau as well as the abyssal plain, not least in the western Manihiki Plateau.

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Figure 6-3: Volcanic chains and hotspot tracks. Tracks after Wessel and Kroenke (2008) and Jackson et al. (2020). Refer

to Figure 6-2 for the names of other features.

6.2.2 Ocean Currents

Two major oceanic currents supplying well-oxidized bottom water are thought to influence mineralization in the Cook Islands EEZ (Glasby et al., 1986). The westward-flowing Southern Equatorial Current system (Figure 6-4) is derived from a divergence along the equator that leads to the upwelling of nutrient-rich waters, stimulating high biological productivity. The current system is the northern limb of an anticlockwise-circulating gyre within which the Cook Islands EEZ sits. Biological productivity in the southern part of the Cook Islands EEZ is low (Lutz et al., 2007; Cronan, 2013).

The Antarctic Bottom Water, which flows between the seafloor and ~3,500 m, has been inferred to flow to the northeast along the Aitutaki Passage (Usui, 1983), along the ridge immediately south of the Nova-Canton Trough (Yamazaki, 1992), and around the northeastern margin of the Manihiki Plateau to enter the North Penrhyn Basin (Figure 6-4). The formation of polymetallic nodules has been attributed to increased flow of the Antarctic Bottom Water during the Paleogene or Cretaceous (Usui, 1994).

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Bathymetry
Southern Equatorial Current
N
Antarctic Bottom Water
Manihiki Plateau
North Penrhyn Basin
Penrhyn Island
Southern Line Islands
South Penrhyn Basin
American Samoa
Samoan Basin
Manihiki Passage
Antarctic Bottom Water
Society Archipelago
French Polynesia
Southwest Pacific Basin
EEZ Boundary
Km
0 75 150 300

Figure 6-4: Schematic of ocean currents in and near the EEZ. Source: Cronan (2013).

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6.2.3 Seabed Morphology

The 2021 GEBCO grid was used as the basis for a 1: 4,000,000-scale geomorphological map of the Cook Islands seabed (Figure 6-5). This was supplanted with MBES bathymetric data, regional magnetic field data, and mapping from the literature review.

Mapped units comprise the following:

•

Abyssal plains: areas with limited relief except for abyssal hill traces and small knolls. Typically presented as ‘basins’ bound by major features, e.g. transform fracture zones, plateaus, and volcanic rises. Interpreted to be the domain containing significant amounts of polymetallic nodules within the Cook Islands EEZ.

•	Abyssal plain lows: restricted areas of abyssal plains characterized by slightly greater depth (100–300 m) than adjacent plains.

•

Knolls: probable volcanic edifices <1,000 m high, found on plains and plateaus. Only the larger knolls were mapped, either as singular (usually circular) or compound forms. Found among seamount chains but may form their own chains.

•

Seamounts: probable volcanic edifices >1,000 m high, found on plains and plateaus. Typically form chains of various orientations, including the Hawaiian-Emperor orientation. Chains often grade into volcanic rises. Mapped as singular (usually circular) and compound forms. Islands within the EEZ are mapped seamounts that breach the sea surface. The existence of flat-topped edifices located on the Manihiki Plateau may support a past shallower position.

•

Volcanic rises: typically, elongated rises of probable volcanic origin. Merge into volcanic chains and compound forms of seamounts. Some are very extensive, including the Boudeuse Volcanic Rise at the eastern limit of the Penrhyn Basin. Volcanic chains are lineaments of interrupted alignments of seamounts and knolls.

•

Plateaus: extensive areas of seafloor elevated (500–2,000 m) relative to plains. Do not present evidence of abyssal hills; all units are likely to be part of the much older Manihiki Plateau, which is known to have significant sediment cover (in some places ~1 km thick). Some parts of the plateaus have more knolls; it is not known if this is due to later volcanic activity or differing amounts of sediment cover.

•

Tectonic rises: typically, elongate rises of probable tectonic origin along the northern and eastern edges of the Manihiki Plateau and along the Manihiki-Palmerston Fracture Zone, which trends to the southeast of the plateau.

•	Troughs: narrow/elongated and typically aligned depressions that are 500–1,000 m deep. Typically cut both plains and plateaus.

•	Mapped faults: mapped breaks in the seabed bathymetry either at a high angle to prevailing abyssal hill traces or of too great a magnitude to be the normally faulted escarpments of abyssal hills.

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Figure 6-5: Seabed geomorphology for the Cook Islands and surrounds. Source: Browne et al. (2023). ECS: Extended Continental Shelf application.

6.3 Property Geology

The region covered by the EL1 license is generally poorly covered by high-resolution bathymetric data. CIC has acquired 50-m resolution multibeam data covering ~15% of the license area, concentrated in the CBG04 area. The seafloor features of the CBG04 area consist of relatively flat abyssal plains, with scattered sea knolls and seamounts. In the center-west of the Project, concentration of sea knolls and seamounts is higher. There are approximately east-west striking lineations across the southern half of CBG04 resulting from the bathymetric slope differences defined as ‘hills’ and ‘valleys’ (Figure 7-4). Approximately north-south trending chains of depressions, depicted by ‘Slopes > 10deg’ in Figure 7.4, characterize the bathymetry of the east and south areas of CBG04.

Red clay is the dominant sediment in abyssal basins of the South Pacific (Glasby, 1976), described as predominantly zeolite-rich and red-brown pelagic clay, with biogenic silica and carbon increasing with decreasing latitude and at depths above 4,800 m (Heine et al., 2015).

The CBG01 area is covered only by GEBCO bathymetric data, and appears to be characterized by northeast striking linear ‘hills’ and ‘valleys’ visible in transit multibeam data embedded in the GEBCO bathymetry. There is one conspicuous seamount in the northwest of the Project area (Figure 7-2). The seamount rises to ~2,160 m below the sea surface, or ~2,600–3,000 m above the surrounding seafloor (GEBCO, 2024).

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Fine pelagic sediments described as red or brown clay are the predominant sediment type in CBG04 (Figure 6-6) and CBG01 (JICA-MMAJ, 2001). Deposition began during the pre-late Miocene, with the surface sediment likely to be deposited within the last 500 kyr (JICA-MMAJ, 2001). Sub-bottom profiling indicates that abyssal plains are covered by unconsolidated sediments, ≤20 m thick, and rarely exceed 40 m (JICA-MMAJ, 2001).

Seamounts are classified as acoustic Type D1, representing exposed rocks (see JICA-MMAJ, 2001), such as the large seamount in the NW corner of the CBG01 area and scattered small seamounts/knolls within CBG04. There is an acoustic transition zone (Type D2) between the flat plains and seamount/knoll zones that is inferred as exposed rocks, which may be covered by consolidated sediment or crust-like material (Figure 6-7; JICA-MMAJ (2001)). Any sediment in this area, if present, would be thin.

Figure 6-6: Stratigraphic column from gravity cores collected by JICA-MMAJ in the 16-159 Area or Central Area, which is directly adjacent to and north of the CBG04 area. Brown clay and insoluble brown clay are the most common types of sediment. After JICA (1984).

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100m

Type ac
Line 536-1
15° 36 ′ S · 159° 35 ′ W

Type bc
Line 552-1
15° 52 ′ S · 159° 50 ′ W

Type d1
Line 604-1
16° 04 ′ S · 159° 30 ′ W

Type d2
Line 548-1
15° 48 ′ S · 159° 50 ′ W

Type ds
Line 604-0
16° 04 ′ S · 158° 45 ′ W

Figure 6-7: Sub-bottom profiles from (JICA-MMAJ, 2001).

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6.4 Mineralization

The mineralization occurs at the water-sediment interface on the seafloor, in the form of polymetallic nodules that are significantly enriched in Co, Ni, and Cu. Locally, a minority component of the nodules occurs within the sediment, up to 30 cm deep (Figure 6-6). Polymetallic nodules are ubiquitous on the abyssal plains surrounding the Cook Islands, mostly at depths between 4,800 and 5,200 m (Kenex, 2014), in the shape of nodules fields that are continuous on a scale of tens of kilometers, essentially forming 2D deposits that trace the sediment-water interface.

The continuity of the mineralization on a regional scale (10s of km) is one of the main characteristics of this deposit type and a direct result of the factors controlling the mineralization also operating a regional scale (see section 6.5). Within areas that are conducive to nodule formation, smaller-scale (several 100s of m) features can be present (e.g. knolls, escarpments, sub-circular depression and grooves) that prevent or negatively influence nodule formation. In general, within the abyssal plains, the areal extent of these smaller-scale features tends to be marginal compared to the areal extent of the nodule field.

Because the thickness of the mineralized layer (up to several decimeters) is five orders of magnitude less than the lateral extent of the nodule fields (several 10s of km), no meaningful cross sections can be drafted. The closest alternative to a cross section is formed by a series of stratigraphic columns as presented in Figure 6-6.

The nodules within the Project area are dark brown to black and measure up to ~20 cm along their long axis. Nodule shape and size are highly variable across the Project area, ranging from centimeter-sized, irregularly shaped pellets to decimeter-sized spheres and plates. See Section 7.3.4 for a detailed description of nodule morphology. The nodules exhibit concentric layering, with the nucleus often being a ‘foreign’ object (e.g. a shark’s tooth or a piece of pumice) (Figure 6-8).

Figure 6-8: Nodule section showing a couple of shark teeth as nuclei surrounded by concentric growth bands.

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The layers are composed of various amounts of Mn- and Fe-rich minerals depending on the conditions for deposition, such as buserite (diagenetic manganate) and vernadite (hydrogenetic Fe-Mn oxide) as determined by XRD analysis (Usui et al., 1993). The nodules within the Project area have elevated concentrations of several metals, mainly Fe (~16%) and Mn (~16%), but are also significantly enriched in Co (~0.4%), Ni (~0.4%), ~Cu (~0.2%) and REE (1,678 ppm on average) (Kuhn et al., 2017). The geochemical variation, including that of the elements of economic interest, is very low at the scale of the Project area. Given that the shape and size of the nodules is dependent on a combination of physical factors, the abundance of nodules (i.e. the total wet weight of nodules per square meter) tends to be laterally variable. This variability is often directly coupled with changes in seafloor morphology.

Nodules with a relatively high Co grade (>0.26% Co) are found in the central Cook Islands (including the Project area). The higher grades are likely due to a high proportion of hydrogenetic growth, promoting the relative accumulation of Co ions in the oxic vernadite crystal structure (Fe is >13%) and a highly oxygenated bottom water mass (assumed to be the Antarctic Bottom Water). Similar controls on mineralization are described for ferromanganese crusts on seamounts and guyots where Co grades are typically >0.5% and have reported >1% Co (Hein and Morgan, 1999; Hein and Koschinsky, 2014).

In the northeastern Cook Islands, higher Ni and Cu grades are associated with higher primary productivity (surface plankton). Net export of this may have also helped lead to suboxic conditions and higher Ni and Mn grades, similar to those described in the CCZ (Lipton et al., 2016).

The mineralization within the EL1 area is consistent with nodule mineralization elsewhere in the Cook Islands EEZ: The “Central Area” (JICA-MMAJ, 2001) is the only area where historical sample density is high enough to evaluate grade continuity, and the continuity there was found to be good (Tay et al., 2023b). The Central Area is also where historical resource estimates have reached Indicated: The Central Area has an Indicated Mineral Resource of 304 Mt nodules (wet), while the remaining Cook Islands EEZ has an Inferred Mineral Resource of 6,400 Mt nodules (wet) (Tay et al., 2023b).

6.5 Mineral Deposit Model & Known Comparable Deposits

Polymetallic nodule deposits form at almost all depths and latitudes in all the world’s oceans and seas, including the CCZ, Peru Basin, Central Indian Ocean, Southwest Atlantic Ocean, and the Arctic Ocean. Polymetallic nodule deposits mainly occur below the Carbon Compensation Depth (CCD, below ~3,500 m), in areas with low sedimentation rates typically associated with argillaceous and siliceous oozes in abyssal plains of oceanic basins. A sedimentation rate of <10 mm/kyr is required to prevent the growing nodules from being buried, considering their extremely slow growth rate (Hein et al., 2020). Bioturbation likely plays an important role in keeping nodules at the sediment-water interface. Nodules can also be found in the top decimeters of sediment (Heath, 1979; Piper and Fowler, 1980; Kerr, 1984; Sanderson, 1985; McCave, 1988; Banerjee, 2000; Dorgan et al., 2005; Hoffert, 2008). The accumulation and degradation of organic matter at the sediment-water interface is a source of the nodules’ elemental content (e.g. Mn, Fe, Co, Ni, Cu) (von Stackelberg and Beiersdorf, 1991; Skornyakova and Murdmaa, 1992; von Stackelberg, 2000; Hoffert, 2008).

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Polymetallic nodules exhibit concentric layering, which indicates a gradual accretion over time. The layers are composed of various amounts of Mn- and Fe-rich minerals of different types and textures. Manganese is very mobile in seawater and can readily oxidize to Mn2+. Polymetallic nodules usually grow around a nucleus of a variable nature, such as a rock fragment, volcanic material, bone, tooth, or other nodules (Figure 6-8). The growth rate is estimated to be ~1–10 mm/myr based on nodule geochronology (Somayajulu, 1967; Guichard et al., 1978; Macdougall, 1979; Finney et al., 1984; Anufriev et al., 1996; Bollhöfer et al., 1999). This growth rate is 1,000 times slower than the rate of sedimentation, which raises the problem of maintaining nodules at the sediment-water interface. Variations in nodule growth rate can be linked to changes in climate, including periods of glaciation (Segl et al., 1989; Han et al., 2003).

Four main parameters determine the environment of polymetallic nodule growth:

•	local sedimentation rate;

•	sedimentary facies related to the CCD and biological productivity in surface waters;

•	relative topography; and

•	bottom current activity (Halbach et al., 1981; von Stackelberg and Beiersdorf, 1991).

Variations in these parameters result in the growth of two different kinds of nodules: hydrogenetic and diagenetic. Most nodules are formed by a combination of hydrogenetic and diagenetic growth. In the first case, the minerals precipitate from cold ambient seawater, and in the second from pore water within the sediment (Hein and Koschinsky, 2014; Hein et al., 2020). The metals in seawater are concentrated by adsorption onto ultrafine particles of Fe- and Mn-oxides (nanoparticles) that are attracted electrostatically to one another in the water column. The Mn-oxide particles have a negative surface charge and so scavenge other trace elements as they form, especially positively charged ions such as Co, Ni and Cu that are also present in seawater in trace concentrations. The Fe-oxide particles, in contrast, have a slight positive surface charge and attract negative ions in seawater, such as the oxyanions Mo, V, As, and some REEs (Figure 6-9). Diagenetic precipitation within the sediment occurs under oxic or suboxic conditions from pore fluids that consist of seawater modified by chemical reactions within the sediment. In the Cook Islands, nodules that are derived from a hydrogenetic process are common, whereas nodules found in the CCZ typically represent a mixed origin. These ‘mixed’ nodules usually have an equatorial rim that separates the hydrogenetic from the diagenetic hemisphere (Halbach et al., 1981).

Sedimentary hiatuses are an important control on the formation of nodules. Hydrogenetic nodule activity typically occurs in areas of negligible rates of sedimentation (von Stackelberg and Beiersdorf, 1991; Hein et al., 2020). Nodule formation also requires operating mechanisms, like biological activity and seabed currents (Parianos et al., 2021), which prevent the nodules from being buried or becoming a solid crust. Buried nodules are rare and thought to be left behind during sedimentation (Usai et al., 1993) by the biological processes that are the most likely reason for the uplift.

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Figure 6-9: (a) Schematic illustrating the formation of Mn-oxides and Fe-oxyhydroxides. Positively charged ions are attracted to the negatively charged surface of Mn-oxides, whereas negatively charged ions sorb onto the surface of positively charged Fe-oxides and oxyhydroxides. (b) Schematic illustrating the formation of hydrogenic, diagenetic and mixed-type nodules and the variation in chemistry. From Hein et al. (2020).

Polymetallic nodules occur on the seafloor of abyssal plains in about 4,000–6,000 m water depth in all major oceans. The average geochemical composition of polymetallic nodules varies between different basins, as well as regionally within major basins. Compared to the main nodule occurrences in other areas (CCZ, Peru Basin and Indian Ocean), the Cook Islands nodules have high Co and REE grades, but lower Ni and Cu grades (Table 6-1). The average abundance of the Cook Islands nodules (15 kg/m2) is similar to that of the CCZ (15 kg/m2) and higher than that of the Peru Basin (10 kg/m2) and the Indian Ocean (4.5 kg/m2).

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7. Exploration

CIC’s exploration programs included multibeam data acquisition and box coring, focusing on CBG04 East but also included minor work in CBG01. Other work undertaken includes environmental sampling in CBG04, FFG sampling in CBG04 and an AUV seafloor survey in CBG10.

7.1 CIC Expeditions

7.1.1 Expedition 1 Leg 1

In collaboration with Odyssey, CIC leased the MV Seasurveyor in 2022 with the purpose of commencing sampling in the newly granted EL1 license area. The focus was CBG04, in an area previously indicated by JICA to have elevated nodule abundance. The main vessel characteristics of the MV Seasurveyor are presented in Table 7-1.

In March 2022, the MV Seasurveyor was mobilized in Wellington, including mounting an electric winch with 7,000 m of 8 mm synthetic rope, A-frame, as well as laboratory and workshop containers. The vessel departed Wellington for the Cook Islands on 15 June 2022. Expedition 1 Leg 1 took place from 27 June to 7 July 2022. The first leg launched eight box cores at four stations in CBG04 (Figure 7-1), six of which failed. One attempt encountered crust while five failed due to early triggers. All deployments produced seafloor video and full-depth water column CTD (conductivity temperature, depth) profiles.

Table 7-1: MV Seasurveyor vessel characteristics.

Characteristic	Vale
Length	39 m
Beam	10 m
Draught	3.2 m
Gross Registered Tonnage	359 t
Owner	Seaworks
Operator	Seaworks
IMO Number	8824543

7.1.2 Expedition 1 Leg 2

The second leg of Exp 1 began on 18 July 2022, after crew change, a period of equipment modifications, and a change of the sample plan to include all CBGs to allow for flexibility with respect to changing weather. Box cores were primarily launched in western CBG04, with a few BCs deployed in eastern CBG04 and CBG01. The average sample spacing is ~11 km. Odyssey did not participate in the offshore operations from Exp 1 Leg 2 and onwards.

A total of 37 BCs were launched, 32 in CBG04 (Figure 7-1) and 5 in CBG01 (Figure 7-2), collecting 24 samples in total. Of the 13 failures, four BCs landed on crust and nine BCs triggered early. Early triggers were typically caused by the BC jostling in poor sea conditions. This issue was gradually overcome by modifying the trigger mechanism to increase its tolerance to rough handling. All deployments were equipped with a CTD probe and at least one video camera. All but one deployment captured seafloor video, resulting in seafloor video being recorded at all targeted stations. Expedition 1 Leg 2 ended on 9 September 2022.

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Figure 7-1: Samples collected in CBG04.

Figure 7-2: Samples collected in CBG01.

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7.1.3 Expedition 2

Expedition 2 took place from 29–31 August 2023 using the MV Anuanua Moana. The goal of Exp 2 was to collect a number of bulk samples and ROV data in western CBG04. The vessel characteristics of the MV Anuanua Moana are presented in Table 7-2.

The bulk sampling was planned based on a single multibeam line collected by MML for CIC. The multibeam line runs through an area of high nodule abundance sampled during CIC’s Exp 1. Three stations (AIT024, AIT027 and AIT028) were picked as targets for bulk sampling (Figure 7-3). MML’s benthic sled was used to collect three bulk samples (DR001, DR002 and DR003), collecting a total ~1.4 t of nodules for metallurgical testing and method development purposes.

Starting at station AIT024, using an ROV, seafloor video footage was collected along a ~5 km long transect. MML collected the ROV footage under its environmental umbrella permit as part of MML’s expedition RC05.

Figure 7-3: Ship track for Exp 2, including dredge lines (light green) and ROV track (dark green).

Table 7-2: MV Anuanua Moana vessel characteristics.

Characteristic	Value
Length	61 m
Beam	15.8 m
Draught	6.5 m
Gross Registered Tonnage	2,163 t
Owner	Kiva Marine
Operator	Moana Minerals Ltd
IMO Number	9352224

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7.1.4 Expedition 3

The third expedition undertaken by CIC took place from 11 September–11 October 2023 and used the MV Anuanua Moana for multibeam data acquisition in CBG04. In total, 32,750 km2 (12,645 mi2) new bathymetry data at 50 m resolution was collected. As a secondary objective, 22 FFG samples at 11 new stations were collected. Secondary objectives included wildlife observation and collection of bio-acoustic data from the top 1,000 m of the water column using the onboard EK-80 system. Sub-bottom profiling was also planned for Exp 3, but did not take place as the sub-bottom profiler was inoperable for the duration of the expedition.

The multibeam data were acquired using the vessel’s Kongsberg M304 Mk II 28 kHz multibeam echosounder. Data acquisition was managed with Kongsberg’s Seafloor Information System (SIS), and data were shared between the survey station and the ship’s bridge crew using the Hypack software package from Xylem Water Solutions. To accurately calculate the depth of the seafloor from the multibeam data, five sound velocity profiles were recorded at intervals spaced throughout the expedition.

The 22 FFG samples acquired during Exp 3 were taken as paired launches at 11 new stations on a loose E-W transect across the survey area (Figure 7-1). The FFG sampling recovered a total of 78.5 kg of nodules.

7.1.5 Expedition 4 Leg 1

Expedition 4 Leg 1 took place from 15 July–29 September 2025 using the MV Seasurveyor, focusing on the eastern part of CBG04 (Figure 7-4). Approximately 170 kg of nodules were recovered from 73 BC samples out of 85 deployments, with an average sample spacing of ~11 km. Eleven BC deployments landed on crust, and one landed on basement (pillow basalt outcrops). One BC triggered early in rough sea conditions.

7.1.6 Expedition 4 Leg 2

Expedition 4 Leg 2 took place using the MV Seasurveyor from 7–26 October 2026 following a short equipment swap. Expedition 4 Leg 2 ended prematurely due to mechanical issues with the winch.

Exp 4 Leg 2 saw 39 deployments of the multi-coring system at 14 stations in the eastern and western CBG04 (Figure 7-5). A total of 88 cores were recovered, of which 56 were deemed of sufficient quality to be processed further. Samples sliced from the accepted cores were sent to laboratories in New Zealand and the USA for analyses for environmental DNA, microfauna, meiofauna, phytopigments, organic geochemistry, gamma spectroscopy, as well as elemental and geochemical analysis.

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Figure 7-4: Sample distribution and nodule abundance for Exp 4 Leg 1.

Figure 7-5: Multicore locations, Exp 4 Leg 2.

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7.1.7 Expedition 4 Leg 3

Expedition 4 Leg 3 took place using the MV Seasurveyor from 5–18 November 2025 after a period of mobilization and verification that the Orpheus AUV could be launched using the winch and A-frame without needing the defunct winch level wind. The plan was to trial the AUV imaging capabilities on 10 transects in the CBG04 East area, as well as test the landing of the AUV on the seafloor to sample with the onboard small environmental sediment coring system.

Leg 3 was terminated after several attempts at getting the AUV to approach the seafloor safely and move along pre-planned transect lines. No samples were taken and no useful video footage was recorded.

7.2 Exploration Procedures and Parameters

7.2.1 Location Determination

7.2.1.1 Surface Location Determination

The MV Seasurveyor used a Hemisphere Crescent VS110 GPS navigation system as the primary method for surface location determination. This differential GPS system has integrated gyro and tilt sensors and can obtain differential positioning accuracy of 60 cm with 95% confidence. A single axis gyro provides <1° heading uncertainty for up to 3 minutes if GPS lock is lost.

Surface location was managed by surveyors hired by Seaworks or CIC (Exp 1), and Bintang Subsea (Exp 4), using processes laid out by the CIC Operations Manager. The Seaworks and Bintang Subsea surveyors measured offsets in regards to the constellation of GPS, ship midpoint and A-frame overboarding location. Location data were shared with the bridge crew using the Qinsy survey system, and with the Operations Manager using CIC’s survey data entry form.

A premade plan comprised of existing and planned stations was loaded up to the ships navigation system using a data file that was also shared with the surveyor. The Chief Scientist would determine what location to go to next, in conference with the Captain and the Operations Manager. When the ship was on location, the accuracy of the location was checked against the surveyor’s location in Qinsy, and later against independent GPS locations from the wildlife observations camera.

7.2.1.2 Submarine Location Determination

The MV Seasurveyor was equipped with a Sonardyne Ranger 2 USBL system, which was used to determine the submarine location of the BC assembly relative to the vessel. The system comprises a transponder mounted to a pole lowered into the sea on the port side of the vessel, and a Sonardyne WMT MF DIR 7000 PA-20/600BAR beacon fitted to the frame of the box corer. This system enabled the two platforms to track relative positions in three dimensions. The accuracy of the USBL system can be better than 0.1% of the slant range when optimized, or ~10 m at a depth of 5,000 m. The USBL accuracy is dependent on acoustic propagation conditions, water depth, signal to noise ratio, and GPS grade. Similar to the DGPS, the USBL system was interfaced to the Qinsy navigation software and displayed on a screen at the surveyor’s workstation. The submarine location determination process was managed by MV Seasurveyor’s surveyors, guided by the survey data entry form provided by the Operations Manager. The final sample location was determined by the process described in the box coring SOP: the location of the corer (location of the USBL beacon) was continuously tracked during descent and ascent,

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and checked against the length of rope paid out, indicated by the overboarding sheave software. When the box corer was observed to have landed on the seafloor, the surveyor – prompted by the winch operator – would record the location of the box corer once per second for at least a minute. When enough data points were recorded to obtain an accurate location, the surveyor prompted the winch operator, who then began the box corer recovery procedure.

7.2.2 MBES Surveying

In 2023 (Expedition 3 Leg 1), high-resolution bathymetric and backscatter data were collected using the MML-owned hydrographic survey equipment installed on the MV Anuanua Moana within CGB04. The multibeam echosounder (MBES) system was a Kongsberg EM304 Mk II, with position and attitude provided by a Kongsberg SeaPath 380 R2. Sound velocity profiles were generated using a ValePort Midas sound velocity profiler (SVP).

The survey was typically run in Very Deep Mode, with a reliable swath width of 10–12 km. The exception was for water depths beyond 5,100 m, when data coverage and quality degraded noticeably. The system was then switched to Extra Deep Mode, which reduced the swath width.

The vessel speed during the survey was ~7–8 knots, except when heavy seas required the vessel speed to be lower. Survey lines were oriented northwest as directed by prevailing sea conditions.

When each survey line was completed, it was transferred via the internal vessel network to the Data Processing Room for immediate post-processing. Distance offsets between navigation sensors and the EM304 transducer were measured in 2022 (ANKO Marine AS, 2023). In early 2023, calibration of angular offsets between navigation and the transducer was carried out. Both sets of measurements are incorporated into a vessel file used by Caris HIPS software for post-processing of the data. An initial review of processed data indicated no artifacts were apparent in the bathymetry data that may be caused by incorrect calibration values, and the entire survey was processed with the existing vessel file calibration values.

A ValePort Midas SVP was deployed using the vessel Dyneema rope winch over the stern A-frame to collect full water depth speed of sound velocity profiles. The time for an SVP measurement over 5,000 m was ~3 hours. Following completion of the profile, the data were downloaded and then opened in the Sound Speed Manager to convert to Kongsberg format. The converted data were then loaded to SIS for inclusion in data acquisition before recommencing the survey. The only exception to this was during the original transit from Rarotonga to the project location when data were acquired using the existing SVP data loaded into SIS, which was acquired in March 2023.

7.2.3 Box Core Sampling Procedures

7.2.3.1 Equipment Specifications

CIC used two Ocean Instruments BX-635 box corers (Figure 7-6). Each corer consists of a frame and a detachable sample box, and a third sample box was available as a spare. The sample boxes have a footprint of 35 cm × 35 cm (0.1225 m2) and are 58 cm tall. The corers weigh ~500 kg on deck and ~350 kg in water. The maximum sample thickness of 30 cm was set by the stroke length of the central mast of the frame, guided by the position of the valves on the core boxes. In general, samples of good quality have a thickness of ~25 cm.

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The BX-625 has one-way valves on the sides of the sample boxes, working as vents to minimize bow-wave effects during descent. The original design used during Exp 1 used a single valve. For Exp 4, a larger valve model was used, and four valves were mounted on each box instead of the single valve used during Exp 1. Two subsea cameras with lights, a USBL beacon and a CTD logger (Figure 7-6) were attached to the BC assembly before deployment. At least one camera, one USBL and one CTD logger were mounted for all BC launches.

A second model, Ocean Instruments Gomex-50, was trialed during Exp 4. This is a compact double-spade design which can take superior quality samples compared to the BX (USNEL-style single-spade) models in soft sediments. However, the model was found to be of inferior construction, failed on the first launch, and was not used again.

All box coring operations were executed using the MV Seasurveyor.

Figure 7-6: Original BX-635 BC design used in 2022 during Exp 1 (left). Updated design (right)

7.2.3.2 Deployment & Sampling Procedure

Box core sampling is a tethered seabed sampling method, whereby a BC unit is lowered to the seabed by winch, typically at a rate of 50–60 m per minute (m/min). For Exp 4, a passive heave compensator was inserted between the winch and the overboarding sheave, reducing swell-induced heaving by the length of the compensator stroke of ~3 m.

Approximately 100 m above the seabed, the winch was stopped for 1 minute to allow the box corer to settle to an upright position. The winch then lowered the box corer at a rate of 20–25 m/minute until the seafloor was reached. A telltale sign of the box corer reaching the seafloor was the increase of the heave compensator stroke beyond the range and out of the

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rhythm set by the current sea state. Another sign was a slacking of the rope as the pull of the box corer reduced to zero. When signs of seafloor landing became apparent, extra rope was paid out at elevated speed until the ram was fully extended and the rope slackened. This was important, especially in rougher sea conditions, to prevent the BC unit bouncing before triggering, thereby disturbing the seafloor before a sample is taken.

Once the BC unit landed on the seabed, the box sunk into the sediment, releasing the trigger of the spade. The box corer was left on the seafloor for 3–5 minutes to allow the surveyor to generate a Location Fix Report with the USBL system, as well as for cameras to adequately photograph the seafloor.

After the surveyor had generated the Location Fix Report, the rope was slowly pulled in until tension started to build. This tension would first close the heave compensator ram. When or if tension reached values greater than the expected box corer weight (500 kg) and the heave compensator ram was fully closed, the winch was stopped, allowing the box corer to be gently worked out of the seafloor using the heave motion of the ship. Release tensions ranged between 600–1,100 kg.

When enough tension was added to the rope to pull the box corer free of the seafloor, the spade was first pulled to close under the sample box, which cut the sediment underneath the box and secured the sample for retrieval. The box corer was winched back to the surface at a rate of 60–80 m/min.

The procedure described above mainly applies to Exp 4. The procedure used for Exp 1 was generally the same, but the heave compensator was not available. The BC extraction method was therefore slightly different for Exp 1. When the box corer reached the seafloor, tension would drop to zero and the rope would slacken. Extra rope was paid out to mitigate the effect of ship movements, including pitching and heaving. Recovery would start with pulling on the rope to close the spade under the box corer, stopping the winch and letting the ship heaving gently release the box corer if tension built to 1,000 kg or more.

Once the box corer was recovered and secured on deck, the spade was removed from the frame and the sample box placed on a skid. The skid with the sample box was moved to the port-side processing station, allowing the science team to start processing the sample.

Sample quality was assessed from the processing outset. The top water quality was evaluated (clear, cloudy or turbid), and water temperature measured. After siphoning off the water, the sample surface was described and photographed. Depth to the sample surface was measured at the four sides of the sample box, with significant differences in that depth indicating a disturbed sample. Any macrofauna present were photographed and removed for close-up photography, identification, and preservation. If the macrofauna were encrusting, the substrate nodules were removed with the macrofauna, then returned after the macrofauna had been processed and stored.

Surface nodules were removed and placed in a bucket labelled ‘0 – 5’. When all nodules in the surface layers were removed, geotechnical shear vane measurements were taken at two locations. Various subcores were then inserted for sediment sampling. Samples for environmental DNA (eDNA) were immediately taken to the onboard -80°C freezer.

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The ‘0 – 5’ bucket with nodules was taken to the laboratory for offshore preliminary analysis and bagging, together with a small amount of sediment for color description using the Munsell color chart. In the laboratory, loose mud was rinsed off the nodules using seawater, and the nodules were allowed to drip dry before being subjected to sample weight and volume measurements. After the preliminary measurements of both sample weight and average nodule density, the nodules were laid out on a photography table, overall morphology was described, and photographs were taken of each sample depth interval if more nodules were present below 0–5 cm (Figure 7-7).

Meanwhile, the BC sediment was subsampled by stripping it back in layers (0–5 cm, 5–10 cm, 10 cm – bottom), and anything unusual was documented and preserved, if possible. For Exp 1, the sediment was generally discarded except for planned eDNA samples and a scoop of sediment for descriptive analysis. For Exp 4, 8 cm × 30 cm subcores were taken, as well as paired bulk samples of several hundred cubic centimeters of sediment for each interval (5–10 cm, 10 cm – bottom).

After processing, nodules were bagged, provided with chain-of-custody tags, and stored with the sediment samples in food-grade, sealed, plastic buckets. These buckets were again stored in climate-controlled conditions in the onboard workshop container.

Figure 7-7: Examples of nodules photographs taken offshore. Background grid size is 1 cm.

7.2.4 Freefall Grab Sampling Procedures

During Exp 3, CIC used the FFG units with a nominal sampling area of 0.2 m2 owned by MML, from MML’s research vessel MV Anuanua Moana (Figure 7-8). FFG sampling is an untethered seafloor sampling method. A grab and flotation frame are combined with two ballast weights attached to the open grab, providing the negative buoyancy for the FFG sampler to sink.

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On impact with the seafloor, the FFG sampler dislodges the ballast weights, changing buoyancy to positive and thus lifting the grab. The upward motion pulls on the two grab arms, causing the sample jaws to close, encasing any sample. At the surface, the FFG sampler was recovered using the port-side 4-tonne crane and 3-m-long grappling poles. The sampler was placed into the FFG cradle on the back deck (Figure 7-8). Once in the cradle, the sample was photographed before being emptied into a bucket placed underneath the jaws (Figure 7-9). From this point onwards, the nodules collected by FFG were processed in a manner identical to that described for the BC nodules in section 7.2.3.2.

The FFG flotation frame was equipped with a Garmin inReach® Mini GPS tracker (encased in a titanium housing rated to 6,000 m depth) and strobe light. These were used to help locate the FFG sampler for recovery. The frame also has room to attach a CTD probe and a subsea camera with external light. The grab and floats were attached by two galvanic quick-release hooks.

Figure 7-8: Recovered FFG sampler on deck.

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Figure 7-9: Example of nodule samples from an FFG launch during Exp 3.

7.2.5 Multi-Core Sampling Procedures

Multicore (MC) samplers are a tethered sampling method typically used for the collection of multiple high-quality, undisturbed sediment core samples, which may at times include nodules. The MC sampler was deployed from the MV Seasurveyor during Exp 4 Leg 2 following similar procedures to the BC sampler, using the winch and passive heave compensator.

The Ocean Instruments MC-400 multicorer was equipped with four coring tubes that were simultaneously activated to sample the sediment (Figure 7-10). The frame was also equipped with a CTD probe, USBL beacon and two subsea cameras with external lights. Due to the small sample area of the cores compared with the size of the nodules, the MC sampler was not suitable for assessing nodule abundance, and data resulting from its use were not included in the MRE. Samples taken using the MC have been shipped to partners at universities for the research required for an EIA.

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Figure 7-10: MC-400 multicorer recovered to deck with samples.

7.2.6 Bulk Sampling Procedures

For bulk sampling, CIC used the benthic sleds operated by MML from its vessel MV Anuanua Moana. Each sled is 1,050 mm wide, 500 mm high, and 1,850 mm long, giving an internal volume of 0.97 m2. The sled was fitted with at least one 4K-resolution camera, each with two lights, and all with scaling lasers embedded, providing ~3 hours of video. The cameras can be programmed with a time delay to capture video footage of the dredging only. The front of the sled was painted black to reduce light interference for the camera. A second camera was mounted on the sled during one launch, facing backwards to capture the sled landing on the seafloor.

The sled was deployed from the back deck winch and towed behind the ship at between 1 and 2 knots. MML used the sleds to collect bulk nodules over large areas for use in metallurgical studies.

The benthic sled was deployed during Exp 2 (Figure 7-11).

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Figure 7-11: Benthic sled unloading nodules on the back deck.

7.2.7 ROV Surveying Procedures

A Comanche 6000 Observation ROV was used to run a survey of the seabed in CBG04 East, just prior to Exp 2. A dedicated ROV Launch and Recovery System (LARS) was installed on the MV Anuanua Moana’s mezzanine deck. An A-frame was used to extend the ROV over the water, and a dedicated winch was used to lower the ROV into and through the water column (Figure 7-12). The 6,500-m-long ROV umbilical was stored on a traction winch. The ROV is electrically powered and controlled from the ship using an umbilical and tether management system (TMS). Onboard the ROV, electrical power is used to run several thrusters for maneuvering, to power hydraulics for the manipulators, and to power cameras and sensors needed for safe and proper operation of the system. The ROV was equipped with two Arctic Ray 4K Mako cameras. One is mounted on a pan and tilt apparatus in a forward-looking position and the stereo-imaging lasers activated at a known separation distance of 35 mm. The other camera was mounted on the forward part of the vehicle in a downward-looking position, with no lasers activated. -12

The descent to the seafloor was at an average speed of 50 m/min. The TMS stopped ~50 m above the seafloor, at which point the ROV then exited the TMS and used the doppler velocity logger (DVL) and cameras to find the true bottom. The average time for the ROV to be ready on the seafloor for a survey was ~2 hours.

The ROV survey was conducted at an altitude of ~2.2 m and a velocity of ~0.4 knots.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Figure 7-12: ROV launching on starboard side of the MV Anuanua Moana during Exp 2.

7.3 Exploration Results

7.3.1 MBES Surveying

The total coverage of MBES data is 32,758 km2 (12,648 mi2), or ~15% of the total license area. Bathymetric and backscatter data were processed to 50 m resolution (Figure 7-13 and Figure 7-14). A slope analysis was run on the bathymetric data (Figure 7-15).

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Figure 7-13: Bathymetric (50 m resolution) data collected within CBG04.

Figure 7-14: Backscatter (50 m resolution) data collected within CBG04.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Figure 7-15: Slope map displaying areas with a slope >10°.

Two approaches were taken to interpret seafloor geomorphology from the MBES data: (1) a statistics-driven approach (Morgan, 2024) using the Exp 3 multibeam data domained primarily using the Benthic Terrain Modeller (BTM) tool for ArcGIS (Walbridge et al., 2018); (2) a visual interpretation of multibeam bathymetry and backscatter (Nielsen, 2025).

Both approaches refer to the terrain-based study generated by the Cook Islands Seabed Mineral Authority (Browne et al., 2023) (Section 6.2.3). This study used the BTM tool to interpret regional geomorphology and structures using GEBCO bathymetric data (GEBCO, 2024). The areas of focus for CIC are abyssal plains, often described as gently rolling hills and valleys.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Figure 7-16. Interpreted seafloor geomorphology with CIC license area (hatched areas) (Browne et al., 2023).

Morgan (2024) studied the multibeam data dividing the seafloor into depressions, hills, and valleys (Figure 7-17). Areas with a slope >10° were used as a pragmatic indicator of areas too steep to be either safely sampled or harvested in the future. The study further compared the sparse assayed sample set with the geomorphological domains and found that ‘hills’ had higher values of Mn, Fe, Co, and REE while ‘valleys’ had higher values of Ni and Cu. While suggesting that this may indicate elevated occurrence of hydrogenetic nodules on the hills and elevated diagenetic nodule presence in the valleys, the study also noted that this is not statistically testable at the time of the reporting.

Nielsen (2025) interpreted the multibeam and backscatter data to identify structural features on the seafloor. The bathymetric data display east-trending features, which Nielsen (2025) interpreted as horst-and-graben structures that are characteristic of oceanic seafloor. Nielsen (2025) identified approximately north-trending lineaments in a bathymetry-derived slope map as faults, and their pattern of intercept in roughly 30° angles were suggested to indicate east-west oriented tectonic reactivation and compression. Areas of high backscatter intensity are often considered indicative of either hard substrata or high nodule abundance, although backscatter intensity is influenced by seafloor geometry, seafloor roughness and volume properties (Blondel, 2001; Brown et al., 2015),. High backscatter intensity in the eastern CBG04 may therefore indicate an area with potential for high nodule abundance. Broad, linear, north-oriented features with intermediate to high backscatter intensity were interpreted by Nielsen (2025) as relatively young chains of knolls following the similarly trending faults and overprinting the horst-and-graben pattern.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Figure 7-17: BTM-derived geomorphological domains (Morgan, 2024).

Nielsen (2025) suggested at least two major periods of tectonic activity: (1) early seafloor spreading leading to the development of the horst-and-graben structures, and (2) a later period of tectonic inversion (compression) leading to the north trending faults that guided the formation of knolls. Based on this tectonic history, Nielsen (2025) suggested that the risk of polymetallic crust formation along faults may be elevated due to periods of fault reactivation.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

-159.5
-159.0
-158.5
0 10 20 km
Bathymetry
Deep
Shallow
Crusts and outcrops
Slope map lineaments
-17.0
-17.5
Backscatter
Low
High
High reflection plain
Knoll chains

Figure 7-18: Geological interpretation of the bathymetric and backscatter data Nielsen (2025).Top: North trending lineaments and potential crusts outcrops in the bathymetry data. Bottom: Seafloor textures in backscatter data, including high reflectivity in a continuous abyssal plain area and intermediate reflectivity in elongated areas characterized by chains of knolls.

7.3.2 Box Core Sampling

A total of 130 BC deployments resulted in the collection of 83 nodule samples. Samples were collected from CBG01 and CBG04 areas across two expeditions (four legs in total). The BC samples were collected on a ~11-km space dice-five grid.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

A total of 47 deployments failed (i.e. no nodules sample was returned). The reason for sample failure was either equipment failure (early triggering of the spade) or the BC sampler landing on either crust or basement rock. In most instances where sampling failed due to triggering of the spade, when the landing video footage indicated that nodules were present, the BC sampler was redeployed, and a sample of acceptable quality was collected. In RSC’s opinion, the BC samples collected are representative with respect to the mineralization style.

The locations of all BC samplers deployed, as well as the abundance and geochemistry (Co, Cu, Fe, Mn, and Ni grade) are presented in Table 7-3, Figure 7-19 (CBG04), and Figure 7-20 (CBG01). The moisture content and density data are presented in section 8.3. The samples collected during Exp 4 are currently at the laboratory, awaiting geochemical analysis.

Table 7-3: Summary of nodule abundance and geochemistry data collected by BC samplers. - = no data, NA = not yet available.

Sample ID	Cruise	Date (UTC)	Latitude (°)	Longitude (°)	Sample Status	Abundance (kg/m2)	Co (%)	Cu (%)	Fe (%)	Mn (%)	Ni (%)
BC001	Exp 1 Leg 1	3/07/2022	-17.49920	-160.28380	Fail	0	—	—	—	—	—
BC002	Exp 1 Leg 1	3/07/2022	-17.49940	-160.28580	Fail	—	—	—	—	—	—
BC003	Exp 1 Leg 1	3/07/2022	-17.49920	-160.36400	Fail	—	—	—	—	—	—
BC004	Exp 1 Leg 1	4/07/2022	-17.49920	-160.36410	Fail	—	—	—	—	—	—
BC005	Exp 1 Leg 1	4/07/2022	-17.48580	-160.45105	Fail	—	—	—	—	—	—
BC006	Exp 1 Leg 1	4/07/2022	-17.48610	-160.45160	Fail	—	—	—	—	—	—
BC007	Exp 1 Leg 1	5/07/2022	-17.49470	-160.51000	Valid	21.73	0.5	0.09	18.19	13.83	0.18
BC008	Exp 1 Leg 1	5/07/2022	-17.49461	-160.51005	Valid	19.33	—	—	—	—	—
BC009	Exp 1 Leg 2	19/07/2022	-17.96200	-158.69100	Fail	0	—	—	—	—	—
BC010	Exp 1 Leg 2	22/07/2022	-17.97880	-159.46420	Valid	3.27	—	—	—	—	—
BC011	Exp 1 Leg 2	22/07/2022	-17.90800	-159.42200	Fail	—	—	—	—	—	—
BC012	Exp 1 Leg 2	23/07/2022	-17.90810	-159.42220	Fail	0	—	—	—	—	—
BC013	Exp 1 Leg 2	23/07/2022	-17.84300	-159.39410	Valid	1.31	—	—	—	—	—
BC014	Exp 1 Leg 2	24/07/2022	-17.77720	-159.32688	Fail	0	—	—	—	—	—
BC015	Exp 1 Leg 2	24/07/2022	-17.77785	-159.32730	Fail	—	—	—	—	—	—
BC016	Exp 1 Leg 2	24/07/2022	-17.68600	-159.28100	Fail	—	—	—	—	—	—
BC017	Exp 1 Leg 2	31/07/2022	-23.98050	-160.01600	Fail	—	—	—	—	—	—
BC018	Exp 1 Leg 2	31/07/2022	-23.98050	-160.15800	Fail	—	—	—	—	—	—
BC019	Exp 1 Leg 2	1/08/2022	-23.98217	-159.98134	Valid	22.26	0.54	0.19	18.05	17.47	0.39
BC020	Exp 1 Leg 2	1/08/2022	-23.93594	-159.85058	Valid	31.12	0.5	0.24	17.19	17.31	0.5
BC021	Exp 1 Leg 2	1/08/2022	-23.89906	-159.77895	Valid	33.47	0.53	0.18	17.46	17.68	0.36
BC022	Exp 1 Leg 2	11/08/2022	-17.43711	-160.57711	Fail	0	—	—	—	—	—
BC023	Exp 1 Leg 2	11/08/2022	-17.43629	-160.57709	Fail	12.62	—	—	—	—	—
BC024	Exp 1 Leg 2	11/08/2022	-17.37990	-160.63543	Valid	12.98	—	—	—	—	—
BC025	Exp 1 Leg 2	12/08/2022	-17.40388	-160.76013	Valid	21.01	0.49	0.17	17.75	17.34	0.33
BC026	Exp 1 Leg 2	12/08/2022	-17.40287	-160.88106	Valid	2.065	—	—	—	—	—
BC027	Exp 1 Leg 2	12/08/2022	-17.40189	-160.96538	Valid	0.4	—	—	—	—	—
BC028	Exp 1 Leg 2	28/08/2022	-17.56700	-160.71303	Fail	—	—	—	—	—	—
BC029	Exp 1 Leg 2	28/08/2022	-17.56699	-160.71302	Valid	31.08	0.46	0.15	17.87	16.54	0.29
BC030	Exp 1 Leg 2	29/08/2022	-17.54057	-160.57613	Valid	11.26	—	—	—	—	—
BC031	Exp 1 Leg 2	29/08/2022	-17.40458	-160.44989	Valid	11.67	—	—	—	—	—
BC032	Exp 1 Leg 2	30/08/2022	-17.33032	-160.39703	Valid	26.31	0.5	0.14	19.25	16.33	0.25
BC033	Exp 1 Leg 2	30/08/2022	-17.26179	-160.36211	Valid	23	0.53	0.11	19.4	16.33	0.22
BC034	Exp 1 Leg 2	31/08/2022	-17.19530	-160.31806	Fail	—	—	—	—	—	—

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Sample ID	Cruise	Date (UTC)	Latitude (°)	Longitude (°)	Sample Status	Abundance (kg/m2)	Co (%)	Cu (%)	Fe (%)	Mn (%)	Ni (%)
BC035	Exp 1 Leg 2	31/08/2022	-17.09591	-160.24911	Valid	27.92	0.46	0.14	19.92	15.52	0.26
BC036	Exp 1 Leg 2	1/09/2022	-17.01915	-160.20601	Valid	11.88	—	—	—	—	—
BC037	Exp 1 Leg 2	1/09/2022	-17.02270	-160.30474	Valid	33.76	0.64	0.1	18.86	18.91	0.25
BC038	Exp 1 Leg 2	2/09/2022	-17.26732	-160.34593	Valid	15.84	—	—	—	—	—
BC039	Exp 1 Leg 2	2/09/2022	-17.20226	-160.38790	Fail	—	—	—	—	—	—
BC040	Exp 1 Leg 2	3/09/2022	-17.20219	-160.38800	Valid	20.22	0.55	0.1	19.47	17.06	0.2
BC041	Exp 1 Leg 2	3/09/2022	-17.25994	-160.45991	Valid	25.87	0.48	0.13	17.84	14.88	0.25
BC042	Exp 1 Leg 2	4/09/2022	-17.32301	-160.49703	Valid	19.67	0.52	0.14	19.24	16.49	0.28
BC043	Exp 1 Leg 2	4/09/2022	-17.56734	-160.45173	Fail	0	—	—	—	—	—
BC044	Exp 1 Leg 2	6/09/2022	-17.49918	-160.36396	Valid	12.64	—	—	—	—	—
BC045	Exp 1 Leg 2	6/09/2022	-17.48578	-160.45107	Fail	5.01	—	—	—	—	—
BC046	Exp 4 Leg 1	15/07/2025	-17.11859	-158.93710	Valid	22.09	NA	NA	NA	NA	NA
BC047	Exp 4 Leg 1	15/07/2025	-17.11805	-158.93650	Valid	25.31	NA	NA	NA	NA	NA
BC048	Exp 4 Leg 1	16/07/2025	-17.11901	-158.93740	Fail	—	NA	NA	NA	NA	NA
BC049	Exp 4 Leg 1	17/07/2025	-17.44419	-158.58710	Fail	0.98	NA	NA	NA	NA	NA
BC050	Exp 4 Leg 1	17/07/2025	-17.41626	-158.72930	Valid	33.06	NA	NA	NA	NA	NA
BC051	Exp 4 Leg 1	18/07/2025	-17.41614	-158.83370	Valid	46.81	NA	NA	NA	NA	NA
BC052	Exp 4 Leg 1	18/07/2025	-17.43696	-158.93390	Valid	34.4	NA	NA	NA	NA	NA
BC053	Exp 4 Leg 1	19/07/2025	-17.41611	-159.04030	Valid	33.5	NA	NA	NA	NA	NA
BC054	Exp 4 Leg 1	19/07/2025	-17.42930	-159.15140	Valid	16.73	NA	NA	NA	NA	NA
BC055	Exp 4 Leg 1	20/07/2025	-17.42025	-159.24690	Valid	13.94	NA	NA	NA	NA	NA
BC056	Exp 4 Leg 1	20/07/2025	-17.40175	-159.33850	Valid	9.29	NA	NA	NA	NA	NA
BC057	Exp 4 Leg 1	21/07/2025	-17.41610	-159.45420	Fail	2.69	NA	NA	NA	NA	NA
BC058	Exp 4 Leg 1	21/07/2025	-17.41523	-159.55850	Valid	8.82	NA	NA	NA	NA	NA
BC059	Exp 4 Leg 1	22/07/2025	-17.41320	-159.67680	Valid	6.43	NA	NA	NA	NA	NA
BC060	Exp 4 Leg 1	22/07/2025	-17.43373	-159.77490	Valid	12.34	NA	NA	NA	NA	NA
BC061	Exp 4 Leg 1	23/07/2025	-17.63192	-159.17980	Valid	6.11	NA	NA	NA	NA	NA
BC062	Exp 4 Leg 1	23/07/2025	-17.51481	-159.13130	Fail	3.17	NA	NA	NA	NA	NA
BC063	Exp 4 Leg 1	24/07/2025	-17.50649	-159.04960	Fail	0	NA	NA	NA	NA	NA
BC064	Exp 4 Leg 1	24/07/2025	-17.53617	-158.93490	Valid	6.12	NA	NA	NA	NA	NA
BC065	Exp 4 Leg 1	25/07/2025	-17.50622	-158.83790	Fail	1.96	NA	NA	NA	NA	NA
BC066	Exp 4 Leg 1	25/07/2025	-17.32293	-158.93530	Valid	47.95	NA	NA	NA	NA	NA
BC067	Exp 4 Leg 1	26/07/2025	-17.21781	-158.72980	Fail	—	NA	NA	NA	NA	NA
BC068	Exp 4 Leg 1	26/07/2025	-17.11768	-158.72950	Fail	0	NA	NA	NA	NA	NA
BC069	Exp 4 Leg 1	27/07/2025	-17.01909	-158.73010	Valid	28.69	NA	NA	NA	NA	NA
BC070	Exp 4 Leg 1	27/07/2025	-17.03519	-158.52410	Fail	1.39	NA	NA	NA	NA	NA
BC071	Exp 4 Leg 1	1/08/2025	-17.10958	-159.57120	Valid	10.25	NA	NA	NA	NA	NA
BC072	Exp 4 Leg 1	1/08/2025	-17.10947	-159.46050	Fail	0	NA	NA	NA	NA	NA
BC073	Exp 4 Leg 1	2/08/2025	-17.11758	-159.35010	Valid	6.96	NA	NA	NA	NA	NA
BC074	Exp 4 Leg 1	2/08/2025	-17.11785	-159.24740	Valid	14.97	NA	NA	NA	NA	NA
BC075	Exp 4 Leg 1	3/08/2025	-17.11826	-159.14340	Valid	16.73	NA	NA	NA	NA	NA
BC076	Exp 4 Leg 1	3/08/2025	-17.11832	-159.04060	Valid	23.25	NA	NA	NA	NA	NA
BC077	Exp 4 Leg 1	4/08/2025	-17.11829	-158.83290	Valid	19.17	NA	NA	NA	NA	NA
BC078	Exp 4 Leg 1	4/08/2025	-17.12105	-158.62270	Fail	1.91	NA	NA	NA	NA	NA
BC079	Exp 4 Leg 1	5/08/2025	-17.21789	-158.72960	Valid	25.08	NA	NA	NA	NA	NA
BC080	Exp 4 Leg 1	5/08/2025	-17.21732	-158.83350	Fail	—	NA	NA	NA	NA	NA
BC081	Exp 4 Leg 1	7/08/2025	-17.21770	-158.93640	Fail	10.04	NA	NA	NA	NA	NA
BC082	Exp 4 Leg 1	7/08/2025	-17.21740	-159.04040	Fail	4.13	NA	NA	NA	NA	NA

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Sample ID	Cruise	Date (UTC)	Latitude (°)	Longitude (°)	Sample Status	Abundance (kg/m2)	Co (%)	Cu (%)	Fe (%)	Mn (%)	Ni (%)
BC083	Exp 4 Leg 1	8/08/2025	-17.21765	-159.14320	Fail	0	NA	NA	NA	NA	NA
BC084	Exp 4 Leg 1	8/08/2025	-17.21733	-159.24690	Fail	0	NA	NA	NA	NA	NA
BC085	Exp 4 Leg 1	9/08/2025	-17.31691	-159.35080	Fail	0	NA	NA	NA	NA	NA
BC086	Exp 4 Leg 1	9/08/2025	-17.28106	-159.25190	Fail	0	NA	NA	NA	NA	NA
BC087	Exp 4 Leg 1	10/08/2025	-17.31756	-159.14370	Valid	16.33	NA	NA	NA	NA	NA
BC088	Exp 4 Leg 1	10/08/2025	-17.29862	-159.04030	Valid	16.69	NA	NA	NA	NA	NA
BC089	Exp 4 Leg 1	11/08/2025	-17.30936	-158.72950	Valid	30.51	NA	NA	NA	NA	NA
BC090	Exp 4 Leg 1	11/08/2025	-17.32425	-158.64470	Valid	26.14	NA	NA	NA	NA	NA
BC091	Exp 4 Leg 1	17/08/2025	-17.31302	-158.54720	Valid	22.45	NA	NA	NA	NA	NA
BC092	Exp 4 Leg 2	17/08/2025	-17.21623	-158.51330	Fail	6.48	NA	NA	NA	NA	NA
BC093	Exp 4 Leg 2	18/08/2025	-17.15014	-158.51260	Valid	24.59	NA	NA	NA	NA	NA
BC094	Exp 4 Leg 2	18/08/2025	-17.03569	-158.52470	Valid	32.03	NA	NA	NA	NA	NA
BC095	Exp 4 Leg 2	19/08/2025	-17.12130	-158.62200	Valid	29.49	NA	NA	NA	NA	NA
BC096	Exp 4 Leg 2	19/08/2025	-17.15744	-158.66310	Valid	31.89	NA	NA	NA	NA	NA
BC097	Exp 4 Leg 2	20/08/2025	-17.15613	-158.77910	Valid	31.49	NA	NA	NA	NA	NA
BC098	Exp 4 Leg 2	20/08/2025	-17.21737	-158.83380	Valid	33.14	NA	NA	NA	NA	NA
BC099	Exp 4 Leg 2	21/08/2025	-17.15648	-158.88900	Valid	34.97	NA	NA	NA	NA	NA
BC100	Exp 4 Leg 2	21/08/2025	-17.21704	-158.93670	Valid	18.5	NA	NA	NA	NA	NA
BC101	Exp 4 Leg 2	22/08/2025	-17.21807	-159.04000	Valid	17.5	NA	NA	NA	NA	NA
BC102	Exp 4 Leg 2	22/08/2025	-17.17062	-159.08280	Fail	0	NA	NA	NA	NA	NA
BC103	Exp 4 Leg 2	23/08/2025	-17.05088	-159.30850	Fail	6.56	NA	NA	NA	NA	NA
BC104	Exp 4 Leg 2	23/08/2025	-17.0189	-159.14450	Fail	15	NA	NA	NA	NA	NA
BC105	Exp 4 Leg 2	24/08/2025	-17.00690	-159.02400	Fail	0.83	NA	NA	NA	NA	NA
BC106	Exp 4 Leg 2	13/09/2025	-17.01864	-158.83320	Valid	23.05	NA	NA	NA	NA	NA
BC107	Exp 4 Leg 2	13/09/2025	-17.00571	-158.92540	Valid	20.38	NA	NA	NA	NA	NA
BC108	Exp 4 Leg 2	14/09/2025	-17.06571	-158.79020	Valid	11.43	NA	NA	NA	NA	NA
BC109	Exp 4 Leg 2	14/09/2025	-17.06024	-158.87460	Valid	28.26	NA	NA	NA	NA	NA
BC110	Exp 4 Leg 2	15/09/2025	-17.15715	-158.98070	Valid	28.91	NA	NA	NA	NA	NA
BC111	Exp 4 Leg 2	15/09/2025	-17.05508	-158.97790	Valid	40.41	NA	NA	NA	NA	NA
BC112	Exp 4 Leg 2	16/09/2025	-17.06879	-159.08610	Valid	17.65	NA	NA	NA	NA	NA
BC113	Exp 4 Leg 2	16/09/2025	-17.06217	-159.19810	Valid	19.54	NA	NA	NA	NA	NA
BC114	Exp 4 Leg 2	19/09/2025	-17.00605	-159.02390	Valid	20.34	NA	NA	NA	NA	NA
BC115	Exp 4 Leg 2	19/09/2025	-17.01864	-159.14350	Fail	—	NA	NA	NA	NA	NA
BC116	Exp 4 Leg 2	20/09/2025	-17.35391	-159.08710	Valid	12.79	NA	NA	NA	NA	NA
BC117	Exp 4 Leg 2	20/09/2025	-17.26303	-159.10430	Valid	12.54	NA	NA	NA	NA	NA
BC118	Exp 4 Leg 2	21/09/2025	-17.34965	-158.98460	Valid	19.3	NA	NA	NA	NA	NA
BC119	Exp 4 Leg 2	21/09/2025	-17.26370	-158.98120	Valid	20.9	NA	NA	NA	NA	NA
BC120	Exp 4 Leg 2	22/09/2025	-17.35535	-158.88550	Valid	24.82	NA	NA	NA	NA	NA
BC121	Exp 4 Leg 2	22/09/2025	-17.26129	-158.88810	Valid	20.54	NA	NA	NA	NA	NA
BC122	Exp 4 Leg 2	25/09/2025	-17.35200	-158.79300	Valid	24.95	NA	NA	NA	NA	NA
BC123	Exp 4 Leg 2	25/09/2025	-17.26300	-158.76300	Valid	27.43	NA	NA	NA	NA	NA
BC124	Exp 4 Leg 2	26/09/2025	-17.26900	-158.67900	Fail	7.85	NA	NA	NA	NA	NA
BC125	Exp 4 Leg 2	26/09/2025	-17.36300	-158.68600	Valid	25.84	NA	NA	NA	NA	NA
BC126	Exp 4 Leg 2	27/09/2025	-17.44500	-158.65900	Valid	33.47	NA	NA	NA	NA	NA
BC127	Exp 4 Leg 2	27/09/2025	-17.44900	-158.77300	Valid	27.69	NA	NA	NA	NA	NA
BC128	Exp 4 Leg 2	28/09/2025	-17.45900	-158.89200	Fail	0.38	NA	NA	NA	NA	NA
BC129	Exp 4 Leg 2	28/09/2025	-17.46800	-158.98100	Valid	33.47	NA	NA	NA	NA	NA
BC130	Exp 4 Leg 2	29/09/2025	-17.46600	-159.08800	Valid	35.22	NA	NA	NA	NA	NA

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

160°W
158°W
16°S
18°S
Surface Abundance (kg/m2)
0 - 5
5 - 10
10 - 20
20 - 30
30 - 43
null
CIC_CBG4
CI_Marine_Reserves
Co (%)
0 - 0.44
0.44 - 0.49
0.49 - 0.55
0.55 - 0.64
null
N
Cu (%)
0 - 0.12
0.12 - 0.15
0.15 - 0.19
0.19 - 0.24
null
Fe (%)
0 - 15
15 - 18
18 - 19
19 - 21
null
Mn (%)
0 - 14
14 - 15
15 - 17
17 - 19
null
Ni (%)
0 - 0.25
0.25 - 0.3
0.3 - 0.4
0.4 - 0.5
null
21 January 26
CRS: WGS84
Data Source: Google Satellite, CIC, SBMA
rsc
0
100
200 km

Figure 7-19: Map of BC nodule geochemistry within CGB04: surface abundance, Co, Cu, Fe, Mn, and Ni. Squares represent BC sample locations, circles FFG sample locations.

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160°W
Surface Abundance (kg/m2)
0 - 5
5 - 10
10 - 20
20 - 30
30 - 43
null
24°S
CIC_CBG1
CI_Marine_Reserves
160°W
Co (%)
0 - 0.44
0.44 - 0.49
0.49 - 0.55
0.55 - 0.64
null
N
24°S
160°W
Cu (%)
0 - 0.12
0.12 - 0.15
0.15 - 0.19
0.19 - 0.24
null
24°S
160°W
Fe (%)
0 - 15
15 - 18
18 - 19
19 - 21
null
24°S
160°W
Mn (%)
0 - 14
14 - 15
15 - 17
17 - 19
null
24°S
160°W
Ni (%)
0 - 0.25
0.25 - 0.3
0.3 - 0.4
0.4 - 0.5
null
24°S
22 January 26
CRS: WGS84
Data Source: Google Satellite, CIC, SBMA
rsc
0
100
200 km

Figure 7-20: Map of BC nodule geochemistry within CGB01:surface abundance, Co, Cu, Fe, Mn, and Ni.

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The burial depth of surface nodules, measured as the proportion of the nodule resting below the surface sediment, indicated by sediment remnants visible on the underside of recovered nodules, ranges from 25–50% (Figure 7-21) (Biesheuvel, 2023). With few exceptions, nodules recovered in the Project area predominantly lie on the surface of the seafloor. From Exp 1, 2.9% of the nodules were found below the top 5 cm of the BC samples. Nodules at depth are generally small, described as gravel or ‘popcorn’. Larger nodules including mammillary nodules (or ‘slabs’) when present at depth were found at the edge of the sample box and interpreted as having been pushed into the sediment by the sides of the core box. For Exp 4 Leg 1, only ~3% nodules were recovered from below 5 cm of sediment.

Figure 7-21: Back deck images of (A) BC051 sample surface and (B) disturbed mammillary and spheroid nodules at depth in sample BC051.

7.3.3 Freefall Grab Sampling

A total of 22 FFG samplers were deployed in the CBG04 area during Exp 3 Leg 1. In each instance, a polymetallic nodule sample was retrieved. FFG samplers were deployed on an ~9 km grid, and an ~20 km east trending transect. The FFG samplers were deployed in pairs, so a total of 11 stations were sampled. In RSC’s opinion, the FFG samples collected are representative with respect to the mineralization style.

The locations of all FFG samplers, as well as their abundance and geochemistry (Co, Cu, Fe, Mn, and Ni grade) are presented in Table 7-4 and Figure 7-19. The FFG moisture content and density data are presented in section 8.3.

As nodules collected by FFG samplers do not preserve the sediment and stratification of nodules, it is not possible to calculate the proportion of buried and surface nodules for FFG samples.

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Table 7-4: Summary of nodule abundance and geochemistry data collected by FFG samplers.

Sample ID	Cruise	Date (UTC)	Latitude (°)	Longitude (°)	Sample Status	Abundance (kg/m2)	Co (%)	Cu (%)	Fe (%)	Mn (%)	Ni (%)
FFG001	Expedition 3 Leg 1	6:12	-17.1189	-158.9347	Valid	17.85	0.44	0.14	18.11	15.53	0.28
FFG002	Expedition 3 Leg 1	6:25	-17.1189	-158.9347	Valid	19.53	0.47	0.16	18.60	16.47	0.31
FFG003	Expedition 3 Leg 1	10:52	-17.1886	-158.9739	Valid	22.27	0.46	0.15	19.62	15.89	0.28
FFG004	Expedition 3 Leg 1	10:54	-17.1886	-158.9739	Valid	22.67	0.47	0.16	20.05	16.06	0.30
FFG005	Expedition 3 Leg 1	15:13	-17.2602	-159.0157	Valid	16.37	0.44	0.16	18.93	15.68	0.29
FFG006	Expedition 3 Leg 1	15:17	-17.2602	-159.0157	Valid	17.37	0.42	0.17	18.35	15.30	0.30
FFG007	Expedition 3 Leg 1	6:12	-17.0805	-159.0084	Valid	22.44	0.47	0.15	18.71	16.51	0.31
FFG008	Expedition 3 Leg 1	6:15	-17.0805	-159.0084	Valid	27.35	0.48	0.14	19.38	16.44	0.31
FFG009	Expedition 3 Leg 1	10:56	-17.1511	-159.0495	Valid	16.70	0.47	0.17	18.39	16.65	0.32
FFG010	Expedition 3 Leg 1	11:01	-17.1507	-159.0489	Valid	18.32	0.46	0.18	18.50	16.57	0.34
FFG011	Expedition 3 Leg 1	15:35	-17.2228	-159.0912	Valid	16.74	0.43	0.12	16.83	13.96	0.23
FFG012	Expedition 3 Leg 1	15:40	-17.2221	-159.0905	Valid	20.13	0.41	0.12	17.28	13.57	0.22
FFG013	Expedition 3 Leg 1	7:49	-17.0667	-159.7	Valid	6.83	—	—	—	—	—
FFG014	Expedition 3 Leg 1	8:00	-17.0668	-159.7001	Valid	10.76	0.42	0.22	17.59	15.61	0.42
FFG015	Expedition 3 Leg 1	12:26	-17.0667	-159.8335	Valid	22.59	0.59	0.11	19.84	17.87	0.22
FFG016	Expedition 3 Leg 1	12:33	-17.0667	-159.8335	Valid	24.13	0.61	0.12	20.02	18.82	0.24
FFG017	Expedition 3 Leg 1	5:13	-17.0667	-159.5167	Valid	22.49	0.50	0.14	19.18	16.63	0.27
FFG018	Expedition 3 Leg 1	5:21	-17.0667	-159.5167	Valid	23.80	0.50	0.14	19.72	15.95	0.26
FFG019	Expedition 3 Leg 1	10:01	-17.0834	-159.3335	Valid	4.47	0.42	0.16	16.98	14.97	0.31
FFG020	Expedition 3 Leg 1	10:10	-17.0834	-159.3334	Valid	4.02	—	—	—	—	—
FFG021	Expedition 3 Leg 1	15:04	-17.1001	-159.1501	Valid	18.21	0.46	0.16	19.09	16.22	0.30
FFG022	Expedition 3 Leg 1	15:15	-17.1002	-159.1501	Valid	17.55	0.46	0.16	19.51	15.98	0.35

7.3.4 Nodule Size Distribution & Morphology

The size distribution of nodules was determined onshore by screening the nodule samples from Exp 1, 2 and 3 through a stack of sieves designed for grading road surfacing material. At the effective date of this TRS, nodule size distribution data for Exp 4 were not available.

For Exp 1 and Exp 3, each sample was screened in its entirety. For the Exp 2 bulk samples, a 25-kg subsample was taken from each bulk sample and screened. For morphology, the Exp 2 subsamples were further split into 5-kg lots before morphological determination.

The number of nodules and the morphologies represented in each size fraction were recorded for each sample. To represent general size distributions in each target area, the results of each area were combined (Figure 7-22).

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Figure 7-22: Nodule size distribution in CBG4 West.

Nodules from BC samples in CBG04 West typically ranged from 1–5 cm in size, with a peak (by weight) in the ~3–5 cm size fraction (Figure 7-22). A bulk sample from the same area (DR001 at AIT024) yielded a similar size distribution, but with the finer fraction lost due to the mesh size of the benthic sled (Figure 7-23).

Figure 7-23: Nodule size distribution in bulk sample DR001.

In CBG04 East, nodule size data are available from all 22 FFG samplers. Similar to the bulk sample, the fine fraction of nodules was partly lost through the ~0.5-inch mesh of the basket. The nodules recovered by FFG in CBG04 are typically 2–5 cm in size, with a peak in the 2.65–5.3 cm size fraction (Figure 7-24).

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Figure 7-24: Nodule size distribution for CBG04 East, FFG samples from Exp 3.

Nodule morphology was described using a set of objective qualifiers describing angularity and sphericity, morphology, growth habit and texture (Figure 7-25). Other descriptors were added, such as ‘tooth’, ‘fragments’, ‘rim’ and ‘keel’.

Figure 7-25: Nodule descriptors used by CIC.

Nodule morphology (Figure 7-26) was described for all nodules in each size fraction of each sample, resulting in quantitative morphology datasets on both general size, weight and the number of nodules in each morphological category.

Figure 7-26: Modelled examples of nodule morphologies and textures. Biogenic nodules are generally teeth.

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Figure 7-27: Nodule morphologies. A) small subangular ‘popcorn’ nodules and large, flat mammillary nodules. B) medium-sized spheroid and ovoid nodules. C) Very large spheroid and discoid nodules with rims and keels. D) Complex nodule growth history: spheroid original nodule with a single nucleus, developed a keel of indurated mud, then became the basis for renewed growth as an ovoid nodule.

The shape of nodules can vary greatly within a single sample (Figure 7-27) and across the license area (Figure 7-28). However, nodules that are 1–2 cm in size are typically angular to subangular, irregular and polynucleate with a smooth texture – ‘popcorn’ nodules (Figure 7-27).

Slightly larger nodules (1.5–2 cm) typically have a flat underside and are referred to as ‘gummy bear’ nodules. The most common nodules, by weight, are 2–5 cm in size and are round to subround spheroids or close to spheroid (ovoids and ellipsoids), or irregular. Nodules 4–5 cm in size tend to be flattened in shape (e.g. discoids or irregular mammillary/crust shapes). Features such as rims or keels are rarely observed. In general, nodules are mononucleate and round (spheroid/ovoid), or polynucleate and irregular. Some areas seem to have a predominance of irregular and flat nodules (mammillary nodules), with small samples from other areas having generally smooth nodules (Figure 7-28).

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Figure 7-28: Distribution of nodule morphologies in CBG04 by the end of Exp 3.

7.3.5 ROV Surveying

An~5-km long ROV video-survey transect was completed in CBG04 East, capturing footage of a high-abundance nodule field (Figure 7-29). The ROV footage confirms the km-scale nodule abundance continuity inferred from the BC and FFG sampling programs.

Figure 7-29: Screenshot of ROV footage showing a high-abundance nodule field.

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7.4 Drilling

The Project is considered a 2D deposit as the polymetallic nodules mineralization traces the sediment-water interface and has a thickness of only several decimeters. Therefore, traditional drilling techniques do not apply in collecting seafloor polymetallic nodules for determining spatial continuity, geochemical analysis, and for mineral resource estimation. The exploration techniques discussed above such as BC sampling, FFG sampling, and acoustic surveys (e.g. multibeam analysis) are the current industry standard for polymetallic nodule exploration and for the purposes of mineral resource estimation (2D continuity) and determining potential economic extraction.

While these exploration techniques are constantly evolving and improving as the polymetallic nodule industry grows, RSC considers it fit for purpose for mineral resource estimation. RSC also notes that the samples collected using the techniques noted above are representative, and there are no factors that may have resulted in sample biases.

7.5 Hydrogeology

Being seafloor deposits, hydrogeological characterization does not apply to either polymetallic nodule exploration or extraction methods.

7.6 Geotechnical

The collection of multibeam data and seafloor bathymetry data as discussed above provides an indication of the geotechnical characteristics of the abyssal seafloor but is mainly used to interpret seafloor geomorphology and whether the seafloor is too steep for either the collection or formation of polymetallic nodules.

Geotechnical data were collected by CIC on Exp 1 in 2022 and Exp 4 in 2025. Offshore, shear vane measurements were taken for all box cores of sufficient quality.

7.6.1 Shear Strength Results

In 2022, two shear-strength measurements were taken in each BC sample using a calibrated shear vane from Geotechnics NZ, showing very soft mud at the surface interval, stiffening slightly if still very soft at depth (Figure 7-30). An engineer from Boskalis was present during the very last sampling operations during Exp 1 Leg 2, verifying the results.

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Figure 7-30: Box-and-whisker plot of soil strength results from Exp 1 in western CBG04.

In 2025, a Boskalis engineer was present for the first two phases of Exp 4 Leg 1, supporting the geotechnical measurements on suitable BC samples. A different shear vane, sourced from EijkelKamp AgriSearch Equipment in the Netherlands, was used. This instrument used a custom 10 cm-long vane blade to better measure the very soft sediment and was accompanied by a certified calibration chart. The results are overall similar to the 2022 results, showing very soft mud stiffening slightly down core (Figure 7-31).

Figure 7-31: Box-and-whisker plot of soil strength results from Exp 4 in eastern CBG04.

Remolded soil strength was also measured during Exp 4 Leg 1, on the same intervals at which the undrained shear strength was measured. Remolded soil strength was measured by turning the vane blade 25 times before resetting the dial and taking the measurement. The sediment after remolding has its soil strength reduced to a fifth of the undrained shear strength (Figure 7-32).

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Figure 7-32: Remolded soil strength measured during Exp 4 Leg 1, in eastern CBG04.

7.6.2 Other Geotechnical Measurements

Particle size distribution, density (in situ and dry), moisture content, dry matter content, shear strength (fall cone), liquid and plastic limits, as well as plasticity index were measured on selected subcores from Exp 4 Leg 1 BC samples by Boskalis personnel. The results of this test work remain pending at the time of writing of this Report.

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8. Sample Preparation, Analyses & Security

8.1 Sample Preparation

The processing of samples in preparation for various analyses was undertaken in three stages. The first stage took place onboard the vessel after BC recovery and included extraction of the nodules from the core box and nodule washing, bagging and labelling. The second stage took place on shore and comprised splitting the samples and preparing them for shipping to ALS Brisbane for geochemical analysis. At ALS Brisbane, the third sample preparation stage took place, during which the samples were dried, crushed, pulverized, and split. The details of each sample preparation step are provided in the sections below.

8.1.1 Onboard Sample Processing

Offshore sample processing occurred in two stages. First, the BC sample itself was recovered and subsampled on the back deck. Second, the nodule and sediment subsamples were processed at the onboard laboratory, and data from cameras and the BC-mounted CTD probe were downloaded.

8.1.1.1 Nodule Removal

Following removal of the supernatant water and prior to removal of any nodules from a sample, the sample surface was photographed, enabling comparison between the seafloor images of the nodule adjacent to the sample location, the nodules recovered and observed at the surface in the sample box, and any subsequent photography of cleaned nodules in the offshore and onshore laboratories. Nodules were removed by hand, one by one, to capture any macrofauna on or between the nodules. Once the obvious portion of the nodules had been removed, the remaining sediment in the 0–5 cm horizon was scraped off using trowels and washed through 3 mm and 1 mm mesh size sieves to capture any remaining surface nodules.

Figure 8-1: Removing surface nodules and sediment from BC samples.

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For a FFG sample, the FFG sampler was placed in a purpose-built cradle (Figure 8-2). When the jaws of the grab were opened over a large bucket, the nodules fell into the bucket below. A geologist checked the grab to ensure that all nodules had been removed. As FFG sampling does not preserve nodule stratification, sampling of nodules recovered by FFG samplers was not based on different horizons.

Figure 8-2: FFG basket in the cradle, ready to dump the nodule sample into the bucket below.

8.1.1.2 Nodule Washing

Nodules were washed using ambient seawater to remove loose sediment. Nodules were washed in a stack of stainless-steel sieves (30 cm diameter), with 3 mm and 1 mm mesh sizes (Figure 8-3). The same sieves were used for siphoned BC water, to avoid losing small nodules and macrofauna during the siphoning process.

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The water pressure was gentle, to avoid damaging the nodules and to avoid blowing nodules out of the sieve. The water washed through the sieves was captured in a basin below the grated decking and returned to the sea.

All sediment that was not subsampled was washed through the sieves, to ensure all buried nodules were captured.

Nodule samples recovered by FFG samplers generally did not require washing, as the FFG samplers spent considerable time near the sea surface before being retrieved by the ship. The motion of the surface waves and the open mesh of the basket ensured that the nodules were clean before being hoisted on the ship.

Figure 8-3: Nodule processing on the MV Seasurveyor back deck.

8.1.2 Onshore Sample Processing

Onshore processing was done in two phases. First, samples were processed in CIC’s laboratory facilities on Rarotonga. Second, processed samples were shipped to ALS in Brisbane, Australia, for further preparation and geochemical analysis.

8.1.2.1 Sample Processing at CIC facilities

When the ship returned to Rarotonga, either for resupply and crew change during an expedition, or at the end of an expedition, sample buckets and bags were transferred from the ship to the onshore facilities. For Exp 1, 2 and 3, these facilities were a climate-controlled room in CIC’s processing laboratory near the Avatiu Harbour. For Exp 4, the samples were stored in a refrigerated container set to 4°C and locked with a padlock.

Onshore processing included:

•	sample inventorization

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•	sample weighing

•	nodule size distribution determination

•	nodule morphology determination

•	nodule sample photography

•	nodule sample splitting; and

•	sample preparation for shipping to external laboratory (ALS Brisbane).

The purpose of the onshore processing was to both check and refine the offshore results. Certain measurements, such as nodule sample weight, can be done more precisely at a stationary laboratory, and will also provide an estimate of moisture and material loss during handling and storage. Additional sample photography also facilitated digital analysis of nodule morphology and provides another check of sample quality (Figure 8-4).

Figure 8-4: Sample photography of BC052, from BC sample surface (left) to offshore laboratory (middle) to onshore laboratory (right).

Onshore sample splitting was done by coning and quartering, of samples from the 0–5 cm interval only. Samples >2 kg were split into ~1 kg splits, with one split prepared to be submitted for geochemical analysis, and at least one split retained as an archive sample with the option for future testing. When more than one split was available for a particular sample, the surplus splits were selected as duplicate and triplicate samples for geochemical analysis. Sample splits selected for external processing were provided with a new chain-of-custody tag from a second set of ticket books, with one tag attached to the sample to be shipped and the other remaining in the ticket book.

8.1.2.2 Sample Processing at ALS Brisbane

Selected sample splits were sent to the International Organization of Standardization/International Electrotechnical Commission (ISO/IEC) 17025-2017 and ISO 9001:2015-accredited ALS Global laboratory in Brisbane, Australia. ALS Global is independent of CIC (Registrant). As part of Australia’s biosecurity-related importation requirements, the samples were sent to Steritech for sterilization using gamma radiation, before being processed by ALS.

On arrival at ALS Brisbane, the take-in weight of each sample, including its packaging, was captured in kilograms (ALS method code WEI-21). Next, the moisture content of the samples was determined (OA-GRA05g). This involved capturing the wet weight of the samples in grams (WEI-23g), drying the samples at 105°C, and then capturing their dry weight in grams (WEI-21g).

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The entire sample was then crushed (CRU-21). No size tests were conducted to check the quality of the crushing stage. After crushing, the entire sample was pulverized to a target of 85% passing 75 µm (PUL-21). For the first sample of each bowl, and for every 50th sample after that, a 10-g wet sizing test using a 75-µm screen was completed.

Polymetallic nodules are strongly hygroscopic. To account for any atmospheric moisture absorbed after the initial drying process, each sample pulp was dried for 1 hour at 105°C immediately prior to aliquot weighing. This drying step was only applied for method ME-XRF26s and not for method ME-MS81. The ME-MS81 results were corrected after analysis using the moisture content of samples also determined by ALS. The aliquots were extracted from the pulp bag using a metal spatula (third split).

In RSC’s opinion, the sample preparation techniques used by CIC are fit for purpose considering the Project objectives.

8.2 Analysis

8.2.1 Wet Nodule Weight

The weight of the nodule samples directly determines the nodule abundance, which forms one of the main input parameters in the MRE process. Sample weight is therefore a critical value to determine accurately. To get an accurate wet weight of nodule samples, nodules are best weighed immediately after BC retrieval, onboard the ship. This can be challenging due to the ship being in a constant state of motion, placing high demands on the ability of the weighing equipment and method to produce fit-for-purpose results. To be able to verify the sample weights onshore, it is important to ensure that sample contents, including moisture, are not lost during handling, storage, and transport.

For Expedition 1, the BC nodule samples were weighed offshore using OHAUS Ranger™ 3000 scales. These scales have a 30-kg capacity with a 1-g accuracy, a ‘small animal mode’ that averages measurements over a 1-minute period, recording up to 300 data points. Offshore, the ‘small animal mode’ was used to approximate the sample weights. At the beginning of the day, the weight of a 5-kg standard mass was used to check if the scale performed to its specifications. The Exp 1 samples were re-weighed in the onshore laboratory six months after the end of the expedition. Overall, the samples were found to be 6% lighter onshore compared to offshore. This is likely due to the samples losing some moisture during storage between offshore and onshore processing.

Expedition 2 bulk samples were weighed on the ship using a load cell suspended from a crane. The precision was +/- 5 kg. The samples were not re-weighed onshore, except in small batches during subsampling.

Expedition 3 FFG samples were not weighed offshore, due to a malfunction of the shipboard scales. Instead, the FFG samples were weighed onshore shortly after arrival of the ship in Rarotonga.

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Expedition 4 samples were weighed offshore using a marine scales set comprising a Ryco 820 marine head and an MW3040 motion-compensated base with a Flintec PC1 load cell. The scales have a 13-kg capacity and an accuracy of 1 g (Figure 8-5). Calibrations using zero and 5-kg mass points were completed at the beginning of each day, and the calibration was checked using a 2-kg mass each time before a sample was weighed. Ashore, 3–5 months later, the samples were weighed again using the OHAUS Ranger™ 3000 scales, which were calibrated using a 30-kg calibration mass and applying a global region correction. The average difference between offshore and onshore weights of the Exp 4 BC nodule samples was a 0.6% mass loss. This loss is most likely due to moisture and fine material left behind in the sample bags.

Figure 8-5: Offshore weighing of a sample during Exp 4 using the Ryco 820 scale (left), and onshore weighting after Exp 4 using the OHAUS RangerTM 3000 scale (right).

8.2.2 Wet Nodule Abundance

The nodule abundance is typically calculated by dividing the weight of the nodule sample by the effective sampling area of the sampling tool:

When calculating the nodule abundances, it was assumed that the effective sampling area of the sampling tools (the sample box for BC and the grab jaw for FFG samplers) remains constant between deployments. For the BC samplers, that means that no deformation takes place between sampling attempts, and the BC sampler is assumed to land smoothly and perpendicular to the seabed. For the FFG samplers, this means the grab always opens to the same position when prepared for launch and that it maintains that position when it reaches and sinks into the seafloor.

The sample areas for the various sample tools used during Exp 1, Exp 2 and Exp 4 are presented in Table 8-1.

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Table 8-1: Summary of the sampling tools and their sampling areas.

Sampling Tool	Sampling Dimensions	Sampling Area
BC BX-636	0.35 m × 0.35 m	0.1225 m	[2]
BC Gomex 50	0.50 m × 0.50 m	0.25 m	[2]
FFG	0.16 m × 0.16 m	0.2 m	[2]

8.2.3 Dry Nodule Weight & Moisture Content

CIC did not determine the nodule moisture content. ALS Global in Brisbane measured moisture content using method OA-GRA05g: a sample was weighed (WEI-23g) and dried at 105°C for about three days to fully dry the polymetallic nodules. Once dried, the nodules were weighed again (WEI-22g), and the moisture content of the nodules was calculated by subtracting the dried weight from the wet weight and assuming that mass loss is all from evaporating moisture.

8.2.4 Laboratory Analysis

At ALS Brisbane, the pulverized samples were analyzed using several digestion and analytical techniques. Exp 4 sample analyses were in progress at this time of writing of this Report. The details of each technique are presented in Table 8-2. The reportable analytes, units, and associated upper (ULOD) and lower detection limits (LLOD) of each method are presented in Table 8-3 to Table 8-5. Polymetallic nodules are strongly hygroscopic. To account for any atmospheric moisture absorbed after the initial drying process, for method ME-XRF26s each sample pulp was dried for 1 hour at 105°C, immediately prior to aliquot weighing. The ME-MS81 results were corrected after analysis using the moisture content of samples also determined by ALS.

In RSC’s opinion, the analytical techniques used by CIC are fit for purpose considering the Project objectives.

Table 8-2: Summary of the analytical methods performed at ALS Brisbane.

Target Analyte(s)	Method Code	Aliquot Weight (g)	Preparation + Digestion Method	Analytical Method	Batch Size	# Lab CRM	# Lab Blanks	# Lab Checks
Major Element and Base Metal Oxides	ME-XRF26s	2	Lithium borate fused disc	XRF	48	3	1	2
Trace Elements	ME-MS81	0.1	Lithium -borate fused bead + acid digestion	ICP-MS	40	2	1	2
Moisture	OA-GRA05g	Various	N/A	Gravimetric	N/A	N/A	N/A	N/A
Loss on Ignition	ME-GRA05	1	N/A	TGA or Furnace	19	1	0	1

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Table 8-3: ME-XRF26s analytes, units, and detection limits.

Analyte	Unit	LLOD	ULOD
Al2O3%		0.01	100
BaO	%	0.01	66
CaO	%	0.01	60
CoO	%	0.01	9
Cr2O3%		0.01	60
CuO	%	0.01	2
Fe2O3%		0.01	100

Analyte	Unit	LLOD	ULOD
K2O	%	0.01	15
MgO	%	0.01	50
MnO	%	0.01	80
Na2O	%	0.01	10
NiO	%	0.01	10
P2O5%		0.01	46

Analyte	Unit	LLOD	ULOD
PbO	%	0.01	2
SO3%		0.01	34
SiO2%		0.05	100
TiO2%		0.01	30
ZnO	%	0.01	2
Total	%	0.01	110

Table 8-4: ME-MS81 analytes, units, and detection limits.

Analyte	Unit	LLOD	ULOD
Ba	ppm	0.5	10,000
Ce	ppm	0.1	10,000
Cr	ppm	5	10,000
Cs	ppm	0.01	10,000
Dy	ppm	0.05	1,000
Er	ppm	0.03	1,000
Eu	ppm	0.02	1,000
Ga	ppm	0.1	1,000
Gd	ppm	0.05	1,000
Hf	ppm	0.05	10,000
Ho	ppm	0.01	1,000

Analyte	Unit	LLOD	ULOD
La	ppm	0.1	10,000
Lu	ppm	0.01	1,000
Nb	ppm	0.05	2,500
Nd	ppm	0.1	10,000
Pr	ppm	0.02	1,000
Rb	ppm	0.2	10,000
Sc	ppm	0.5	500
Sm	ppm	0.03	1,000
Sn	ppm	0.5	10,000
Sr	ppm	0.1	10,000
Ta	ppm	0.1	2,500

Analyte	Unit	LLOD	ULOD
Tb	ppm	0.01	1,000
Th	ppm	0.05	1,000
Ti	%	0.01	10
Tm	ppm	0.01	1,000
U	ppm	0.05	1,000
V	ppm	5	10,000
W	ppm	0.5	10,000
Y	ppm	0.1	10,000
Yb	ppm	0.03	1,000
Zr	ppm	1	10,000

Table 8-5: ME-GRA05 and OA-GRA05g analytes, units, and detection limits.

Method	Analyte	Temperature (°C)	Unit	LLOD	ULOD
ME-GRA05	LOI	1,000	%	0.01	100
OA-GRA05g	Moisture	105	%	0.01	100

8.3 Density & Moisture Content

The wet density of the nodules was determined offshore using the Archimedes Principle, calculating the density based on the volume of water displaced by the nodules and the total wet weight of the nodules.

The method used 2 L and 5 L graduated plastic beakers. All nodules in the 0-5 cm interval of a BC sample were weighed and placed in the 5 L graduated beaker. A measured volume of water was then added to the beaker containing the nodules, usually 2–2.5 L. The amount of water added was then subtracted from the volume of water + nodules. The resulting volume was then used as the basis for the density calculation:

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The errors in determining weight and volume offshore resulted in inaccurate wet density values for small nodules, leading to a wide range of wet density values for the Exp 4 samples. CIC is planning to capture the density data onshore in the near future.

CIC has not measured water content of nodules obtained within the EL1 area. However, ALS Brisbane reported water content of received samples, by calculating the difference in weight of the samples before and after drying. Moisture content from BC samples collected during Exp 1 averages 23.4% (20–26%), 25.2% (n = 3) for bulk sample splits from Exp 2, and 24.8% for FFG samples (23.8–26.1%) from Exp 3 (Table 8-6). Knowing the moisture content of the nodules is important as the results of geochemical analyses are reported on a dry basis. Therefore, to be able to calculate the in-situ metal, knowing the moisture content is required (section 11.7.4).

Table 8-6. Nodule minimum moisture content, measured at ALS Brisbane using method OA-GRA05g.

Sample Type	Expedition	n	Av. Moisture %	Min	Max	Std.Dev.
Box Core	Exp 1	18	23.4	20	26	1.55
Dredge	Exp 2	3	25.2	23.4	26.4	—
FFG	Exp 3	25	24.8	24	25.4	0.37

For the moisture content test work completed by ALS Brisbane, the wet sample weight used was determined at ALS’ facilities, not onboard the vessel immediately after extraction from the core box and cleaning. If the nodules gained or lost moisture between the moment of collection and the moment their wet weight was captured, it is possible that the moisture content reported reflects an overestimation or underestimation of the actual moisture content. This is reflected in the ~6% mass loss observed for Exp 1 nodule samples when comparing offshore and onshore sample weights.

8.4 Sample Security

The offshore chain of custody protocol was put in place during Exp 1 and refined during Exp 4. During Exp 2 and Exp 3, variations were made to accommodate using a different vessel with a different set of internal workflows and facilities.

8.4.1 Offshore Sample Handling

Process guides were made available offshore and placed in relevant locations for review and as checklists if required.

Only one sample was to be processed at any time. Each sample was processed in full, including subsampling, before starting on the next sample. Any nodules with encrusting macrofauna were fully processed and recombined with the master sample before the BC sampling process could continue.

Nodule samples were photographed, described, and assigned a tag with a sample ID, with a duplicate in a sample ID logbook. All data were first logged in data entry forms at each area where logging work was completed (survey, back deck, and laboratory). Subsequently, the data were entered into data entry templates and added to the database. The person in charge of each work area signed each completed data entry form, and the Chief Geologist signed off on the data entry templates.

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Figure 8-6: Workshop container on the MV Seasurveyor, with sample buckets in storage.

Fully processed samples were placed in food-grade sealable buckets and stored in a shipboard climate-controlled container. (Figure 8-6). The bucket seals were not to be broken until the samples reached shore and were ready to be processed further. On occasion, Exp 1 buckets were opened before processing continued. This was mainly done to accommodate requests to review samples with nodules that were particularly large, or those with interesting shark teeth. Where nodules or teeth were removed from a sample, this was recorded, and the sample in question was removed from the roster of samples tagged for analysis and resource estimation.

Exp 2 samples were stored in bulk bags on the back deck of the MV Anuanua Moana until reaching Rarotonga. Exp 3 samples were stored in sealed bags inside the cold-water container on the MV Anuanua Moana.

Cameras were mounted on the back deck of the MV Seasurveyor to monitor operations and allow the bridge crew to have visuals of equipment towards the stern.

8.4.2 Onshore Sample Handling

Once port side, the buckets containing samples were shifted directly to CIC’s processing laboratory for storage and further processing. For Exp 1, 2 and 3 samples, this meant storing the sample inside the climate-controlled facility. For Exp 4 samples, a refrigerated container was parked outside the processing laboratory and all Exp 4 BC samples were moved there (Figure 8-7 and Figure 8-8). The container was locked with a padlock, with the keys managed by the Chief Marine Geologist. The container was not opened until the Exp 4 samples were to be processed.

Following processing, the subsamples requiring geochemical analysis were packed in polyethylene sample bags inside calico bags, moved to CIC’s shipping facility at their Ocean Science Centre, and shipped to ALS’ facilities in Brisbane by air, using DHL, a certified shipping business.

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RSC is of the opinion that, considering the objectives, there is a low risk associated with the security of the samples and the chain-of-custody.

Figure 8-7: CIC’s processing laboratory in Rarotonga.

Figure 8-8: Samples from Exp 4 Leg 1 inside the refrigerated container by the Processing Laboratory. Nodules and bulk sediment samples are in the white buckets. The cardboard boxes contain subcores.

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8.5 Data Quality and QAQC

The EL1 project dataset can be divided into two subsets: the historical exploration data (i.e. Project data collected by JICA prior to 2022) and exploration data collected by CIC. The data quality of the data collected by CIC and the historical data were assessed separately, and the outcomes on these assessments are presented in sections 8.5.1 and 8.5.2, respectively.

8.5.1 CIC Data

8.5.1.1 Data Quality Objective

Every data collection process implicitly comes with expectations for the accuracy and precision of the data being collected. Data quality can only be discussed in the context of the objective for which the data are being collected (data quality objective, DQO). In the minerals industry, the term ‘fit for purpose’ is commonly used to convey the principle that data should suit the objective. In the context of DQOs, fit for purpose could be translated as ‘meeting the DQO’.

For the EL1 Project, data should be of a quality that is fit for the purpose of classifying at least Inferred mineral resources in accordance with the S-K 1300 definitions, which is that sampling is sufficient to suggest grade and continuity, but not enough to allow the application of Modifying Factors (SME, 2021). The objective of ‘classifying at least Inferred mineral resources’ sets a required level of quality for the data and determines the DQO.

8.5.1.2 Quality Assurance

Quality assurance (QA) is about error prevention and establishing processes that are repeatable and self-checking. The simpler the process and the fewer steps required, the better, as this reduces the potential for errors to be introduced into the sampling process. This goal can be achieved using technically-sound, simple, prescriptive SOPs and management systems.

In discussing the suitability of QA systems for data collection, RSC has applied the process summarized in Figure 8-9.

This summary discusses whether:

•	processes were clearly documented in an SOP, and they represent good practice;

•	the SOP included clear statements on clear DQOs; and

•	the SOP included clear details on QC measures.

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Figure 8-9: Flowchart of RSC’s QA review process.

Regarding QA documentation, CIC provided 12 MS Word documents outlining the BC and FFG sample collection and processing procedures:

•	Standard Operational Procedures Expedition 1.docx

•	NPUGD-41202-UGFFG-01_UG_Freefall Grab.docx (MML document)

•	Subsea Camera Setup Procedure.docx

•	Winch startup procedure and box core deployment.docx

•	Box core handling procedure.docx

•	Box core processing procedure.docx

•	Nodule processing procedure.docx

•	Sample description procedure.docx

•	Sample weighing procedure.docx

•	Shear vane procedure.docx

•	Subsampling procedure.docx, and

•	Subsea camera footage download procedure.docx.

The first document covers procedures for Exp 1 and the second procedures for Exp 3. The remaining documents apply to Exp 4. No documents for Exp 2 were provided. The style of most of these documents is between that of method descriptions and that of SOPs. The level of detail is higher than that of a method description, but the processes are not always described on a step-by-step basis as would be the case in an SOP. The documents do not include a reference to the DQO, nor are QC procedures described, if applicable. RSC recommends upgrading these documents to SOPs that include references to the DQO and cover applicable QC procedures.

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8.5.1.2.1 Location Data

8.5.1.2.1.1 Surface Location Determination

No SOP outlining the surface location determination process was available for review. RSC therefore cannot comment on the suitability of the surface location determination process. The location determination process was described by CIC’s Chief Geologist and is a standard process for ocean-going vessels involving professional surveyors using calibrated and fit-for-purpose equipment. RSC is therefore of the opinion that the risk associated with the surface location determination process is likely low with respect to the objectives.

The FFG samplers were equipped with a Garmin inReach® Mini GPS tracker, which was encased in a titanium housing rated to 6,000 m depth. Following ascent from the seafloor, upon surfacing, the GPS tracker would record and transmit its location. The FFG sample location was subsequently recorded as the halfway point between the vessel location at the moment of deployment and the FFG sample location as recorded by the GPS tracker at the moment of surfacing. This process is considered industry standard, but due to the reduced accuracy in the FFG sample location, RSC is of the opinion that there is some risk associated with FFG sample location determination process with respect to the target resource classification.

8.5.1.2.1.2 Submarine Location Determination

CIC’s submarine location determination process is outlined in Standard Operational Procedures Expedition 1, Appendix B. The process reflects an industry-standard process, using an USBL system (Sonardyne 2) to determine the BC sampling locations. The USBL location pings collected while the BC assembly was on the seafloor were averaged for at least one minute, or 60 pings, to determine the BC sample location, which was captured in a Beacon Fix Report. RSC considers the risk associated with the submarine location determination process low with respect to the objectives.

8.5.1.2.2 Primary Sample

Quality assurance of the primary sample for polymetallic nodule sampling typically consists of selecting the right sampling equipment and the size of the sampling equipment, applying modifications to ensure the sample is not lost during the sampling process, using appropriate winch speeds (not relevant for FFG sampling), and having an understanding on how sea conditions can have an impact on sample quality. These decisions should be continually adjusted, based on encountered seafloor lithologies, bathymetry, and sea state. A good SOP for the collection of the primary sample should focus on sample recovery, maintaining equipment (e.g. BC, or FFG) integrity, collection of all nodules, and accurate weight measurements. The SOP should detail how key decisions are made (i.e. actions to take if the BC or FFG fails, etc.), by whom, and with a particular focus on recovery management.

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8.5.1.2.2.1 Primary Box Core Sample

The primary BC sample refers to all sediment and nodules collected from the seafloor by BC samplers. Several variables can affect the quality of the primary sample. The collection of the primary sample is one of the most important procedures to master in polymetallic nodule exploration, as this step is where the most variance and inaccuracies in the data are introduced.

The large majority of the primary BC samples were collected using Ocean Instruments BX-635 box corers with a nominal sampling area of 0.1225 m2. In one instance, an Ocean Instruments Gomex-50 box corer with a nominal sampling area of 0.25 m2 was used. RSC considers the BC models used fit-for-purpose considering the objectives but recommends trialing a BC model with a larger sampling area (e.g. 50 cm × 50 cm/0.25 m2, or 75 cm × 75 cm/0.5625 m2). Larger samples tend to be more representative, and the edge effects of the core box pushing nodules into the sediment and/or away are comparatively less. However, larger BC assemblies tend to generate a larger bow wave, which could reduce the sample quality during rough sea conditions. RSC considers use of a passive heave compensator (Figure 8-10) to reduce the impact of ship motion on the primary sample quality, and video cameras to capture video footage of the seafloor and the landing and sampling process, to be industry good practice.

The primary sample collection process is outlined in the ‘Standard Operational Procedures Expedition 1’ and ‘Box core handling procedure’ documents. The process outlined in the documents reflects an industry-standard BC sampling procedure. Sufficient details with respect to the deployment, landing and recovery procedures are provided to ensure that the quality of the primary sample is fit-for-purpose. The documents do not outline what process should be followed in case no sample or a sample of poor quality is recovered (e.g. remain on station and redeploy, or move to the next station and possibly return for redeployment later). CIC’s Chief Scientist indicated that the collection of the primary BC sample was overseen by the Chief Scientist, who also functioned as the Bosun and Offshore Operations Manager, while in continuous contact with the surveyor and bridge crew. Key decisions regarding sampler modifications, and whether to redeploy after a failed sampler, were made by the Chief Scientist. Any issues with respect to the BC sampling process encountered during Exp 1 were addressed prior to the start of Exp 4.

RSC considers the risk associated with the submarine location determination process low with respect to the target resource classification.

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Figure 8-10: Passive heave compensator on the back deck of the MV Seasurveyor.

8.5.1.2.2.2 Primary Free-Fall Grab Sample

The primary FFG sampling process is outlined in a document titled “NPUGD-41202-UGFFG-01_UG_Freefall Grab”. The FFG samples are collected using MML’s FFG samplers with a nominal sampling area of 0.2 m2. The FFG primary sampling process described reflects industry-standard practice. RSC considers the use of a video camera attached to the FFG assembly to capture video footage of the seafloor and the landing and sampling process to be industry good practice.

In RSC’s opinion, the risk associated with the FFG primary sampling process is low with respect to the objectives.

8.5.1.2.3 First Split

The first split took place on the back deck of the MVSeasurveyor when the nodules were extracted from the sediment in the core box and is outlined in the “Standard Operational Procedures Expedition 1 Appendix E – Back deck sample handling SOP”, “Box core handling procedure” and “Box core processing procedure” documents. It involved the manual extraction of nodules from the sediment in two steps. First, all nodules in the top 5 cm of the sediment were extracted. All sediment recovered from the top 5 cm of sediment was passed through a 1-mm sieve to ensure that all nodules were recovered. Next, this process was repeated for the remaining sediment in the core box. Each lot of nodules was stored in a separate bucket that was labeled with the sample ID and the sample interval.

The first-split process described reflects industry good practice and in RSC’s opinion the risk associated with the BC first-split process is low with respect to the target resource classification.

In the case of FFG samples, the first-split process does not apply as FFG samplers do not recover sediment, only nodules.

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8.5.1.2.4 Weight Determination

The nodule samples were weighed at sea, using OHAUS Ranger™ 3000 scales for Exp 1 and marine scales set comprising a Ryco 820 marine head with a MW3040 motion-compensated scale base and a PC1 load cell for weighing dynamic loads for Exp 4. The OHAUS Ranger™ scales have a dynamic weighing feature that averages ~300 weight measurements over a period of one minute, while the marine scales used on Exp 4 have both motion-compensation and a load cell built for dynamic weighing. RSC considers both scales fit for purpose for collecting weight data on a moving vessel at sea, but is of the opinion that in general, motion-compensated scales capture better-quality weight data at sea, particularly if the motion-compensated scales also have a dynamic weighing feature.

The weight determination process completed at sea is outlined in two documents, titled “Standard Operational Procedures Expedition 1 Appendix F – Shipboard Lab SOP” and “Sample weighing procedure”, for Exp 1 and Exp 4, respectively. The weighing process is outlined in detail in a step-by-step fashion in both documents. Both documents provide details regarding the calibration of the scales and include QC steps in the form of weighing reference weights. Neither document provides thresholds that establish the point at which the reference weight data indicate that the weighing process is no longer in control. RSC recommends adding these thresholds to the documentation as well as instructions for the operators regarding steps to undertake if the reference weight data exceed these thresholds.

Due to issues with the scales onboard the MV Anuanua Moana, the FFG samples collected during Exp 3 were not weighed at sea, but at CIC’s onshore laboratory facilities.

RSC is of the opinion that CIC’s at-sea weighing procedures reflect industry good practice and considers the risk associated with the at-sea weighing process low with respect to the objective of an Inferred resource classification.

To validate the quality of the weight data collected at sea, CIC reweighed all samples at the onshore laboratory. In RSC’s opinion, this is good practice as this process serves as a semi-quantitative QC check and allows for the detection of any weight changes that occurred while the samples were transported and stored (e.g. the 6% weight difference between the Exp 1 offshore and onshore sample weights (see section 8.2.1)).

Weighing nodule samples on land should however not be undertaken as an alternative for sample weighing at sea, as any of the potential changes in weight that may occur during transport and storage will not be captured, leading to over- or underestimation of sample weights and consequently of the abundance values.

8.5.1.2.5 Volume Determination

The sample volume determination process completed at sea is outlined in two documents, titled “Standard Operational Procedures Expedition 1 Appendix F – Shipboard Lab SOP” and “Nodule processing procedure”, for Exp 1 and Exp 4, respectively. The sample volume determination process reflects an industry-standard sample immersion technique using graduated beakers of different sizes (e.g. 5 L and 10 L). Operator error is likely the main contributor to the overall volume measurement error as it is difficult to accurately read the water level in a graduated beaker on a moving ship. To determine the size of the operator error and to monitor the operator error during a cruise, RSC recommends that operators determine the volume of an object with a known volume 30 times during transit to the Project area and at least once every measuring session.

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RSC is of the opinion that CIC’s at-sea volume determination process reflects industry-standard practice and considers the risk associated with the at-sea volume determination process low with respect to the objectives.

8.5.1.2.6 Density Determination

The wet density of the nodules was determined by dividing the wet weight of the samples in kilograms by their volume in liters, as outlined in the sample weighing SOP. CIC did not determine the dry density of nodules. Going forward, RSC recommends determining the dry density of nodules by either drying the nodules in an industrial oven on board the vessel during a cruise, or by having a shore-based laboratory do so. In case of the latter, the wet weight of the sample submitted to the laboratory should be captured shortly after recovery.

8.5.1.2.7 Moisture Content Determination

The moisture content of the nodules was determined by ALS Brisbane (see section 8.5.1.2.9).

8.5.1.2.8 Second Split

The second-split process took place at CIC’s onshore laboratory when the nodule samples were split using coning and quartering. An SOP describing the second-split procedures was not available for review. Although there is minimal variance in the geochemistry between Cook Islands nodules from a single sample, there is a relationship between the size of the nodules and the concentration of the elements of interest. These concentrations also vary based on the size of the unmineralized nucleus of the nodule. Compared to other splitting methods like riffle or rotary splitting, RSC considers coning and quartering to be a poor splitting method as it is not precise and is susceptible to bias, particularly given the relatively large particle size of the nodule samples. Going forward, RSC recommends that CIC does not split the samples before laboratory submission but sends any samples that require geochemical analyses i in support of an MRE process to the laboratory in their entirety.

RSC considers CIC’s second-split process was comparatively poor, carrying some risk with respect to the target resource classification.

8.5.1.2.9 Laboratory Procedures

The sample drying, third-split and analytical procedures took place at ALS Brisbane in Australia. SOPs outlining the drying, third-split and analytical procedures undertaken by ALS Brisbane were not available for review, nor were these procedures audited by the RSC, which results in some residual risk for the laboratory processes. ALS Brisbane is an ISO/IEC 17025 accredited laboratory, and RSC has in-depth knowledge of ALS laboratories and its SOPs around the world. RSC therefore considers the risk associated with the drying, third-split and analytical procedures at ALS Brisbane low with respect to the DQO.

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8.5.1.3 Quality Control

The purpose of quality control (QC) is to detect and correct errors while a measuring or sample collection system is in operation. The outcome of a good QC program is that it can be demonstrated that errors were fixed during operation and that the system delivering the data was always in control.

Good QC is achieved by inserting and constantly evaluating checks and balances. These checks and balances can be incorporated at every stage of the sample process (location, primary sample collection, preparation, and analytical phases) and, if in place, should be monitored during data collection, allowing the operator to identify and fix errors as they occur.

8.5.1.3.1 Location Data

No quantitative QC data are available for review. Location data acquired with a Nikon Z9 camera with a built-in GPS used for wildlife observations served as a check on location, as photos were generally taken during operations on station. The camera data shows the ship was generally within 20–100 m of the target station during operations (Figure 8-11).

Figure 8-11. Example of camera locations vs. ship locations during operations.

Based on the semi-quantitative GPS location QC data, RSC is of the opinion and that the collection of the location data was most likely in control. RSC recommended obtaining a dedicated GPS unit for the purpose of validating the sample location data.

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8.5.1.3.2 Primary Sample

The quality of each BC sample was assessed twice: CIC completed an assessment on the back deck shortly after BC recovery and RSC completed an assessment to validate CIC’s assessment as part of the MRE data preparation work.

CIC’s primary sample checks on the back deck included measuring the top water temperature, determining the top turbidity, assessing the disturbance level of the nodules and sediment, and checking if the sediment is level. Each of the factors assessed could indicate if the BC sample was disturbed.

Video footage and seafloor photographs were used to compare the coverage and nodule geometry of the on-deck sample with the abundance and nodule geometry on seafloor at the sample location (Figure 8-12). The video footage was also used to determine if any reduction in sample quality or failed attempts were due to equipment failure or unfavorable seafloor conditions (e.g. crust or outcropping basement rock). If the reason for reduced quality or failure was found to be equipment issues, these were addressed and the sampling attempt was repeated.

RSC reviewed the quality of all BC samples by assessing the landing videos and comparing the seafloor appearance with that of the nodules and sediment surface in the core box, and by checking the primary sample quality based on the on-deck photographs of the nodules and sediment in the core box. The rankings applied are shown in Table 8-7.

Figure 8-12: Video still of seafloor (A) and on-deck top shot (B) for BC021.

Table 8-7: Primary sample quality assessment designators and ranking.

Ranking	Quality Designator	On-deck and Seafloor Comparison of Abundance and Nodule Geometry	On-Deck Sample Quality

1	Excellent	Approximately or completely the same	(Virtually) undisturbed

2	Good	Mostly the same	Somewhat disturbed

3	Poor	Mostly different	Mostly disturbed

4	Very poor/No sample	Very or completely different	Completely disturbed/No sample

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The outcomes of CIC’s and RSC’s primary sample quality assessment are presented in Table 8-8. CIC’s and RSC’s primary sample quality assessment match very well, with only one instance (sample BC013) for which the sample quality designation differs by two ranks (Good for CIC and Poor for RSC). Most of the samples that failed due to technical issues and for which the video footage indicated nodules were present on the seafloor, were successfully resampled. The reduction of sample failures due to technical issues indicates that CIC’s QC process functioned as intended.

Based on the outcomes of the primary sample quality assessment and the review of all BC landing videos and all on-deck sample photographs, RSC is of the opinion that the BC primary sampling process was in control during Exp 1 and Exp 4.

Table 8-8: Primary sample quality assessment comparison. - = insufficient information available.

Sample ID	Station ID	CIC Quality Designation	RSC Quality Designation	Sample Type	Verdict	Comment
BC001	AIT001	—	—	Crust	Fail
BC002	AIT001	—	—	Nodules	Fail
BC003	AIT002	—	—	Nodules	Fail
BC004	AIT002	—	—	Nodules	Fail
BC005	AIT003	—	—	Nodules	Fail
BC006	AIT003	—	—	Nodules	Fail
BC007	AIT004	Good	Excellent	Nodules	Valid
BC008	AIT004	Good	Good	Nodules	Valid
BC009	AIT005	—	—	Crust	Fail
BC010	AIT006	Good	—	Nodules	Valid
BC011	AIT007	—	—	Nodules	Fail
BC012	AIT007	—	—	Crust	Fail
BC013	AIT008	Good	Poor	Nodules	Valid
BC014	AIT009	—	—	Crust	Fail
BC015	AIT009	—	—	Nodules	Fail
BC016	AIT010	—	—	Nodules	Fail
BC017	RAR001	—	—	Nodules	Fail
BC018	RAR001	—	—	Nodules	Fail
BC019	RAR002	Good	Excellent	Nodules	Valid
BC020	RAR003	Good	Good	Nodules	Valid
BC021	RAR004	Good	Excellent	Nodules	Valid
BC022	AIT011	—	—	Nodules	Fail
BC023	AIT011	Very poor	Very poor	Nodules	Fail
BC024	AIT012	Good	Good	Nodules	Valid
BC025	AIT013	Good	Excellent	Nodules	Valid
BC026	AIT014	Good	Good	Nodules	Valid
BC027	AIT015	Good	Good	Nodules	Valid
BC028	AIT016	—	—	Nodules	Fail
BC029	AIT016	Good	Good	Nodules	Valid	Redeployment of BC028.
BC030	AIT017	Good	Good	Nodules	Valid
BC031	AIT018	Very poor	Poor	Nodules	Valid
BC032	AIT019	Good	Excellent	Nodules	Valid
BC033	AIT020	Good	Good	Nodules	Valid

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Sample ID	Station ID	CIC Quality Designation	RSC Quality Designation	Sample Type	Verdict	Comment
BC034	AIT021	—	—	Nodules	Fail
BC035	AIT022	Good	Excellent	Nodules	Valid
BC036	AIT023	Poor	Poor	Nodules	Valid
BC037	AIT024	Good	Good	Nodules	Valid
BC038	AIT025	Good	Excellent	Nodules	Valid
BC039	AIT026	—	—	Nodules	Fail
BC040	AIT026	Good	Excellent	Nodules	Valid	Redeployment of BC039.
BC041	AIT027	Good	Good	Nodules	Valid
BC042	AIT028	Good	Good	Nodules	Valid
BC043	AIT029	—	—	Crust	Fail
BC044	AIT002	Poor	Good	Nodules	Valid	Redeployment of BC003/BC004.
BC045	AIT003	Very poor	Very Poor	Nodules	Fail
DR001	AIT024	—	—	Nodules	Valid	Redeployment of BC037.
DR002	AIT027	—	—	Nodules	Valid
DR003	AIT028	—	—	Nodules	Valid
BC046	AIT030	Excellent	Good	Nodules	Valid
BC047	AIT030	Excellent	Excellent	Nodules	Valid
BC048	AIT030	—	—	Nodules	Fail
BC049	AIT041	Poor	Very poor	Crust	Fail
BC050	AIT042	Excellent	Excellent	Nodules	Valid
BC051	AIT043	Good	Excellent	Nodules	Valid
BC052	AIT044	Excellent	Excellent	Nodules	Valid
BC053	AIT045	Excellent	Excellent	Nodules	Valid
BC054	AIT046	Excellent	Good	Nodules	Valid
BC055	AIT047	Excellent	Excellent	Nodules	Valid
BC056	AIT048	Excellent	Excellent	Nodules	Valid
BC057	AIT049	Poor	Very poor	Crust	Fail
BC058	AIT050	Excellent	Excellent	Nodules	Valid
BC059	AIT051	Excellent	Good	Nodules	Valid
BC060	AIT052	Excellent	Excellent	Nodules	Valid
BC061	AIT053	Excellent	Good	Nodules	Valid
BC062	AIT054	Poor	Very poor	Crust	Fail
BC063	AIT055	—	—	Crust	Fail
BC064	AIT056	Good	Excellent	Nodules	Valid
BC065	AIT057	Poor	Very poor	Crust	Fail
BC066	AIT058	Good	Good	Nodules	Valid
BC067	AIT059	No Sample	Very poor	Nodules	Fail
BC068	AIT060	—	—	Outcrop	Fail
BC069	AIT061	Excellent	Good	Nodules	Valid
BC070	AIT062	Poor	Very poor	Nodules	Fail
BC071	AIT063	Excellent	Good	Nodules	Valid
BC072	AIT064	—	—	Crust	Fail
BC073	AIT065	Excellent	Good	Nodules	Valid
BC074	AIT066	Good	Excellent	Nodules	Valid

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Sample ID	Station ID	CIC Quality Designation	RSC Quality Designation	Sample Type	Verdict	Comment
BC075	AIT067	Excellent	Good	Nodules	Valid
BC076	AIT068	Excellent	Excellent	Nodules	Valid
BC077	AIT069	Good	Excellent	Nodules	Valid
BC078	AIT070	Poor	Very poor	Nodules	Fail
BC079	AIT059	Excellent	Excellent	Nodules	Valid	Redeployment of BC067.
BC080	AIT071	—	—	Nodules	Fail
BC081	AIT072	Poor	Very poor	Nodules	Fail
BC082	AIT073	Poor	Very poor	Nodules	Fail
BC083	AIT074	—	—	Crust	Fail
BC084	AIT075	Poor	Very poor	Crust	Fail
BC085	AIT076	—	—	Crust	Fail
BC086	AIT077	Poor	Very poor	Crust	Fail
BC087	AIT078	Good	Good	Nodules	Valid
BC088	AIT079	Excellent	Good	Nodules	Valid
BC089	AIT080	Excellent	Excellent	Nodules	Valid
BC090	AIT081	Excellent	Excellent	Nodules	Valid
BC091	AIT082	Excellent	Excellent	Nodules	Valid
BC092	AIT083	Poor	Very poor	Crust	Fail
BC093	AIT084	Excellent	Excellent	Nodules	Valid
BC094	AIT062	Excellent	Excellent	Nodules	Valid	Redeployment of BC070.
BC095	AIT070	Good	Excellent	Nodules	Valid	Redeployment of BC078.
BC096	AIT085	Excellent	Excellent	Nodules	Valid
BC097	AIT086	Excellent	Excellent	Nodules	Valid
BC098	AIT071	Excellent	Excellent	Nodules	Valid	Redeployment of BC080.
BC099	AIT087	Excellent	Excellent	Nodules	Valid
BC100	AIT072	Excellent	Excellent	Nodules	Valid	Redeployment of BC081.
BC101	AIT073	Excellent	Good	Nodules	Valid	Redeployment of BC082.
BC102	AIT088	—	—	Crust	Fail
BC103	AIT089	Poor	Very poor	Nodules	Fail
BC104	AIT090	Poor	Very poor	Nodules	Fail
BC105	AIT091	Poor	Very poor	Nodules	Fail
BC106	AIT092	Excellent	Excellent	Nodules	Valid
BC107	AIT093	Excellent	Excellent	Nodules	Valid
BC108	AIT094	Excellent	Excellent	Nodules	Valid
BC109	AIT095	Excellent	Excellent	Nodules	Valid
BC110	AIT096	Excellent	Excellent	Nodules	Valid
BC111	AIT097	Excellent	Excellent	Nodules	Valid
BC112	AIT098	Good	Good	Nodules	Valid
BC113	AIT099	Good	Poor	Nodules	Valid
BC114	AIT091	Excellent	Good	Nodules	Valid	Redeployment of BC104.
BC115	AIT090	No Sample	Very poor	Nodules	Fail	Redeployment of BC105.
BC116	AIT100	Excellent	Good	Nodules	Valid
BC117	AIT101	Excellent	Excellent	Nodules	Valid
BC118	AIT102	Excellent	Excellent	Nodules	Valid

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Sample ID	Station ID	CIC Quality Designation	RSC Quality Designation	Sample Type	Verdict	Comment
BC119	AIT103	Excellent	Excellent	Nodules	Valid
BC120	AIT104	Excellent	Excellent	Nodules	Valid
BC121	AIT105	Excellent	Excellent	Nodules	Valid
BC122	AIT106	Excellent	Excellent	Nodules	Valid
BC123	AIT107	Excellent	Excellent	Nodules	Valid
BC124	AIT108	Poor	Very poor	Nodules	Fail
BC125	AIT109	Excellent	Excellent	Nodules	Valid
BC126	AIT110	Excellent	Excellent	Nodules	Valid
BC127	AIT111	Excellent	Excellent	Nodules	Valid
BC128	AIT112	Poor	Very poor	Crust	Fail
BC129	AIT113	Excellent	Excellent	Nodules	Valid
BC130	AIT114	Excellent	Excellent	Nodules	Valid

8.5.1.3.3 First Split

The first split took place when the nodules were extracted from the sediment in core box. Following extraction, the remaining sediment was passed through either a 1-mm or a 5-mm sieve, ensuring that no nodules or pieces of nodules larger than 5 mm were inadvertently discarded, effectively controlling the first-split process.

8.5.1.3.4 Weight Determination

To monitor the performance of the scales and to ensure the weighing process remained in control during the cruises, reference weight measurements were taken. During Exp 1, a 5,000-g reference measurement was taken each time a sample was weighed. During Exp 4, a 5,000-g reference measurement was taken each time the scales were calibrated, and a 2,000-g reference measurement was taken each time a sample was weighed. No weight repeat data were collected. Figure 8-13 and Figure 8-14 shows the 5,000-g and 2,000-g reference weight data for Exp 4, respectively. The maximum variance for both the 5,000-g and 2,000-g reference weights is only 4 g (Figure 8-13 andFigure 8-14), or 0.08% and 0.2%, respectively. Exp 3 reference weight data were not available for review.

Considering the reference weight data, RSC is of the opinion that the at-sea nodule sample weighing process was well controlled during Exp 4.

For future cruises, RSC recommends collecting weight repeat (calibration) data to test the repeatability of the scales.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Figure 8-13: Exp 4 – 5,000-g calibration weight results.

Figure 8-14: Exp 4 – 2,000-g calibration weight results.

8.5.1.3.5 Volume Determination

No volume standard or repeat data are available. RSC therefore cannot assess whether the volume determination process was in control.

8.5.1.3.6 Density Determination

No density standard or repeat data are available. RSC therefore cannot assess whether the bulk density determination process was in control.

8.5.1.3.7 Moisture Content Determination

The moisture content of the nodule samples was determined at ALS Brisbane. No moisture content standard or repeat data are available. RSC therefore cannot assess whether the moisture content determination process was in control.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

8.5.1.3.8 Second Split

Eight second-split repeat samples were submitted for geochemical analysis. Figure 8-15 presents relative difference percentage (RDP) plots of the ME-XRF26s second-split repeat pair results for CoO, CuO, MnO and NiO. Since only eight repeat pairs were analyzed, the possibility of identifying step changes and trends is limited. Overall, considering that coning and quartering is a relatively poor splitting technique, the RPD range is small, ranging from ~-2.5% to ~2.5% for CoO and NiO, and ~-10% to ~10% for MnO. The RDP for CuO ranges between 0% and ~10%.

Based on the outcomes of the second-split repeat data assessment, RSC is of the opinion that the second-split process was generally in control. The RPD range for CuO differs from that of the other analytes, but due to the very limited number of data points available for the assessment, RSC cannot establish whether this difference is significant. RSC recommends that CIC submits at least 30 blind second-split repeat samples for analysis to have sufficient data points for a fit-for-purpose statistical analysis.

Figure 8-15: RDP plots of second-split repeat samples for CoO (A), CuO (B), MnO (C) and NiO (D).

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8.5.1.3.9 Third Split

Prior to the third-splitting process, the samples were pulverized using method PUL-21, which requires 85% passing 75 µm. ALS performed seven pulp sizing tests for the batches of samples submitted. The results of these tests (Figure 8-16) demonstrate that each tested sample passed. Based on the limited sizing test results available, the pulverizing process appears to have been in control.

Figure 8-16: PUL-21 sizing test results.

CIC did not request ALS to collect and analyze any blind pulp repeat samples. For internal laboratory QC purposes, ALS collected pulp repeat samples at a rate of 1 repeat every 20 regular samples for ME-MS81 and ME-OG62, and at a rate of 1 repeat every 24 samples for ME-XRF26s.

Figure 8-17 presents the RDP plots of the ME-XRF26s third-split repeat pair results for CoO, CuO, MnO and NiO. No step changes and trends are observed. Overall, the RPD range is small, ranging from -2.5% to 2.5% for CoO, ~-5% to ~5% for CuO, -5% to ~2% for MnO and ~-5% to ~10% for NiO.

Based on the outcomes of the pulp repeat data assessment, RSC is of the opinion that the third-split process was in control. For future cruises, RSC recommends that CIC submits at least 30 blind pulp repeat samples for analysis to be able to independently assess the consistency of the third-split process.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Figure 8-17: RDP plots of third-split repeat samples for CoO (A), CuO (B), MnO (C) and NiO (D).

8.5.1.3.10 Analytical Process

Quality control of the analytical process involves the repeated and continuous evaluation of certified reference materials (CRMs). As part of its requirements under ISO accreditation, the laboratory inserts such reference materials into the sample stream, evaluates these, and makes corrections to the system when errors occur. RSC notes that analytical results of the internal reference material (IRM) used by the laboratory are typically already corrected (e.g. QC has already taken place, the system stopped when transgressions were identified, and the values were replaced by new and correct values).

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It is common in the minerals industry for companies to submit their own (disguised) CRMs. However, in RSC’s experience, this only achieves its intended purpose when the data are immediately and properly analyzed, and correct decisions are drawn from the data. The timeframe between analysis and evaluation of the results means that correcting a system in real-time is not possible; therefore, QC cannot be effectively carried out.

To be able to assess the quality of the analytical process completed at ALS Brisbane, CIC inserted at least two CGL-131 CRM samples in every batch shipped to ALS Brisbane. CGL-131 is a polymetallic nodule CRM created by the Mongolia Central Geological Laboratory from polymetallic nodule samples collected from the east part of the German license area in the CCZ. ALS Brisbane also used CGL-131 as a CRM for its internal laboratory QC procedure. The CGL-131 certified values are presented in Table 8-9.

Combined, CIC and ALS inserted 15 CGL-131 CRM samples in the sample stream. Since the total number of analyses for CGL-131, as well as other IRMs used by ALS, is less than 30, use of RSC’s QC WebApp for in-depth statistical analysis is precluded. Instead, the CRM and IRM results were visually assessed using control plots (Figure 8-18 to Figure 8-21). No irregularities were observed for CoO, CuO and NiO. For MnO, the first four CRM results differ more than one standard deviation from the certified value, which indicates some minor special-cause variation in the system. However, since the other analytes do not exhibit any special cause variation, RSC is of the opinion that the analytical systems were in control.

CIC also inserted seven blanks (aquarium sand) into the sample stream. The maximum CoO, CuO, MnO and NiO results of the aquarium sand samples are 0.01%, 0.01%, 0.33% and 0.01%, respectively. In RSC’s opinion, the concentrations of the elements of interest in the aquarium sand samples are not indicative of contamination, but the result of impurities in the aquarium sand samples themselves. This is supported by the results of the pulp blanks analyzed by ALS Brisbane as part of its internal QC procedures, which returned below detection results for each element of interest.

Based on the limited available information, RSC is of the opinion that the analytical process at ALS was in control.

Table 8-9: CGL-131 certified values and standard deviations for CoO, CuO, MnO and NiO.

Analyte	Certified Value (%)	Certified Standard Deviation (%)
CoO	0.21	0.015
CuO	1.39	0.05
MnO	36.39	0.98
NiO	1.78	0.95

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Figure 8-18: Control plot CGL-131 CoO results. Certified value in purple and +/- 1 standard deviation in green.

Figure 8-19: Control plot CGL-131 CuO results. Certified value in purple and +/- 1 standard deviation in green.

Figure 8-20: Control plot CGL-131 MnO results. Certified value in purple, +/- 1 standard deviation in green and +/- 2 standard deviations in orange.

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Figure 8-21: Control plot CGL-131 NiO results. Certified value in purple and +/- 1 standard deviation in green.

8.5.1.4 Quality Acceptance Testing

Quality acceptance testing (QAT) is where a final judgement of the data is made by assessing the accuracy and precision of the data for those periods where the process was demonstrated to be in control, and separately for those periods where the process was demonstrated to be not in control. Accuracy and precision are evaluated, and a final pass/fail assessment is made based on the DQO.

8.5.1.4.1 Location Data

No quantitative QC location data were collected. Therefore, accepting the quality (accuracy and precision) of determining the sample location based on statistically defined thresholds is not possible. However, given that the location data are collected by state-of-the-art and precise equipment, and assessed and processed by professional surveyors, RSC considers the quality of the location data fit for purpose with respect to the objectives. This is supported by the semi-quantitative QC location data captured by the camera used for wildlife photography, which indicated that the vessel was mostly within 20–100 m of the sampling station.

Dr Nielsen indicated that during Exp 3, an unexplained ~1.4 km offset between the ship’s locations in relation to the targeted stations was observed and that this offset significantly reduces the confidence in the location data from Exp 3. RSC has taken this offset into account during the estimation and classification processes.

8.5.1.4.2 Primary Sample

It is difficult to quantify the quality of the primary samples collected by BC or FFG samplers. Typically, twinned drilling is used for conventional deposits to assess the accuracy and precision of the primary sample; however, collecting a twinned (repeat) sample is far more difficult for seabed deposits, as there are 4,000–5,000 m of rope connecting the sampling equipment and the seabed, and it is impossible to control the exact placement of the BC sampler on the seafloor.

In the absence of twinned samples, the video footage collected during the sampling process can be reviewed to confirm if the nodule count in the footage is in line with the nodule count in the core box.

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RSC reviewed the deck photographs and landing video footage, where available, of all BC samplers at sea (section 8.5.1.3.2), confirming that for the large majority of BC samples, no nodules, or only limited number of nodules, were lost. Based on the assessment of the landing videos and the primary sample recovery, RSC is of the opinion that the quality of the primary samples is fit for purpose with respect to the target resource classification.

8.5.1.4.3 First Split

No QC data are available for the first-split stage. Quality acceptance testing could therefore not be completed for this split stage. Based on a review of the processes, systems, and tools involved with the first split (Section 8.1.1.1), RSC considers the first spitting process fit for purpose with respect to the target resource classification.

8.5.1.4.4 Weight Determination

Following the determination that the weighing process was in control (section 8.5.1.3.4), the accuracy and precision of the reference weight data can be calculated. Quantitative acceptance criteria for the performance of reference weights, based on statistical thresholds, are set in RSC’s QC WebApp, and match the expectations of the DQO. Precision acceptance is assessed by comparing the total variance of the reference weight data collected using the scales with the certified variance for each reference weight. This is done using a Fisher test, which determines whether the variance in the reference weight data is statistically different to the certified variance at a 95% confidence limit. Accuracy was assessed by comparing the process mean weights of the reference weights with the certified mean value of the reference weight. The student’s t-test determines whether the difference between the two grades is statistically significant at a 95% confidence limit.

Table 8-10 details the reference weight performance summary for the Ryco 820 scales. The performance results indicate that the weight data are precise and accurate, with the scales passing both the precision and accuracy test. Offshore weight reference data for the OHAUS Ranger 3000 scales were not available.

Based on the outcomes of the assessments of the reference weight data, and considering the DQO, RSC is of the opinion that the quality of the weight data is fit for purpose.

Table 8-10: Performance summary of the Exp 4 Ryco 820 scales’ reference weight data.

Analyte	From	To	Ref. Mean	Ref. STD	N	Process Mean	Process STD	Bias (%)	F-Test (p)	F-Test Result (a=95.0)	Precision	Student-t (p)	Student-t Result (a=95.0)	Accuracy
Weight	15/07/2025	29/09/2025	2000	2	89	2000	1	0.026	0	Reject H0	Pass	0.112	Accept H0	Pass
Weight	15/07/2025	29/09/2025	5000	2	89	5000	0	0.007	0	Reject H0	Pass	0.192	Accept H0	Pass

8.5.1.4.5 Volume Determination

No quantitative QC volume data were collected. Therefore, accepting the quality (accuracy and precision) of determining the sample volume based on statistically defined thresholds is not possible. However, given that the volume data are collected by a straightforward process requiring basic tools, RSC considers the quality of the volume data fit for purpose with respect to the intended resource classification.

To determine the influence of the operator error and to monitor the operator error during a cruise, RSC recommends that, going forward, operators determine the volume of an object with a known volume 30 times during operations on station in the Project area, and at least once every measuring session.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

8.5.1.4.6 Density Data Determination

No quantitative quality data for the collection of density data are available. Therefore, it is not possible for RSC to accept the quality of the density data based on statistically defined thresholds.

8.5.1.4.7 Moisture Content Determination

No quantitative quality data for the collection of moisture content data are available. Therefore, it is not possible for RSC to accept the quality of the moisture content data based on statistically defined thresholds.

RSC notes that the moisture content of the samples was determined by ALS after a prolonged storage period and international shipping. RSC therefore considers it possible that the moisture content of the samples when their wet weights were captured likely differed from the moisture content of the samples immediately after recovery. The average moisture content of the CIC samples (25.2%) is less than the average moisture content of 30% calculated historically for Cook Islands nodules (JICA-MMAJ, 2001). A mass loss of 6% calculated for Exp 1 samples between ship weights and shore-based weights suggest that the difference could be due to drying during storage and transport, from ship to shore in Rarotonga, and from Rarotonga to the analytical laboratory in Australia. Going forward, RSC recommends capturing the wet weight of the samples used to determine the moisture content on board the vessel, instead of at an onshore laboratory.

In RSC’s opinion, there is some risk associated with the moisture content data, as the moisture content of the samples when their wet weights were captured likely differed from the moisture content of the samples immediately after recovery.

8.5.1.4.8 Second Split

The quality of the second-split process was assessed following the determination that the second-split process was in control (section 8.5.1.3.8). Scatter and QQ plots of the second-split repeat data for CoO, CuO, NiO and MnO are presented in Figure 8-22, Figure 8-23, Figure 8-24 and Figure 8-25, respectively. The scatter plots demonstrate some scatter, which is also reflected in the RMS CV precisions (~3.8%, ~7.8%, ~6.6% and 4.7% for CoO, CuO, MnO and NiO, respectively). These precisions are in line with expectations for the mineralization style and splitting method. The QQ plots do not indicate significant relative bias and ranked Wilcoxon tests confirm the absence of statistically significant bias at 95% confidence (Table 8-11).

Therefore, RSC is of the opinion that the quality of the second-split process is fit for purpose with respect to the objectives.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Figure 8-22: Scatter plot (left) and QQ plot (right) of second-split repeat pair CoO data.

Figure 8-23: Scatter plot (left) and QQ plot (right) of second-split repeat pair CuO data.

Figure 8-24: Scatter plot (left) and QQ plot (right) of second-split repeat pair MnO data.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Figure 8-25: Scatter plot (left) and QQ plot (right) of second-split repeat pair NiO data.

Table 8-11: Second-split repeat pair data performance summary for selected analytes.

Analyte	Split	N Pairs	Unit	Wilcoxon p-Value	Wilcoxon Verdict (p95)	RMSCV (%)
CoO	3	8	%	1	Accept H0	3.81
CuO	3	8	%	0.498	Accept H0	7.77
MnO	3	8	%	1	Accept H0	4.72
NiO	3	8	%	0.892	Accept H0	6.59

8.5.1.4.9 Third Split

The quality of the third-split process was assessed following the determination that the third-split process was in control (section 8.5.1.3.9). Scatter and QQ plots of the third-split repeat data for CoO, CuO, MnO, and NiO are presented in Figure 8-26, Figure 8-27, Figure 8-28 and Figure 8-29, respectively. The scatter plots demonstrate low scatter, which is also reflected in the RMS CV precisions (~1.2%, ~1.8%, ~0.7% and 0.9% for CoO, CuO, MnO and NiO, respectively). These precisions are in line with expectations for the mineralization style and comminution stage. The QQ plots do not indicate significant relative bias, and, other than for MnO, ranked Wilcoxon tests confirm the absence of statistically significant bias at 95% confidence (Table 8-12). For MnO, the ranked Wilcoxon test indicates a statistically significant bias, with the repeat MnO concentrations being marginally (~1%) lower than those of the original samples. Although statistically significant, the bias is only very small and RSC is of the opinion that this bias is not material.

Therefore, RSC considers the quality of the third-split process to be fit for purpose with respect to the DQO.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Figure 8-26: Scatter plot (left) and QQ plot (right) of second-split repeat pair CoO data.

Figure 8-27: Scatter plot (left) and QQ plot (right) of second-split repeat pair CuO data.

Figure 8-28: Scatter plot (left) and QQ plot (right) of second-split repeat pair MnO data.

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Figure 8-29: Scatter plot (left) and QQ plot (right) of second-split repeat pair NiO data.

Table 8-12: Third-split repeat pair data performance summary for selected analytes.

Analyte	Split	N Pairs	Unit	Wilcoxon p-Value	Wilcoxon Verdict (p95)	RMSCV (%)
CoO	3	8	%	1	Accept H0	0.78
CuO	3	8	%	1	Accept H0	2.82
MnO	3	8	%	0.016	Reject H0	1.12
NiO	3	8	%	0.336	Accept H0	4.26

8.5.1.4.10 Analytical Process

The total number of analyses for each of the IRMs used by ALS and the CRM samples inserted by CIC was less than 25, precluding an in-depth statistical analysis. A visual assessment of the CRM and IRM results using control plots did not indicate any irregularities.

The aquarium sand and pulp blank samples returned grades well below the Co, Cu, Ni, and Mn grades found in polymetallic nodules, and any future economic cut-off abundance, and do not indicate that any contamination took place during the analytical stage.

Based on the assessment of CRM, IRM and blank data, RSC is of the opinion that the quality of the analytical data reported by ALS is fit for purpose, with respect to the target resource classification.

8.5.1.5 Summary

Following a review of the available quality data and SOPs, RSC considers the location, sampling, weight, volume, moisture, bulk density and analytical data to be fit for purpose with respect to the target resource classification. RSC is not aware of any sampling or recovery factors that could materially impact the accuracy and reliability of the results disclosed in this technical report and supporting the current MRE.

A summary of the data quality is presented in Table 8-13

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Table 8-13: Summary of QA/QC review of the CIC data considering an Inferred classification.

Data Type	QA	QC	Accuracy	Precision	Fit for Purpose	Comment
Location	NA	NA	Unknown	Unknown	Yes	Location data were collected by the vessels’ staff using the ship’s DGPS and USBL systems. No quantitative control data were available for review.

Primary Sample	Pass	Pass	Pass	Pass	Yes	SOP available. Primary sample quality controlled by means of video footage of seafloor, prior to sampling.

Weight Determination	Pass	Pass	Pass	Pass	Yes	SOP and quantitative control data are available.

Volume Determination	Pass	Assumed Pass	Pass	Pass	Yes	SOP available. Quantitative control data are not available.

Bulk Density Determination	Pass	Assumed Pass	Pass	Pass	Yes	SOP available. Quantitative control data are not available.

First Split	Pass	Pass	Pass	Pass	Yes	SOP available. No quantitative control data are available, but the sieving process ensures that 100% of the nodules are extracted from the sediment in the core box.

Second Split	Assumed Pass	Pass	Pass	Pass	Yes	No SOP available. Quantitative control data are available.

Third Split	Assumed Pass	Pass	Pass	Pass	Yes	No SOP available for review. Quantitative control data are available.

Analytical Process	Assumed Pass	Pass	Pass	Pass	Yes	No SOP available for review. Quantitative control data are available.

8.5.2	Historical Data

The quality of the historical data was assessed using the same approach and tools that were used for the CIC data quality review (section 8.5.1). The outcomes of the historical data quality assessment are presented in Table 8-14. Based on the outcomes of the quality assessment of the historical data, RSC is of the opinion that the quality of the historical data is fit for purpose considering the target Inferred resource classification; however, more work is required to understand the implication of quality issues if future higher-confidence categories are targeted.

Table 8-14: Historical data quality assessment summary.

Activity	Use in MRE	Quality Assurance		Quality Control		Quality Acceptance Testing Against DQO
		Documentation of Procedures	Other	Present	Control Risk	Results and Comments	Inferred

JICA-MMAJ Seabed Sampling

GPS surface location of vessel and deployment points	Referenced as proxy for seabed x-y location	Use of NNSS±GPS referenced only; datum had to be inferred In 2000, use of GLONASS as well as GPS (Navstar) should have reduced chance of errors.	Standard practice	No	Low as measurement is straightforward and any errors easily detectable due to systematic nature of sampling used.	No quantitative QC data collected. Data considered fit for purpose.	OK

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Activity	Use in MRE	Quality Assurance		Quality Control		Quality Acceptance Testing Against DQO
		Documentation of Procedures	Other	Present	Control Risk	Results and Comments	Inferred

Location of sampling equipment	Critical as x-y location needed in model	Method description only	Standard practice for FFG samplers	No	Moderate risk, known accuracy is hundreds of meters	No quantitative QC data collected. Data considered fit for purpose.	OK

Sample replicates/ triplicates	Critical as FFG samplers have a reputation for occasional poor sampling and abundance is more variable than grade.	Method description and diagram	Standard practice for FFG samplers	Yes	Moderate as FFG samplers are thought to sometimes fail to sample accurately	Example of a good QC check implemented to control the quality of the primary sample.	OK

Logging of samples	Referenced as nodule types relate to seabed clay-ooze type and thus to the geological interpretation that forms the domain	Method descriptions	Leading practice	No	Low as nodule forms are readily classified	No quantitative QC data collected, but provides support for the quality of other data collection processes. Data are fit for purpose.	NA

Chemical analysis of samples	Critical as Co, Mn, Fe, Ni, Cu are estimated in the model	Method description and flowchart, laboratories referenced but not usually specified; duplicates in datasheets	Lacks detail	Yes	Low-moderate as QC processes in place, also nodule grades have low variance. No CRMs were inserted to monitor the analytical process.	Quantitative QC data collected. Data considered fit for purpose.	OK

Weight of samples	Critical as abundance is estimated in the model	Description and flowchart; no duplicates	Lacks detail	No	Moderate as there is a lack of documentation stating if vessel heave was accounted for. No standard weights were measured.	Results of FFG samplers correlate well against MBES seabed interpretation, i.e. low abundances in FFG samplers dropped above seamounts and knolls.	OK

Density and moisture	Referenced for completeness as not needed for MRE but will likely be material in terms of modifying factors	Description and flowchart; no duplicates	Lacks detail	No	Low as both values have low variance so errors easy to spot	No quantitative QC data collected. Results correspond to data collected from other nodule fields (e.g. CCZ). Data are fit for purpose.	NA

JICA-MMAJ photography

Seabed photographs from FFG sample	Referenced as used to estimate abundance in some cases	Description and flowchart, duplicates only between seabed and sample (on surface)	Leading practice	No	Moderate as camera sometimes malfunctions due to severe operating conditions	Quantitative QC data collected – good correlation between photographs and FFG data. Data are fit for purpose.	OK

Estimation of nodule abundance	Critical as used to support or replace weight if FFG sampler deemed to have not sampled correctly	Description only	Standard practice	No	Low as process demonstrated to be reliable statistically	No quantitative QC data collected. Data considered fit for purpose.	OK

Deck sample photographs	Illustrate geology and effectiveness of seabed photography	Description and flowchart	Standard practice	No	Low as process straightforward	No quantitative QC data collected; however, correlates well with seabed images. Data considered fit for purpose.	OK

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Activity	Use in MRE	Quality Assurance		Quality Control		Quality Acceptance Testing Against DQO
		Documentation of Procedures	Other	Present	Control Risk	Results and Comments	Inferred

Photos of seabed from FDC	Helps in understanding seabed geology	Description only	Standard practice	No	Low as process straightforward – malfunctions reduced as camera is not pressure cycled and housing opened as with FFG sampler	No quantitative QC data collected. Photographs correlate adequately with bathymetry and backscatter. Data are fit for purpose.	NA

Location of FDC	Referenced to place FDC images of seabed	Description only	No longer used	No	Moderate as method described may not adequately account for the tow cable catenary	No quantitative QC data collected. Location correlates adequately with bathymetry and backscatter. Data considered fit for purpose.	NA

JICA-MMAJ seabed acoustic survey

Single-beam (sounding) depth	Referenced (estimate sample depth), but does not impact MRE	Description and flowchart for early expeditions (Figure 6-5)	Past and standard practice	No	Low as a standard process actively monitored and managed on the vessel	No quantitative QC data collected. Data considered fit for purpose.	OK

Sub-bottom profiler	Used in geological interpretation, input into the geological domain	Description only	Standard practice	No	Low as a standard process actively monitored and managed on the vessel	No quantitative QC data collected. SBP data correlate well with MBES bathymetry. Data considered fit for purpose.	NA

MFES	Referenced as used in geological interpretation and thus domaining	Description only	No longer used	No	Moderate as system is complicated, needs local calibration and is prone to psuedo anomalies	No quantitative QC data collected. MFES correlates well with FFG abundance data. Data considered fit for purpose.	NA

MBES bathymetry	Used in geological interpretation. input into the geological domain	Brief description only	Lacks detail	No	Low as a standard process actively monitored and managed on the vessel	No quantitative QC data collected. MBES bathymetry correlates well with satellite and transit bathymetry (GEBCO). Data considered fit for purpose.	NA

MBES backscatter	Used in geological interpretation; input into the geological domain	Brief description only	Lacks detail	No	Low as a standard process actively monitored and managed on the vessel	No quantitative QC data collected. Backscatter correlates well with MBES bathymetry and MFES. Data considered fit for purpose.	NA

8.6 Qualified Person’s Opinion

In RSC’s opinion, data have been collected, sampled, subsampled, and analyzed in a manner that meets or exceeds current industry standards. Additionally, security measures around sample handling, storage and transport meet current industry standards. In addition, sample preparation, security and analytical procedures are adequate to support the MRE and fit for purpose considering the target resource classification.

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9. Data Verification

9.1 Site Visit Details

RSC staff did not complete a site visit of the Project. Dr. Simon Nielsen, CIC’s Chief Scientist and co-author (QP) of this TRS, took part in most exploration cruises (Exp 1, Exp 2 and Exp 4) undertaken by CIC, with each cruise doubling as a site visit (personal inspection) as per S-K 1300 requirements. For most cruises, Dr. Nielsen was the Offshore Project or Operations Manager, and he is therefore intimately familiar with the work that has been completed. The information that Dr. Nielsen provided with respect to the site visits aligns fully with the information and data provided to and validated by RSC.

Brief summaries of the cruises that Dr. Nielsen took part in are provided in Sections 9.1.1 to 9.1.4. Additional details about these cruises can be found in Section 7.

9.1.1	2022 MV Seasurveyor Mobilization & Expedition 1 (2022)

The MV Seasurveyor is 39-m-long catamaran operated by Seaworks Ltd in Wellington, New Zealand. Dr. Nielsen participated in the discussions and planned the sampling program along with Seaworks and CIC and he inspected the sampling equipment. He was onboard the MV Seasurveyor during transit from New Zealand as well as Exp 1 operations from 15 June–9 September 2022. Dr. Nielsen aided sample collection and onboard sample processing as Chief Scientist and Project Manager during Exp 1 Leg 1 and functioned as Chief Scientist as well as Offshore Project and Operations Manager during Leg 2. After demobilization, Dr. Nielsen conducted additional sample processing onshore at the CIC laboratory in Rarotonga. Dr. Nielsen verifies that the data from this expedition exist, are correct, true and without errors.

9.1.2	Expedition 2 (2023)

The MV Anuanua Moana is operated by Moana Minerals Limited (MML) through Kiva Marine Ltd. The ship is a 60-m long DP-2 capable former marine support vessel. Dr. Nielsen refined the benthic sled SOPs prior to and during Exp 2. From 6–31 August 2023, Dr Nielsen participated in the benthic sled and ROV operations and, as Chief Scientist and Offshore Project Manager, was in charge of planning bulk sampling and ROV transect locations. He also oversaw the ROV operations and back deck sample handling, including chain of custody. Dr. Nielsen verifies that the data from this expedition exist, are correct, true and without errors.

9.1.3	Environmental Research Survey 1 AUV Operations (2024)

Together with Deep Sea Vision (DSV), Dr. Nielsen planned and oversaw the operation of the HUGIN 6000 AUV within CIC’s license area, in CBG10. The purpose of ERS 1 was to test the utility of the AUV instrumentation for surveying of the seafloor, in regard to both mineral exploration and environmental surveying. The AUV recorded high-resolution multibeam data, multispectral side scan sonar data, magnetic data and undertook seafloor photograph transects. No physical samples were collected during ERS 1. As Chief Scientist and Offshore Project Manager, Dr. Nielsen planned the survey program and, in collaboration with DSV, refined the plan and oversaw its execution. He also followed up with DSV on issues encountered with image processing, location data, and data quality. Dr. Nielsen verifies that the data from this expedition exist, are correct, true and without errors.

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9.1.4	Expedition 4 (2025)

Dr. Nielsen oversaw the remobilization of the MV Seasurveyor from Wellington, New Zealand, including inspections of modified and updated equipment such as sampling devices, the winch, and the laboratory container. From 9 June–30 September 2025, he participated in the planning and execution of Exp 4 Leg 1, as Chief Scientist and Offshore Project and Operations Manager overseeing box core operations, and in Exp 4 Leg 2 from 7–27 October 2025 as Offshore Project and Operations Manager, overseeing multicoring operations. Dr. Nielsen verifies that the data from this expedition exist, are correct, true and without errors.

Dr Nielsen confirms no material changes have occurred to the Project since the Exp 4 personal inspection.

9.2 Database Verification

Data verification completed by RSC includes the process of checking and verifying hard-copy logs and digital records for accuracy and making sure that the data on which mineral resource estimates are based can be linked from digital databases or records to log sheets and drilling or sampling intervals. An additional verification process included determining that QA and QC processes have been effectively applied, and that these were working to assure and control the quality of the data. Data verification was carried out after samples had been collected, assays had been returned, and data had been stored in the database.

CIC did not provide the exploration data in a database, but in the shape of a number of Excel spreadsheets. RSC strongly recommends that CIC stores all exploration data (including laboratory QC and metadata) in a fit-for-purpose database to ensure efficient, secure, and organized management of the exploration data. Not doing so would generate a risk for future resource upgrades.

RSC checked the analytical results for each of the analytes with the elements of interest (CoO, CuO, MnO and NiO) of all samples in the files provided by CIC against the records in the original laboratory reports provided by ALS Brisbane. No errors were found. RSC reviewed the video footage of the sampling for every FFG or BC sample and compared the nodule coverage observed on the seafloor against the nodule coverage observed in the core box on deck. RSC considers the quality of the large majority of samples appropriate with respect to the target mineral resource classification (see Section 8.5.1.3.2 for details). The majority of samples that were determined to be of poor quality were successfully resampled by CIC.

RSC checked a representative number of records from the data files provided by CIC against scans of the original back deck and weighing log sheets. Several minor errors were found, which were promptly rectified by CIC.

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9.3 Qualified Person’s Opinion

RSC conducted a detailed independent verification of the exploration, sampling and analytical data used to support the MRE for the Project. In summary, the verification program included:

•	Checking the analytical results for the analytes with the elements of interest (CoO, CuO, MnO and NiO) of all samples against the records in the original laboratory reports provided by ALS Brisbane.

•	Reviewing the video footage of the sampling for every FFG or BC sample and comparing the nodule coverage observed on the seafloor against the nodule coverage observed in the core box on deck.

•	Checking a representative number of records from the data files provided by CIC against scans of the original back deck, weighing log sheets and beacon fix reports.

The data verification and validation process did not identify any material errors or omissions that would materially affect the MRE for the Project.

Based on this review, RSC is satisfied that the geological, analytical, and spatial data are accurate, complete, and reliable for use in mineral resource estimation. The data verification procedures undertaken are consistent with current industry best practice and meet the requirements under S-K 1300.

RSC notes that all exploration data (including laboratory QC and metadata) should be stored in a fit-for-purpose database; however, this limitation does not affect the validity of the current Inferred Mineral Resource classification for the Project.

RSC verifies that the data stored in the database exist, can be successfully correlated with samples, photos or other data, are correct, true and without errors. Overall, in RSC’s opinion, the data on which the mineral resources are based are verified and fit for the purpose of generating an MRE and classifying it in the Inferred category for the Project.

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10. Mineral Processing & Metallurgical Testing

The polymetallic nodules of the Cook Islands EEZ contain many critical and strategically important metals and together with Hatch Ltd, the global multidisciplinary management, engineering and development consultancy, CIC identified Co, Ni, Cu, Mn and REE (and Y) as attractive payable metals which could be commercially extracted from these nodules. Other metals of interest include titanium (Ti), magnesium and Fe (in a high purity form). Together with CIC, Hatch developed a preliminary processing model (Sea Nodule Concept Study, Hatch – May 2021) which reviewed a hydrometallurgical flowsheet and a combined pyrometallurgical/hydrometallurgical flowsheet. From this work, it was concluded that hydrometallurgical treatment of nodules would be the preferred route to extract the payable metals from the polymetallic nodules.

CIC is in the early process of assessing various processing options and is focused on obtaining the lowest environmental impact. To this end, CIC is looking closely at the overall process and the reagents used in the flowsheet, with the objectives of minimizing inputs (e.g. reagents, energy and water) and waste (particularly hazardous waste) with near-zero generation of processing waste material (tailings). It is also the intention to incorporate a recycling option within the overall process. For this, CIC is looking into the possibility of blending of nodules with the black mass that is produced during battery manufacturing and from end-of-life batteries.

CIC has outsourced nodule samples to trial processing partners to learn more about the processability of nodules in existing and innovative flowsheets. The goal is to use the information obtained to optimize the proposed CIC commercial process flowsheet to augment value from end-products or intermediates. This activity also introduces nodules to the wider market. Some 15 samples, ranging in size from 2 to 1,000+ lbs., have been distributed to a range of established and emerging processing companies. These samples are representative of the mineralization style and of the mineral deposit as a whole. Most companies applied hydrometallurgical solutions for the extraction of key metals and vapor deposition, and bioleaching techniques are being examined. Further work is being done on bio-reduction and pyrolysis, which are innovative metal extraction techniques. All recipients of nodule samples reported analyses in close agreement with those established by CIC through its work with ALS on the environmental assessment. A summary of findings is provided in Table 10-1.

To date, CIC has only completed early-stage metallurgical test work. Additional test work is required to establish a more detailed processing model and to identify possibilities to extract the other possibly payable metals (e.g. Ti).

CIC has yet to complete a full metallurgical test work program for the Project, and the information provided in this section is disclosed to summarize preliminary desktop work completed thus far. RSC is of the opinion that the preliminary data disclosed are adequate for the purposes of the TRS. CIC plans to proceed with advanced metallurgical test work in the near future as discussed in section 23 (Recommendations) of this TRS.

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Table 10-1: Metallurgical bench test results to date.

Processing Method	Initial Nodule Analysis	Main Metals of Interest	Comment	Metal Extraction

Acid leaching	Close correlation with CIC assays	Co, Ni, Cu, Mn and REE (&Y)	Selective precipitation of payable metals. Several trial processors applied hydrometallurgical processing	Extraction rates typically 85% to 95%

Vapor Deposition	Close correlation with CIC assays	Ni, Co, Cu, Mn, Fe and REE (&Y)	Metal reduction in the carbonyl process	Extraction rates typically 94% to 99.9%

Bio-leaching	Close correlation with CIC assays	Ni, Co, Mn, Cu, Ce, Al, V and Ti	Post leaching, bacteria are used to reduce Fe3+ to Fe2+ which produces H2SO4 as by-product	Extraction rates in laboratory tests 20% to 60%

Bio reduction	Awaiting analysis results	Ni, Co, Cu, Mn, Fe and REE (&Y)	Emerging technology	Awaiting results

Pyrolysis	Close correlation with CIC assays	Ni, Co, Cu, Mn, Fe, Ti and REE (&Y)	Emerging technology applying ultra-high temperatures to reduce our metals in patented process	Awaiting results

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11. Mineral Resource Estimate

11.1 Informing Data

The Mineral Resource Estimate (MRE) for the Project is based on BC and FFG samples collected by CIC, as well as historical data collected prior to 2000. The data collected by CIC are stored in various separate Excel spreadsheets. The historical data are managed by the SBMA. The data collected by CIC were merged with the historical data before being imported into the estimation and modeling software.

Most of the data informing the MRE were collected by JICA-MMAJ (section 5.2). Within the project area, ~19% of the informing samples were collected by CIC. Within CBG01 and CGB04, CIC collected 43% and 90% of the samples, respectively.

In RSC’s opinion, the quality of the dataset provided by CIC is fit for purpose and suitable for use in the mineral resource estimation (see Sections 8.5.1.5, 8.5.2, 8.6 and 9.3 for further information).

11.1.1	Data Handling

11.1.1.1 Sample Compositing/Averaging

The historical sampling method (section 5.2) involved collecting three samples, in a triangular formation, spaced only a few kilometers apart. The resultant clustered sampling pattern may negatively impact variography and estimation processes. Therefore, the three samples were averaged together, with the average value assigned to the barycenter of the locations of the three samples.

This process is similar to the process of compositing drillhole samples, or the averaging of two pulp results to represent one single meter of drilling in classic terrestrial exploration settings, and reduces the variance in the dataset used in estimation. This process is only statistically valid if all sites have a similar number of increments, as the averaged data of sites with only two samples will have higher variances than those where three samples were used to create the average. In this case, there are only a few sites with fewer than three samples. This resulted in a database of samples spaced ~10 km east and west of CBG04 and east of CBG07, ~50 km in CBG05 and CBG09, and ~100 km in the other CBGs.

RSC considers that the sample averaging has minimal impact on the estimate.

11.1.1.2 Sample Quality

During the data quality review (section 8.5), RSC used video footage of the BC sampling process and on-deck photographs were used to assess the quality of the BC samples. A number of BC samples were determined to be of poor quality, often due to a rough landing of the BC assembly on the seafloor. A number of other sampling attempts failed due to the BC spade triggering prematurely. Samples that ‘failed’ or were determined by RSC not to be representative of mineralization on the seafloor and due to loss of sample material, these samples were excluded from the MRE. Samples that returned no or a small sample due to landing on a hard surface (e.g. crust or basement) were included in the MRE as these samples accurately reflect the nodule abundance at that location.

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The FFG video footage was of poor quality and could not be used to assess the quality of the sample collected. These samples were retained as they represent a minimum nodule abundance, and their inclusion does not have a risk of overestimating the resource. RSC considers there is some risk associated with including samples that have no (or no usable) video footage as the amount of sample loss, if any, cannot be quantified, possibly resulting in local under-reporting of the mineral resources.

11.1.1.3 Exclusion of Repeat Samples

During Exp 3, FFG samplers were deployed in pairs. All deployments were successful in returning a valid sample. RSC regards the sample with the lower sample ID number as the primary sample, and the sample with the higher sample ID as the repeat sample. All repeat samples were excluded from the estimation.

11.1.2	Location Data

The Project area extends across two different Universal Transverse Mercator (UTM) zones. Therefore, the location data were transformed into a custom reference system using Lambert azimuthal equal-area projection, with the origin at 160°W, 16°S. Due to the large sample spacing, the custom reference system unit is kilometers. The custom coordinate reference system was created in ArcGIS and imported into QGIS. Both software programs were used to transform location data for various informing data (i.e. sample location data, domain shapefiles). Reduced level (RL) was set to 0 for all samples to create a 2D dataset.

11.2 Interpretation & Model Definition

11.2.1	Geological Domains

Geological domains are important to provide a first-order constraint on estimation populations and should reflect the controls on mineralization. Nodule abundance varies throughout the Project area in response to topography, hydrodynamics and sedimentation rates. Localized structures, including steep slopes and depressions, also influence the rate of nodule accumulation.

The SBMA has undertaken considerable work to define geomorphological domains in the EEZ and wider seabed (Browne et al., 2023). Geomorphological domains were created in ArcGIS and include abyssal plains, islands, knolls, low zones, plateaus, tectonic rises, volcanic rises, seamounts, trenches and troughs. Nodule formation is primarily linked with the abyssal plains. The MRE was constrained within a single geological domain based on the modelling of the abyssal plains and excludes known seamounts and knolls (Figure 11-1). The geological domain has lower confidence in areas with limited sampling (e.g. Manihiki Plateau and southeast of Aitutaki Passage).

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Figure 11-1: Abyssal plains mapped by SBMA.

Additional work has been carried out by (Morgan, 2024) and (Nielsen, 2025) that used recently acquired bathymetric and backscatter data to refine the geomorphological mapping in CBG04 (section 7.3.1), leading to an increased resolution in the definition of seabed features including depressions, hills, valleys, and horst-and-graben structures.

The relationship between slope and nodule abundance was investigated as part of the geological domaining. No relationship between nodule abundance or geochemical grades and slopes is observed in the data currently available; however, due to the small sample size, and tendency to avoid sampling steep ridges and atop seamounts, it is not possible to draw statistical meaningful conclusions about the relationship between slope and nodule abundance.

Seafloor imagery was also used to help identify geological domains based on seafloor morphology. Areas of crust were identified in the central CBG04 area, where nodule abundance is very low or zero.

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11.2.2 Estimation Domains

11.2.2.1 Abundance

A visual assessment and statistical review of abundance values was used in combination with the final geological domain model to identify different abundance population estimation domains (Figure 11-2). Implicit RBF numeric indicator models were created at various cut-off abundances, which indicated an optimal sub-domain of high abundance using a cut-off abundance of 10 kg/m2 with north–south trend in the north, and a northeast trend in the south of the Project area, could be delineated. The definition of the Low Abundance domain includes the areas of nodule crust identified in the image data. -2

The high- and low-abundance domains were reviewed by a visual assessment of their continuity and by comparing domain statistics (mean, variance and coefficient of variation, CV). This demonstrated monomodal distributions with a consistent mean and variance across domains.

Figure 11-2: Estimation domains for nodule abundance. X and Y axes are in kilometers.

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11.2.2.2 Geochemistry

The estimation of Co, Cu, Fe, Mn, and Ni was conducted on an unconstrained basis. The histograms and spatial trends were reviewed for Cu, Co, Fe, Mn and Ni grades. An area in the far north of the Cook Islands EEZ was identified to have a high-grade Ni population (>0.8%; Figure 11-3) and broadly corresponds to elevated Cu (>0.5%) and Mn (>20%), and low Co (<0.2%) and Fe (<10%). This area is north of the EL1 area.

Sensitivity testing supports RSC’s decision to use unconstrained estimates as testing indicates the estimates are relatively insensitive to the estimation domaining decisions for geochemistry (unconstrained vs implementation of high- and low-grade domains).

Figure 11-3: Outline of the region with increased Ni grade.

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11.2.3 Extrapolation

While all CBGs have been sampled, either by CIC or historically by JICA, sample spacing varies from ~11 km × 11 km within CBG04, to 100 km × 100 km in CBG03, CBG08 and CBG10. To prevent extrapolating the MRE into areas of low data density, the estimation was confined within the Project boundaries of EL1 and has not been extrapolated beyond those boundaries.

11.2.4 Alternative Interpretations

At a large scale, the controls on mineralization and nodule abundance are typically well understood and supported by the data. However, smaller-scale controls such as ridge morphology and seamounts need high-resolution bathymetric data to better define these zones. RSC considers that, at this stage in the Project, at this level of data resolution, and at this classification level, alternative interpretations of the geology and mineralization are possible; however, they are not likely to generate models or estimates that are significantly different.

11.3 Summary Statistics & Data Preparation

11.3.1 Sample Support

Sampling has been conducted using varying methods and sample sizes over the history of the Project. In total, ~91% of the samples collected by CIC informing the MRE were collected by BC samplers and the remaining 9% were collected by FFG samplers. Historical sampling methods also included BC and FFG sampling, although FFG sampling was used more prevalently.

The variance due to the sample volume difference is not expected to influence the precision of the estimate significantly and all data, regardless of their support, were included in the estimate.

11.3.2 Estimation Domain Statistics

The statistics for abundance and geochemistry domains are presented in Table 11-1 and Table 11-2. The High Abundance domain has a monomodal distribution (Figure 11-4). The Low Abundance domain displays a moderate skew due to the presence of isolated high values (Figure 11-4). The populations of Co, Cu, Fe, Mn, and Ni display a monomodal grade population (Figure 11-5 to Figure 11-7). The Cu and Ni populations are most affected by the isolated high-Ni domain to the north. All domains have a low CV.

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Figure 11-4: Histogram of High Abundance estimation domain (left) and Low Abundance estimation domain (right).

Table 11-1: Summary statistics of abundance estimation domains.

Domain	Count	Mean (kg/m2)	SD	CV	Variance	Minimum (kg/m2)	Q1 (kg/m2)	Q2 (kg/m2)	Q3 (kg/m2)	Maximum (kg/m2)
High Abundance	195	22.6	9.0	0.4	80.9	0.0	16.5	23.1	28.7	50.9
Low Abundance	151	4.9	6.7	1.4	45	0.0	0.4	2.7	6.8	35.9

Table 11-2: Summary statistics of geochemistry domains.

Analyte	Count	Mean (kg/m2)	SD	CV	Variance	Minimum (kg/m2)	Q1 (kg/m2)	Q2 (kg/m2)	Q3 (kg/m2)	Maximum (kg/m2)
Co	327	0.40	0.11	0.28	0.01	0.07	0.32	0.43	0.48	0.68
Cu	331	0.24	0.17	0.71	0.03	0.02	0.14	0.19	0.27	1.14
Fe	327	16.26	3.68	0.23	13.56	5.61	14.24	17.03	18.66	26.32
Mn	331	16.09	3.32	0.21	11.05	2.23	14.75	16.10	17.50	28.08
Ni	330	0.41	0.23	0.56	0.05	0.10	0.26	0.35	0.49	1.45

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Figure 11-5: Histogram of Co (left) and Cu (right) estimation domains.

Figure 11-6: Histograms of Fe (left) and Mn (right) estimation domains.

Figure 11-7: Histogram of Ni estimation domains.

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11.4 Spatial Analysis & Variography

11.4.1 Variogram Analysis

The spatial continuity of abundance, Co, Cu, Fe, Mn, and Ni was independently modeled in the horizontal plane.

Experimental semi-variograms were modelled with relatively low (to low) g0 values (normalized sills vary between 0.11 and 0.28), with the exception of abundance, where g0 values are moderate to high at 0.41 (High Abundance domain) and 0.49, (Low Abundance domain). All variograms are modelled with two-spherical structures (Table 11-3 and Table 11-4). All variograms display reasonable structure for global estimation and support classification of Inferred mineral resources (Figure 11-8 to Figure 11-11).

For the abundance, the major direction (high abundance 60°; low abundance 95°) was determined from the maximum abundance continuity within the estimation domains. The major direction for Fe is 135°, Mn is 170°, and Ni is 140°. Clear trends of mineralization were not evident for Cu and Co, and these variables were modeled using omni-directional variograms.

Table 11-3: Abundance variogram parameters.

Domain	Structure	Model Type	Sill	Range Major (m)	Range Semi-Major (m)
High Abundance		Nugget	0.41
	1	Spherical	0.49	40,000	20,000
	2	Spherical	0.10	260,000	200,000
Low Abundance		Nugget	0.49
	1	Spherical	0.39	40,000	20,000
	2	Spherical	0.12	230,000	150,000

Figure 11-8: Experimental semi-variogram models for High Abundance domain (left) and Low Abundance domain (right).

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Table 11-4: Variogram parameters for Cu, Mn, Ni, Co, and Fe.

Analyte	Structure	Model Type	Sill	Range Major (km)	Range Semi-Major (km)
Co		Nugget	0.24
	1	Spherical	0.17	60	60
	2	Spherical	0.59	400	400
Cu		Nugget	0.28
	1	Spherical	0.25	120	120
	2	Spherical	0.49	500	500
Fe		Nugget	0.11
	1	Spherical	0.10	75	40
	2	Spherical	0.78	800	550
Mn		Nugget	0.24
	1	Spherical	0.30	130	115
	2	Spherical	0.46	380	250
Ni		Nugget	0.22
	1	Spherical	0.24	100	100
	2	Spherical	0.55	500	475

Figure 11-9: Experimental semi-variogram models for Co (left) and Cu (right).

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Figure 11-10: Experimental semi-variograms models for Fe (left) and Mn (right).

Figure 11-11: Experimental semi-variograms models for Ni.

11.5 Block Model

A block size of 50 km × 50 km was selected for estimation based on sample spacing. Block model parameters are outlined in Table 11-5. The parent blocks were discretized to 5 × 5 (x, y). The parameters and dimensions are based on sample spacing. Sub-blocking of 25 km × 25 km was applied to gain a better definition of the license boundary and of the estimation domains. A sub-block of 12.5 km × 12.5 km was used in CBG04 for the abundance estimate based on the infill sampling conducted by CIC. As most of the assay results from the latest exploration campaign are still pending at the effective date of this Report, RSC considered it appropriate to estimate 50 km2 blocks and 25 km2 sub-blocks for the estimation of Co, Cu, Fe, Mn, and Ni. Overall, the block model for abundance contains 36 50-km2 blocks, 153 25-km2 blocks and 157 12.5-km2 blocks. For the estimation of Co, Cu, Fe, Mn, and Ni, there are a total of 41 50-km2 blocks, and 171 25-km2 blocks.

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Table 11-5: Block model description. Custom Lambert azimuthal equal-area projection used.

Parameter	X	Y
Parent Block Size (km)	50	50
Sub-Block Size (km)	25	25
Sub-Block Size (km)	12.5	12.5
Base Point Coordinate (corner)	-600	-1,000
Block Model Extent (m)	1,150	2,100
Size (blocks)	23	42
Azimuth	0
Dip	0
Pitch	0

11.6 Search Neighborhood Parameters

Given the two-dimensional (2D) nature of the deposit, estimation of nodule abundance and metal grade used a static search neighborhood ellipse of 100 km × 70 km. The blocks not informed by this search pass were estimated in a second or third pass, which increased in size (Table 11-6). The long axis of the search passes was oriented based on the major direction of continuity. A minimum of 4 samples and a maximum of 32 samples were used for the first and second passes of the abundance estimates, and the minimum number of samples required was reduced to 3 for the third pass. For the metal grade estimates, a minimum of 4 samples and a maximum of 16 samples were used for the first and second passes, and the minimum number of samples was set at 3 for the third pass. RSC considers the search neighborhood parameters appropriate to support a robust 2D estimate.

Table 11-6: Search neighborhood parameters.

Variable	Parameter	Pass 1	Pass 2	Pass 3
High Abundance	Ellipsoid Range	100 km × 70 km	150 km × 100 km	250 km × 175 km
	Minimum Samples	4	4	3
	Maximum Samples	32	32	32
Low Abundance	Ellipsoid Range	100 km × 70 km	150 km × 100 km	300 km × 200 km
	Minimum Samples	4	4	3
	Maximum Samples	32	32	32
Metals	Ellipsoid Range	100 km × 70 km	150 km × 100 km	200 km × 150 km
	Minimum Samples	4	4	3
	Maximum Samples	16	16	16

11.7 Estimation

11.7.1 Domain

Block abundances and elemental grades were estimated using ordinary kriging, a robust linear unbiased estimation method, fit for the purpose of 2D abundance and grade estimation. Hard domain boundaries were used for the nodule abundance domains following an assessment of abundance variability across domain boundaries (Figure 11-12).

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Figure 11-12: Contact analysis plots for High Abundance domain (left) and Low Abundance domain (right).

11.7.2 Grade

Summary statistics for the estimated block values for abundance, Co, Cu, Fe, Mn, and Ni are provided in Table 11-7. A comparison of sample and block model means is reported in section 11.8.

Table 11-7: Estimated block summary statistics.

Variable	Domain	Mean	SD	CV	Variance	Minimum	Median	Maximum
Abundance	High-Abundance	18.82	3.85	0.20	14.79	12.31	18.35	28.77
	Low Abundance	6.95	7.32	1.05	53.52	0.01	4.36	29.52
Co	Undomained	0.45	0.04	0.08	0.001	0.34	0.46	0.53
Cu	Undomained	0.18	0.05	0.25	0.002	0.11	0.17	0.36
Fe	Undomained	17.98	1.53	0.09	2.34	13.31	18.19	21.79
Mn	Undomained	15.52	1.45	0.09	2.09	12.43	15.47	19.04
Ni	Undomained	0.33	0.09	0.28	0.009	0.20	0.30	0.62

11.7.3 Density

Nodule wet density was measured from selected nodules during Exp 1 and Exp 4; however, its estimation was not required for the estimation of wet tonnages; these are obtained from the direct estimation of abundance (wet kg/m2).

11.7.4 Moisture

Nodule moisture content was obtained from samples collected during Exp 1, 2, and 3, and averages 25.2% (section 8.3). This is lower than the average moisture content of 30% calculated historically for Cook Islands nodules (JICA-MMAJ, 2001). RSC has estimated wet tonnages of nodules only from the estimation of abundance (wet kg/m2). An average moisture content of 25% was used to derive dry tonnages for the estimation of metal content.

11.7.5 Slope

Slope is a modifying factor for polymetallic nodules, as nodule collectors cannot mine across areas of the seafloor with a high slope angle. Slope was estimated using the bathymetric data, where available. The data were resampled in QGIS to 500-m resolution and converted from raster to vector data. The vector slope data were imported into the implicit modeling software and applied to each block as a proportion of the seabed above a slope threshold. RSC selected a threshold of 10°

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slope to determine the proportion of the estimate occurring in areas of the seafloor with a high slope angle unlikely to be collected based on the expected capabilities of conceptual mining systems.

The geological domain model is based on the SBMA’s geomorphological map of the EEZ. The estimate was restricted to the interpreted abyssal plains and excludes areas interpreted as seamounts, volcanic rises and knolls.

11.8 Validation

The estimates (abundance, Co, Cu, Fe, Mn, and Ni) were validated through visual inspection of the input grade and output estimate (Figure 11-13), global statistical comparisons between the sample mean value and estimated block mean (Table 11-8), analysis of swath plots oriented in northing and easting slices (Figure 11-14). At the resolution of the parent cell estimate, the validations support acceptable representation of the model against input grades.

Figure 11-13: Plan view of estimated block grades and sample data for abundance.

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Table 11-8: Mean comparison of sample and estimate block grades. No top cutting was applied.

Variable	Domain	Estimation Sample Mean	Block Mean	Percentage Difference
Abundance	High Abundance	19.5 kg/m2	18.8 kg/m2	-4%
	Low Abundance	3.7 kg/m2	4.3 kg/m2	15%
Cu	Undomained	0.40%	0.45%	12%
Cu	Undomained	0.24%	0.18%	-29%
Fe	Undomained	16.3%	18.0%	10%
Mn	Undomained	16.1%	15.5%	-4%
Ni	Undomained	0.41%	0.33%	-23%

Figure 11-14: Swath plots comparing sample (blue) and estimated (red) abundance grades.

11.9 Sensitivity Testing

Sensitivity testing was carried out to assess the robustness of the estimate to changes in estimation parameter settings. The effects of a series of sensitivity tests were tested:

•	impact of informing data;

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•	alternative search neighborhood parameters (search ellipse size, search ellipse orientation, minimum and maximum sample sizes); and

•	block size.

All sensitivity tests revealed that the different estimates are stable relative to reasonable changes/alternatives in estimation parameter settings.

The FFG samples collected by CIC are of lower confidence compared to the BC samples due to errors associated with the location data. RSC tested the impact of including/excluding the FFG samples. The removal of the FFG samples has a negligible impact on the estimate block means for nodule abundance (Table 11-8), and results in a strong correlation between blocks estimates with the full vs the reduced estimation dataset (Figure 11-15). Therefore, RSC decided to retain the FFG samples in the estimation of abundance and grade, as the assay data from the Exp 4 samples were not available for inclusion.

Table 11-9: Comparison of mean abundance block grade between the final abundance model and sensitivity model assessing the impact on the informing data selection.

Domain	Final Model Mean (kg/m2)	Sensitivity Test Mean (kg/m2)	Difference (%)
High + Low Abundance	12.6	12.5	0.3

Figure 11-15: Scatter plot comparing block abundance grade. X axis = final abundance model that includes CIC’s FFG samples. Y axis = sensitivity abundance model that excludes CIC’s FFG samples. A) Comparison of blocks within EL1.

B) Comparison of blocks within CBG04 (area where the FFG samples were collected).

RSC investigated different block and sub-blocking sizes for EL1 and the different CBGs. Within CBG04, RSC evaluated three different scenarios: 50 km2 blocks with 25 km2 sub-blocks, 25 km2 blocks with 12.5 km2 sub-blocks, and 12.5 km2 blocks only. The 50 km2 with 25 km2 blocks report the highest mean nodule abundance out of the three scenarios because the large block size does not clearly define the boundary of the low and high abundance domains in CBG04. The impact of block size is negligible between the 25 km2 blocks with 12.5 km2 sub-blocks, and the 12.5 km2 blocks only (Table 11-10). Therefore, RSC opted for 25 km2 blocks with 12.5 km2 sub-blocks to provide a balance between the varied sample spacing in CBG04.

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Table 11-10: Comparison of mean abundance block grade between block size selection for CBG04.

Alternative Block Size	Final Model Mean (kg/m2)	Sensitivity Test Mean (kg/m2)	Difference (%)
50 km2 blocks with 25 km2 sub-blocks	9.3	10.3	—10.6
12.5 km2 blocks only	9.3	9.2	0.5

11.10 Multi-Factor Scorecard Modeling

RSC’s multi-factor scorecard analysis considers data quality, confidence in the geological domain modeling and estimation precision to derive and overall semi-quantitative measure to support mineral resource classification.

For data quality mapping, each sample is assigned a ranking based on a set of criteria (Table 11-11). A weighting scheme is used to determine the overall score or rank per sample (Table 11-12). Best-quality samples were ranked 5, and samples of a poor quality were assigned a value of 1. Mapping of the data quality ranking is performed using an interpolation scheme that favors nearby information (inverse distance (ID1) with a maximum of six samples used; Figure 11-16).

Table 11-11: Data quality multi-factor rankings applied to the samples.

Rank	Definition

Quality of Sample Based on Video Support

5	Video supports good overall quality of the sample – no nodule loss or bouncing

3	Unknown sample quality – poor quality video or no video

2	Sample recovered but obvious disturbance

1	Poor sample quality – obvious nodule loss or bouncing

Quality of Weight Data

5	Weight measured at sea and validated with onshore check measurements

3	Weights recorded onshore, time delay between sample collection and sample weighing

1	Unknown

Quality of Location Data

5	Location data collected by professional surveyors using USBL

4	Sample location recorded as ship’s location during deployment using GPS/DGPS

3	Sample location recorded as ship’s location during deployment using NNSS assisted by GPS

1	Poor location control, obvious errors noted in location data

Regional geological confidence

5	Bathymetry and backscatter interpreted geomorphology domains + within Central Area geological domain zone

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Rank	Definition

2	Regional geomorphological mapping, absence of high-resolution bathymetric data

Quality Assurance availability

4	SOPs available and assumed adhered to

1	No SOPs available

Table 11-12: Weighting system used to determine overall score.

Multi-factor Variable	Weighting Factor
Video Support	25%
Weight Data	25%
Location Data	25%
Geological Confidence	15%
QA	10%

Finally, local estimation precision is also mapped using the slope of regression (SOR) obtained for abundance with a generic variogram model that averages the key features (sills and ranges) of the individual domain variograms using the undomained dataset.

The multi-factor scorecard analysis indicates a cluster of high-quality data and good estimation precision around CBG04, which highlights an area of the Project that could support a higher-confidence classification with minimal additional exploration.

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Figure 11-16: Plan view of estimated multi-factor scorecard. A) estimated final data quality multi-factor score; B) final multi-factor score, considering both data quality and estimation precision (SOR). Samples (spheres) are colored by abundance.

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11.11 Mineral Resource Estimate Classification

The MRE has been prepared and reported in accordance with Item 1300 of Regulation S-K (Subpart 229.1300) under the United States SEC (Table 11-13 and Figure 11-17). The Mineral Resource category of Inferred Mineral Resource used in this Report follows the definitions set out in §229.1300 Definitions. The estimation methodology and classification have been reviewed by RSC and are consistent with the requirements of S-K 1300, including the criteria set forth in §229.1300(d)(1). The MRE is based on an assessment of geological understanding of the deposit, geological and grade continuity, BC and FFG sample spacing, QC results, and search and interpolation parameters. The Inferred Mineral Resource has not been significantly extrapolated beyond the limits of the samples collected.

RSC noted that Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of an Inferred Mineral Resource will be converted into Indicated or Measured Resources or that Mineral Resources will be converted into Mineral Reserves.

Confidence in the estimate of Inferred Mineral Resources is not sufficient to allow the results of the application of any technical and economic parameters to be used for detailed mine planning as part of pre-feasibility or feasibility studies.

The MRE has an effective date of December 31, 2025, and has been reported at a cut-off of 13 kg/m2 nodule abundance, which was selected based on the consideration of previous studies of comparable deposits and assumed mining parameters (section 11.11.2). The MRE tonnage is stated as wet tonnes, and no material has been classified as Indicated or Measured Mineral Resources. Contained metals have been estimated using an average moisture content of 25% (Table 11-13).

Geological evidence is sufficient to imply but not verify geological and grade continuity. The MRE is based on exploration, sampling and assaying information gathered through appropriate techniques from BC and FFG sampling.

The consideration of modifying factors, in particular seafloor slope, has been considered in the classification of the Mineral Resources. RSC has retained isolated blocks or groups of isolated blocks in the Mineral Resource as the Project is contained within a large area of mineralization.

It is reasonably expected that a portion of the Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration by CIC.

Future work should seek to decrease sample spacing, improve geological evidence to verify geological continuity (including bathymetric survey of the entire license area), and waste components of the model.

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Figure 11-17: Abundance block model defining the Inferred Mineral Resource within the CIC Project area.

Table 11-13: Mineral Resource statement at nodule abundance cut-off of 13 kg/m2 with an effective date of December 31, 2025.

Resource Classification	Abundance (wet) kg/m2	Nodules (wet) Mt	Metal Grade					Metal Content
			Co (%)	Cu (%)	Fe (%)	Mn (%)	Ni (%)	Co (kt)	Cu (kt)	Fe (kt)	Mn (kt)	Ni (kt)
Inferred	19.9	1,950	0.46	0.19	17.8	15.7	0.33	7,000	3,000	290,000	256,000	5,000

Notes:

1.	Mineral Resources are reported using definitions set out in Regulation S-K 1300 and have an effective date of December 31, 2025.
2.	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.
3.	The third-party firm responsible for the MRE is RSC.
4.	Numbers have been rounded as required by reporting guidelines and may result in apparent summation differences.
5.	The estimate of tonnes and abundance is contained within the Exploration License 1 (EL1) area.
6.	Abundance is the wet weight (kilograms) of polymetallic nodules per square meter.
7.	The estimate of tonnes and abundance is provided at a cut-off of 13 kg/m2.
8.	The metal content has been estimated using dry nodule tonnes. Dry nodule tonnage was estimated using the average moisture content of 25%.
9.

The estimate is reported where the modifying factor of slope has been considered, and the proportion of slope >10° is applied locally to each block in CGB04, where bathymetric data are available. The estimate is restricted to areas of inferred abyssal plains and excludes known seamounts.

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11.11.1 Nodule Cut-Off Abundance

The MRE has been reported at a nodule abundance cut-off of 13 kg/m2. This cut-off abundance was based on RSC’s consideration of previous studies of comparable deposits by other operators (Tay et al., 2023b), as well as assumed mining parameters with respect to meeting criteria for reasonable prospects for economic extraction (RPEE).

A cut-off value is derived from an economic assessment to determine the minimum grade of material that generates an acceptable profit, or minimum grade of material that allows a marketable project to be processed. Polymetallic nodules are consistent in grade; therefore, nodule abundance is the characteristic that will contribute most to determination of profitability.

CIC is yet to conduct an economic assessment due to the stage of the project. Therefore, the operating costs (e.g. collection, transport, processing, corporate costs, and royalites) and revenue (e.g. metal pricing and metallurgical processing recoveries) have not been assessed to determine the required production rate for economic viability of the Project.

Based on the parameters of CIC’s conceptual nodule collector (Table 11-15), which has a production rate of 259 t/h, a nodule abundance of 13 kg/m2 with two collectors operating would achieve annual production rates that are economically viable. Initial investigations by Boskalis suggest a lower cut-off abundance may be supported (e.g. 8 kg/m2) (pers. comm., C. Morgan, 2026), but additional studies are required to support this claim.

Several abundance cut-offs around 13 kg/m2 were reviewed (Table 11-14) by RSC to assess the sensitivity of the stated resource to the choice of cut-off abundance. The metal grades for Co, Cu, Fe, Mn, and Ni are stable at all cut-off abundances considered; no metal cut-off abundances were therefore applied. The resource is more sensitive to an increase of the cut-off abundance to 15 kg/m2 (-15% in wet tonnes) than to a decrease to 10 kg/m2 (+2% in reported wet tonnes).

Table 11-14: Sensitivity of tonnes and grade at cut-off abundances of 8, 10, 12, 13, and 15 kg/m2. Base case is 13 kg/m2, which forms the basis of the MRE.

Cut-off Abundance (kg/m2)	Classification	Abundance (wet) kg/m2	Nodules (wet) Mt	Metal Grade
				Co (%)	Cu (%	Fe (%)	Mn (%)	Ni (%)
15	Inferred	21.2	1,720	0.46	0.18	17.7	15.9	0.33
13	Inferred	19.9	1,950	0.46	0.19	17.8	15.7	0.33
12	Inferred	19.6	2,010	0.46	0.18	17.9	15.7	0.33
10	Inferred	19.3	2,050	0.45	0.19	17.8	15.8	0.34
8	Inferred	18.8	2,100	0.45	0.19	17.7	15.9	0.35

Notes:

1.	Multiple cut-off abundances are reported to demonstrate the sensitivity of the Mineral Resources.
2.	Mineral Resources are reported using definitions set out in Regulation S-K 1300 and are current as of December 31, 2025.
3.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
4.	The third-party firm responsible for the MRE is RSC.
5.	Mineral Resources have been rounded to reflect their confidence.
6.	The estimate of tonnes and abundance is contained within the Exploration License 1 (EL1) area.
7.	The estimate of tonnes and abundance is provided at a cut-off of 13 kg/m2, as indicated in bold in the table.
8.	Abundance is the wet weight (kilograms) of polymetallic nodules per square meter.
9.

The estimate is reported where the modifying factor of slope has been considered, and the proportion of slope >10° is applied locally to each block in CGB04, where bathymetric data are available. The estimate is restricted to areas of inferred abyssal plains and excludes known seamounts.

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11.11.2	Mining & Metallurgical Methods & Parameters

Globally, the harvesting or mining of polymetallic nodules has not yet progressed past the integrated pilot stage, but technical methods are not likely to be a serious issue in eventual economic development of polymetallic nodule resources. Integrated (collector, lift system and surface vessel) piloting of a nodule minerals harvesting system first took place in 1975 at a depth of ~1,000 m on the Drake Plateau offshore Florida, USA, by Deepsea Ventures (Lipton et al., 2016). Subsequent integrated pilot programs were carried out in the CCZ in 1978 (4,500–5,000 m), and offshore South Korea in 2016 (Hong et al., 2021). In 2021, a collector test was conducted in the CCZ by ISA contractor GSR (Muñoz-Royo et al., 2022), and in late 2022, another integrated test was conducted by ISA contractor NORI, recovering ~3,000 t of nodules (The Metals Company, 2023). All piloted concepts have been broadly similar, with most using either a drill ship or a converted bulk carrier as the surface vessel, hydraulic or airlift riser with pipe based on drilling string used at similar depths for oil and gas exploration, and a combination of towed collector sleds or self-driving tracked or screw-drive vehicles. Lifting concepts using cable and skips have been proposed (Xiao et al., 2019; Hong et al., 2021) but not piloted, although it is noted that sample dredging is in effect a simple form of cable lifting. Nodules are located offshore and thus have some logistical and operational parallels with offshore oil and gas (e.g. requirements for a floating production storage and offloading facility) and with blue ocean fishing (e.g. refueling, reprovisioning and remanning of work vessels).

Nodules are located at significant depths (~5,000 m in the Cook Islands) but do not require overburden removal, rock cutting, or infrastructure and development specific to a mine panel. The location of nodules can also be measured accurately ahead of collection, implying equipment utilization could be more precisely managed. Dilution of nodules is unlikely in terms of inclusion of seabed clay-ooze due to the nature of hydraulic collector heads used in piloting (Office of Ocean Minerals and Energy, 1981). However, the mineral resource almost certainly includes areas of lower nodule abundance where collection would be inefficient. It is reasonable to expect that these would be excluded in short-term mine plans as the nodules are relatively easily mapped from autonomous underwater vehicle (AUVs) or other towed acoustic-optical packages (e.g. Lipton et al., 2016; Kuhn and Rühlemann, 2021; Lipton et al., 2021; Parianos et al., 2021; Parianos, 2021). As the samples used to estimate the mineral resource were taken on a regular grid, low abundance areas within the domain should also have been sampled and will be excluded from the MRE via an abundance-based cut-off.

CIC’s concept nodule harvesting system was developed by Boskalis (Figure 11-18 and Table 11-15) (CIC, 2024).The system comprises a remotely operated nodule collector, which is connected to a surface vessel by a lifting system comprising synthetic ropes or steel cables. On the seafloor, a collector unit will gather nodules in the top 5 cm of the sediment, separate these from the sediment and place them in a hopper used to fill skips for transport to the surface.

To harvest polymetallic nodules, Boskalis has developed a system concept on behalf of CIC (Figure 11-18) (CIC, 2024). The system consists of a remotely operated hydraulic nodule collection system, a lifting system, and traction winches. The mobile hydraulic nodule collection system has a docking unit that can hold several skips to be filled with nodules. The skips with nodules would be transported vertically in the skips along ropes or cables to a vessel for initial processing, storage of the nodules, and transporting the nodules to shore for processing. Once onboard the surface vessel, the nodules would be dewatered, and water would be returned to the sea. The operation is planned using multiple bulk carriers with the dredging equipment installed, minimizing downtime and drawing on Boskalis’ experience in the dredging field.

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The skip-lift system mitigates the issues of mid-water level sediment plumes by separating the nodules and sediment at the seafloor and reduces noise by eliminating the need for pumps at stages in the water column. The collector head uses Coandă flow to lift nodules free of the seafloor as well as ballistics and screening to separate nodules from suspended sediment. While the setting is novel, the system is based on proven technologies and highly flexible in design (CIC Limited, 2024).

Table 11-15: Parameters of conceptual nodule collector.

Parameter	Conceptual Nodule Collector
Efficiency	0.85
Effective Width	16 m
Speed	0.4 m/s
Operational Days	280
Production Rate	259 t/h

Figure 11-18: Conceptual design of the nodule harvesting system, from CIC Limited (2024).

CIC has conducted bench-scale metallurgical testing on Cook Islands nodules, which indicates good extraction using hydrometallurgical processes (Section 10). However, larger-scale testing is required to demonstrate economic viability. For Cook Islands nodules, Co is expected to be the most valuable metal, with demand currently driven by its use in special steels used in the aviation industry as well as battery cathodes (e.g. Chu et al., 2022). Battery demand is currently being driven by growth in the use of electric vehicles, which could be roughly six-fold over the next 10 years.

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11.11.3 Reasonable Prospects for Economic Extraction

Portions of the deposit that do not have reasonable prospects for economic extraction (RPEE) are not included in the Mineral Resource. In assessing the RPEE, RSC has evaluated conceptual mining, metallurgical, and economic parameters as well as environmental and social aspects. The Mineral Resource reported here is a realistic inventory of mineralization which, under assumed and justifiable technical, economic and developmental conditions, might, in whole or in part, become economically extractable.

The cut-off abundance applied to the Mineral Resource was selected based on the consideration of previous studies of comparable deposits, assumed mining parameters, and economic analysis conducted by other operators (section 11.11.1). AMC Consultants (2025) conducted an economic analysis of the Nauru Ocean Resource Inc. (NORI) and Tonga Offshore Mining Limited (TOML) polymetallic nodule projects in the CCZ. In assessing the economic viability of the two projects, AMC used the commodity prices from Benchmark Mineral Intelligence as of 30 June 2025. The production rate calculated based on the economic analysis including the commodity pricing was used by RSC to support cut-off abundance selection.

Table 11-16: Average LOM commodity prices. From AMC Consultants (2025).

Commodity	Unit	Price
Ni Price (C1 LME)	USD/t	20,360
Co Price (C1 LME)	USD/t	62,530
Cu Cathode Price (C1 LME)	USD/t	11,456
Mn Ore Price	USD/dmtu	4.7
Ni Sulfate Price (1005 contained Ni basis)	USD/t	21,835
Co Sulfate Price (100% contained Co basis)	USD/t	62,530

In assessing RPEE, RSC has considered all the available baseline studies and evaluated the political and world view on marine mining. Although it may take time to develop laws and appropriate mitigation measures for environmental risks, on balance, it is more likely than not that economic extraction may become reasonable in the foreseeable future.

All exploration and mineral harvesting operations would have to be undertaken from vessels. The mineral harvesting vessel would supply its own power requirements. It is assumed that water for mineral harvesting and processing (washing and sieving) would be sourced from the sea. It is anticipated that mining would be from a specialized deep-water mineral harvesting vessel. Material would be transported to shore by the harvesting vessel or by dedicated bulk carrier vessels loaded at the site. Supply and crewing logistics as well as medical evacuation could be from nearby islands that are one to two days’ steaming distance (the shortest distance between two ports) away.

The Seabed Minerals (Minerals Harvesting and Other Mining) Regulations (2024) have been formally enacted and establish the regulatory framework for minerals harvesting and other mining activities under the Seabed Minerals Act (2019). However, no commercial harvesting or mining activities have been authorized or commenced to date.

The Seabed Minerals Authority (SBMA), as the national regulator of seabed minerals activities in the Cook Islands, continues to implement the Regulations, develop supporting technical guidelines, and undertake stakeholder and community engagement to ensure transparency and public awareness regarding any future developments.

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11.12 Initial Assessment Summary

RSC has conducted an Initial Assessment of the CIC polymetallic MRE reported in this TRS to determine its economic potential. The results are summarized in Table 11-17. As the Project is still at an early stage, neither an economic analysis nor cash flow analysis have been completed on the MRE disclosed in this TRS. However, RSC has completed a preliminary technical and economic study of the economic potential of all or parts of mineralization for the sole purpose of supporting the disclosure of Mineral Resources.

Table 11-17: Initial assessment summary for the CIC polymetallic nodule project.

Factor	Initial Assessment

Site Infrastructure	The project is located in the middle of the Cook Islands EEZ and ~5,000 m below the sea surface. Therefore, all exploration and potential extraction occur from vessels. The vessels have their own power and water supplies and provide accommodation for all crew. Access to the Project is through the waters of the Cook Islands rather than access roads.

Mine Design & Planning	Any future mining would take place from production and support vessels. Mining would occur on the surface of the seafloor. CIC has not conducted a scoping study or preliminary economic assessment to design a mine plan, but is working with Boskalis to develop concept nodule collectors. The current nodule collector designed is assumed to operate at a production rate of 259 t/h.

Processing Plant	Currently, no polymetallic nodule project has reached extraction; therefore, no processing plants to handle polymetallic nodules are in operation. New processing plants would have to be designed and built, or existing facilities would need to be repurposed. CIC has conducted initial metallurgical test work, is reviewing a hydrometallurgical and a combined pyrometallurgical/hydrometallurgical flowsheet and is looking at ways to optimize the process to have the lowest environmental impact.

Environmental Compliance & Permitting

The Seabed Minerals (Minerals Harvesting and Other Mining) Regulations (2024) have been formally enacted and establish the regulatory framework for minerals harvesting and other mining activities under the Seabed Minerals Act (2019). However, no commercial harvesting or mining activities have been authorized or commenced to date.

For activities including (trial) mining and mineral harvesting, CIC needs to undertake an environmental risk assessment, environmental scoping exercise and EIA, and provide an Environmental Impact Statement (EIS), Environmental Management System including an Environmental Management and Monitoring Plan (EMMP), and closure plan. Environmental and compliance permitting is managed by the National Environment Services and the Seabed Minerals Authority.

Due to the nature of mineralization, no tailings will be produced during nodule harvesting. Any seawater collected during the harvesting process will be returned to the sea.

Other Relevant Factors	It is the opinion of RSC that all material information has been stated in the above sections of this TRS.

Capital Costs	No capital costs have been estimated for the Project.

Operating Costs	No operating costs have been estimated for the Project.

Economic Analysis	No economic or cash flow analysis for the Project has been completed as of the effective date of this Report.

11.13 Risks

The risks involved in the modeling and estimation for the Project were assessed based on both the criteria reported in Table 11-18 and the risk score matrix illustrated in Figure 11-19. RSC used a first-principles approach in the risk assessment for the MRE, first ascertaining whether appropriate procedures are in place to assure the quality of estimation process data and output information, and to determine compliance with best practice.

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For each section, there are comments on the availability of the data, the overall quality of the data or the work related to the section, the estimated impact of the specific variable reviewed, and the effect of quality × impact as a project risk factor. The most pertinent risks have also been noted throughout this Report. A summary table is presented in Table 11-19.

Table 11-18: Risk assessment criteria.

Availability of Data

Absent	Entirely absent
Poor	Incomplete MS Excel/export files, no metadata
Briefly described in report

Average	Basic MS Excel/export files
Briefly described in report

Good	Advanced MS Excel/export files
Well described in report and supporting appendices available

Excellent	Industry best practice SQL or MS Access database
Well described and supported by extensive SOPs

Performance Score Card

0	Complete failure or erroneous

0–3	Largely incorrect

3–5	Largely correct

5–8	Correctly undertaken and industry standard

8–10	Exceeds industry standard and is best practice

Impact Score

1–Low	Low impact with respect to the objective (Inferred, Indicated, or Measured resources) or deposit (bulk commodity)

2	Low–medium impact

3	Medium impact

4	Medium–high impact

5–High	High impact with respect to the objective (Inferred, Indicated, or Measured resources, or Probable or Proven reserves) or deposit (bulk commodity or orogenic Au, etc.)

Risk Factor

None	No risk to resource or project

Low	A low possibility of a materially negative outcome or loss1

Medium	A medium possibility of a materially negative outcome or loss1

High	A high possibility of a materially negative outcome or loss1

Extreme	An extreme likelihood of a materially negative outcome or loss1

1Negative outcome or loss:

a)	Eventual harvesting to production reconciliation outside the company’s defined tolerances.

b)

Balance sheet impairments, significant reductions to LOM, NPV or net profit margins, project closure, which could include a fatal flaw that would objectively prevent classification in the target category, or at all.

c)	Public announcement/correction/retraction statements, or punitive regulatory measures due to a reporting code compliance issue.

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Figure 11-19: RSC’s risk score matrix.

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Table 11-19: List and analysis of risks.

Item	Data/Information Availability	Score (1–10)	Impact Factor (1–5)	Risk Factor	Comments

Primary Sampling Techniques	Excellent	8	3.5	Low-Medium

The MRE is based on FFG and BC samples collected both by historical campaigns and more recently by CIC.

CIC used Ocean Instruments BX-635 box corers that have a sampling footprint of 35 cm × 35 cm (0.1225 m2) and are 58 cm tall. The FFG units have a nominal sampling area of 0.2 m2.

The SOPs for FFG and BC sampling were provided for the most recent sampling campaigns and outline good practice.

Primary Sampling Recovery	Excellent	7	4	Medium

Sampling recovery records can be difficult to establish as the weight of the sample or number of nodules recovered varies with each sample. Video footage (where available) is used to check sample recovery.

Sample quality during Exp 1 suffered due to rough sea conditions, while BCs from Exp 4 were of higher quality due to the inclusion of a passive heave compensator. Sampling video footage is available for almost all BC samples, as well as on-deck processing photographs. A total of 47 deployments failed (i.e. no nodules sample was returned). The reason for sample failure was either equipment failure (early triggering of the spade) or the BC sampler landing on crust or basement rock. In most instances where sampling failed due early triggering of the spade and where the landing video footage indicated that nodules were present, the BC sampler was redeployed, and a sample of acceptable quality was collected.

Video footage from the FFG sampling was of poor quality and could not be used to assess sample recovery.

No recovery data were available for the assessment of the historical samples.

Video footage is an important tool to help decrease risk associated with the primary sample recovery, and samples that do not have footage are associated with a higher risk. BC sampling typically provides high sample recovery, due to its ability to consistently extract intact samples from the seafloor. However, high sea state can negatively impact BC nodule recovery. RSC considers that excellent tools were available to monitor the more recent campaigns, but these are only effective when used. The risk associated with the historical data and samples not equipped with video equipment is higher.

Logging	Excellent	8	2	Low	Geological logging was completed to a high standard.

Sub-Sampling Techniques & Sample Preparation	Good	6	2.5	Medium	There is limited information on how the historical samples were prepared but historical reports indicate they were crushed, dried and stored in a desiccator. Samples collected by CIC were first logged offshore, then checked onshore before splits were sent to ALS laboratory for sample preparation, where they were dried crushed, split, and pulverized.

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Item	Data/Information Availability	Score (1–10)	Impact Factor (1–5)	Risk Factor	Comments

					CIC split samples (second split) using cone and quartering. RSC does not consider cone and quartering splitting to be best practice and recommends sending all samples to ALS in their entirety to be crushed, pulverized and split. Analysis of the second-split repeat analytical data shows some scatter for Ni, possibly due to the splitting method used by CIC. Pulp repeat analyses display very good agreement.

Quality of Assay Data & Laboratory Tests	Good	7	4	Medium	Polymetallic nodules are hygroscopic and can readily draw moisture out of the atmosphere. The laboratory, while aware of this unique characteristic, only dried each sample again immediately prior to the XRF assays. CGL-131 reference material was inserted into the sample stream.

Verification of Sampling & Assaying	Good	8	2.5	Low	RSC checked a representative number of sample data from the data tables with the original logging sheets. RSC checked all analytical data for the analytes with elements of interest against the original laboratory reports. No material errors were identified during these checks. All available FFG and BC landing footage and deck photographs were reviewed to verify the sample recovery and visually assess nodule coverage.

Location of Data Points	Average	6	3	Low-Medium

Location data represent a mix of the ship’s location at the time of deployment (historical samples), USBL data (BC sampling by CIC) and from GPS instruments (mounted to FFG samplers by CIC). These methods result in a range of accuracy and precision for the location data.

Issues were persistent with USBL data collected during Exp 1; therefore, the location of ship at deployment is the most accurate location data for these samples, with an uncertainty of ~100 m based on observed BC drift during descent.

Location data collected by the GPS mounted on the FFG sampler were recorded erroneously. The ship’s position was also on average ~1.4 km away from the planned sample station. These samples have poor location control, and the quality of the location data of these samples was considered when classifying the mineral resource.

The Exp 4 BC sample location data were recorded by a surveyor using a calibrated and functional USBL system and following industry standard practice. The surface locations were verified with an independent GPS unit.

Overall, the location data pose a low to medium risk on the classification of Inferred Mineral Resources.

Data Spacing & Distribution	Average	6	2.5	Medium	Sample spacing varies over the Project, but nominal spacing varies between ~11–100 km, with tighter sample spacing ~11 km × 11 km dice-five in parts of CBG04. RSC considers the sample spacing over the Project area sufficient to support the Inferred classification of the Mineral Resource.

Database Integrity	Average	6	2.5	Medium	CIC has compiled exploration in a MS Access database. The database contains exploration data collected by CIC from 2024 and earlier. The database has not yet been updated with exploration data collected in 2025. RSC recommends CIC update the database with all exploration data.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Item	Data/Information Availability	Score (1–10)	Impact Factor (1–5)	Risk Factor	Comments

Density & Moisture Content	Average	5	1	Low	Wet nodule density was calculated on all valid BC samples. A prescriptive SOP was available for review and outlines industry standard practice. RSC considers the risk associated with the density data to be low.

Geological Interpretation	Average	5	4	High

Geological interpretation is restricted to interpretation of bathymetry and backscatter data, and seafloor imagery from the sampling equipment and ROV surveys. Given the large project area, and the distance between the mineral deposit and the sea surface, it is challenging to survey the geology of the seafloor. Geological interpretation for the Project has been aided by the geomorphological maps created by SBMA.

High-resolution bathymetric and backscatter data are limited to ~15% of the Project area. RSC considers there is a high risk associated with the geological interpretation of the Project, and the collection of additional high-resolution bathymetric and backscatter data would help to reduce the risk.

Estimation & Modeling: Domaining	Good	7	4	Medium	The domaining strategy used is adequate to support an Inferred Mineral Resource. Sensitivity testing was conducted on variations of the domaining strategy and indicates variations to the domaining strategy had little effect globally on estimated abundance values and resulting wet tonnes.

Estimation & Modeling: Compositing	Good	7	2	Low	Sample triplicates collected during the historical era of sampling were composited, and the barycenter of the points was adopted as the composite location.

Estimation & Modeling: Grade Capping	Good	8	3	Low	The domains have low to very low CV values. Capping of abundance and elemental grade populations was not required.

Estimation & Modeling: Variography	Good	8	3	Low	All variograms display reasonable structure to support acceptable levels of global estimation precisions compatible with estimation of Inferred Mineral Resources.

Estimation & Modeling: Interpolation & Validation	Good	8	3.5	Low-Medium

A three-pass ordinary kriging (OK) regime was implemented by varying the search radii.

A block size of 50 km × 50 km was selected for estimation based on sample spacing. Sub-blocking of 25 km × 25 km was applied to gain a better definition of the license boundary and of the estimation domains. A sub-block of 12.5 km × 12.5 km was used in CBG04 for the abundance estimate based on the infill sampling conducted by CIC.

Discretization of 5 × 5 was used.

For abundance, pass 1 (P1) and P2 used a minimum of 4 and a maximum of 32 samples, and P3 used a minimum of 3 samples and a maximum of 32 samples. For abundance, pass 1 (P1) and P2 used a minimum of 4 and a maximum of 24 samples, and P3 used a minimum of 3 samples and a maximum of 24 samples.

The MRE has not been extrapolated beyond the EL1 license boundary.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

Item	Data/Information Availability	Score (1–10)	Impact Factor (1–5)	Risk Factor	Comments

					The model was validated through visual validation, mean comparison checks, estimation of data quality, and a review of swath plots.

					RSC considers there is an overall low-medium risk associated with the interpolation and validation of the models with respect to the classification of Inferred Mineral Resources.

Estimation & Modeling: Cut-Off	Average	7	4	Medium	No commercial mining of seafloor nodules has occurred to date, and cut-off assumptions are based on conceptual mining scenarios.

Estimation & Modeling: Density	Good	7	1	Low	The density of nodules was measured using standardized methods. Density was not estimated in the MRE as the nodule weights/abundance and the MRE are reported in wet kg/m2 and metric tonnes, respectively.

Estimation & Modeling: Moisture	Average	4	2.5	Medium- High	RSC notes that the moisture content of the samples was determined by ALS after a prolonged storage period and international shipping. RSC therefore considers it possible that the moisture content of the samples when their wet weights were captured likely differed from the moisture content of the samples immediately after recovery. The average moisture content of the CIC samples (25.2%) is less than the average moisture content of 30% calculated historically for Cook Islands nodules. Moisture content is used to estimate the contained metal, and there is a medium-high risk that the contained metal content is overestimated due to the relatively low moisture content.

Classification Methodology/Practices	Good	8	3.5	Low- Medium	The model is classified as Inferred. Classification was determined using a multi-factor-scorecard analysis that considers sample quality, geological confidence and estimation quality. Wide sample spacing and the limited details regarding historical sample quality, as well as the missing assay data from Exp 4 prevents portions of the Mineral Resource being considered for a classification at a higher confidence level.

Discussion on Risks	Good	7	3	Low- Medium	RSC has reviewed a wide array of data, and conducted sensitivity checks to assess the quality and confidence of the estimate of mineral resources. However, additional geological data (e.g. bathymetric and image data), infill sampling or difference in handling the informing data may result in a different interpretation of the domaining and estimation parameters, which could in turn change the outputs of the estimate.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

12. Mineral Reserves Estimates

No mineral reserves have been estimated for the Project.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

13. Mining Methods

This section is not applicable to this TRS.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

14. Processing & Recovery Methods

This section is not applicable to this TRS.

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15. Project Infrastructure

This section is not applicable to this TRS.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

16. Market Studies

This section is not applicable to this TRS.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

17. Environmental Studies, Permitting & Plans, Negotiations, or Agreements with Local Individuals or Groups

This section is not applicable to this TRS.

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18. Capital & Operating Costs

This section is not applicable to this TRS.

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19. Economic Analysis

This section is not applicable to this TRS.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

20. Adjacent Properties

There are two active seabed mineral exploration licenses adjacent to the Project area in the Cook Islands EEZ: EL2 owned by CSR and EL3 owned by MML (Figure 20-1). RSC has been unable to verify the scientific and technical information related to the adjacent properties discussed in sections 20.1 and 20.2, and this information is not necessarily indicative of the mineralization potential in the Project area.

Figure 20-1: Map of licenses and reserved areas in the Cook Islands EEZ.

20.1 Moana Minerals Limited

In 2016, Ocean Minerals, LLC (OML) entered an agreement with the Cook Islands government and was granted the rights to explore within the Cook Islands EEZ. An area of 7,546 mi2 was set aside as exclusive for OML to explore; this was increased to 14,291 mi2 in 2017 (source: www.omlus.com/ocean-minerals-llc-news/, cited January 31, 2026).

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

In 2019, OML undertook an ocean research voyage including limited exploration to the OML Reserve Area, using the local vessel MV Grinna and local crew. The 8-day voyage focused mainly on FFG sampling (source: www.omlus.com/ocean-minerals-llc-news/, cited January 31, 2026).

Based on the Reserve Area, OML began preparing an exploration license application when the Cook Islands government announced the seabed would become open for exploration, with the licensing process officially open by 2020. The EL3 license was granted to Moana Minerals Ltd – a Cook Islands company wholly owned by OML on February 23, 2022, for a period of five years www.sbma.gov.ck/moana-minerals, cited February 9, 2026).

20.2 Cobalt Seabed Resources Limited

In 2018, a declaration was made by the Cook Islands government to reserve areas of the seabed in the Cook Islands EEZ for seabed mineral exploration. This declaration gave Cobalt Seabed Resources Limited (CSR, a joint venture between Cook Islands Investment Corporation on behalf of the Cook Islands government and the Belgian company GSR) exclusive rights to apply for an exploration title. CSR was subsequently granted an exploration license (EL2) on 23 February 2022 for a period of five years, covering an area of ~12,100 mi2 (Seabed Minerals Authority, 2022). In addition to its license in the Cook Islands, CSR holds interests in the Clarion-Clipperton Zone (source: www.ciic.gov.ck/cook-islands-investment-corporation-seabed-resources-limited-ciicsr/, cited January 31, 2026).

RSC is not aware of any other adjacent properties to the Project.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

21. Other Relevant Data & Information

It is the opinion of RSC that all material information has been stated in the above sections of this TRS.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

22. Interpretation & Conclusions

RSC has completed an MRE for CIC LLC’s polymetallic nodule project within EL1. The Project license area was granted to CIC Limited by the SBMA on February 23, 2022. CIC has conducted several expeditions to its license area, dating back to 2022, including four cruises to collect polymetallic nodule samples.

RSC has reviewed the available data, including historical sampling collected by JICA, samples collected by CIC, SOPs and QC data. The sampling conducted used a mix of FFG and BC samplers.

RSC conducted a data quality review (section 8). Issues with the FFG location data were identified, with malfunctioning GPS units and the ship’s logged coordinates averaging ~1,400 m away from the planned station. Early issues with BC sampling (e.g. premature triggering during Exp 1) were addressed swiftly, and a passive heave compensator was used on later expeditions to minimize the impact of strong sea conditions. Sampling equipment included video cameras which recorded the moment of sampling; RSC reviewed the video footage to assess the quality of the primary sample.

Most of the Project area consists of relatively flat abyssal plains, with sea knolls, seamounts, depressions, hills, valleys, and horst-and-graben structures scattered across the Project.

Polymetallic nodule abundance and element grades vary throughout the Project area. The average nodule abundance in the Project is 17.7 kg/m2; however, nodule abundance is higher in areas of abyssal plains.

Polymetallic nodules found in the Cook Islands are geochemically unique compared to other deposits due to their low Mn/Fe ratio and elevated Co grades. The average Mn/Fe ratio is 0.92, which indicates the nodules are formed via hydrogenetic processes. This is supported by nodule morphology (relatively simple morphology and rough if fragile surface texture), and the low number of buried nodules recovered – most nodules are found on the surface of the seabed.

Exploration has been conducted to at least some extent across the entire Project, but CIC has focused physical sampling in CBG01 and CBG04. Regular sample spacing varies from ~11 km × 11 km dice-five to 100 km × 100 km in different areas of the Project.

Nodule abundance and elemental concentrations were estimated using ordinary kriging. A range of block sizes and search parameters were assessed and optimized. A range of sensitivity testing was performed which indicated the estimation was sound and robust. The Mineral Resource has been classified following S-K 1300 definitions and the accompanying TRS has been prepared in accordance with the U.S. Securities and Exchange Commission’s (SEC) Subpart 1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations and Item 601(b)(96) of Regulation S-K, Technical Report Summary. The classification of the resource is based on sample quality, confidence in geological understanding, and on the quality of the estimate itself, as broadly determined during the validation process. Based on the review of all the data and information provided, RSC considers the quality of the data to be fit for the purpose of classifying an Inferred Mineral Resource.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

RSC has estimated an Inferred Mineral Resource within the EL1 area of 1,950 Mt wet nodules with an average abundance of 19.9 kg/m2, reported at a cut-off abundance of 13 kg/m2. It is expected that a proportion of the Inferred Mineral Resource can be upgraded to a higher confidence classification with additional exploration.

The exploration potential for polymetallic nodules in the Cook Islands EEZ is significant, especially within EL1, as indicated by exploration by JICA and CIC. CIC has focused exploration efforts to date predominantly in CBG04. Continued exploration through image surveys, and additional sampling, could provide the basis for upgrading a portion of the Inferred Mineral Resource.

The remaining CBGs remain largely unexplored by CIC and modern sampling processes. Additional exploration, particularly bathymetric mapping and infill sampling of the entire license area should be prioritized by CIC.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

23. Recommendations

The exploration potential for polymetallic nodules in the Cook Islands EEZ is significant, especially within EL1, as indicated by exploration by JICA and CIC. CIC’s exploration efforts to date have focused predominantly in CBG04. Continued exploration through image surveys, and additional sampling, could provide the basis for eventually upgrading (a portion of) the Inferred Mineral Resources to Indicated and Measured Mineral Resources.

The remaining CBGs remain largely unexplored by CIC and modern sampling processes. Additional exploration, particularly bathymetric mapping and infill sampling of the entire license area should be prioritized by CIC.

RSC recommends the following actions are completed to support the ongoing Mineral Resource evaluation and expansion and to support future mining and economic studies (i.e. Scoping Study or Preliminary Economic Study) for the Project:

•

Undertake additional exploration (BC sampling, bathymetric mapping, ROV/AUV surveying, etc.) to further test the extent and continuity of polymetallic nodules mineralization. This includes testing parts of the EL1 area that are currently untested.

•	Endeavor to upgrade the MRE once;

•	CIC has received the Exp 4 analytical data.

•	CIC has completed its 2026 exploration season and all analytical results for the samples collected during 2026 have been received.

•	Design and create a fit-for-purpose database to ensure efficient, secure, and organized management of the exploration data.

•	Conduct additional ROV work to further validate nodule abundance continuity, covering representative sections of the license area.

•	Update sampling method and procedure documents to prescriptive SOPs that include references to the DQO and cover applicable QC procedures.

•

Add thresholds regarding the acceptable levels of variance in reference weight data to the SOPs. Also provide instructions for the operators regarding what steps to undertake if the reference weight data exceed the thresholds.

•

To send any sample that will be used to support a MRE in its entirety to the laboratory for splitting. This minimizes the introduction of additional variance or bias during the sample splitting stages. If this is undesirable due to the risk of losing an entire sample in transit, fit-for-purpose crushing and splitting equipment and procedures should be used to crush and split the samples prior to submission to the laboratory.

•

Using the entire sample to capture wet density, dry density and moisture content data, as this avoids having to split the sample before submission to the laboratory. RSC recommends the following process.

•	Capturing the wet weight of the entire nodule sample directly after the nodules have been collected from the core box, cleaned and allowed to drip-dry.

•

Sending the entire sample to the geochemical laboratory where the sample is dried in its entirety to determine the moisture content. The dry weight of the sample can subsequently be used to calculate the dry density of the nodules by using the sample volume of the entire sample that was determined at either CIC’s onboard or onshore laboratory.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

•	Having the dried samples crushed and split by the laboratory.

If CIC prefers splitting the sample before sending it to the laboratory, RSC recommends equipping the vessel with an industrial oven so that the entire sample can be dried onboard the vessel after the volume determination process has been completed, but before crushing and splitting the sample at CIC’s onboard or onshore laboratory. The dry weight of the entire sample captured by CIC can subsequently be used to calculate the moisture content and dry density of the sample.

•

To avoid introducing bias in the geochemistry data by also including the buried nodule component when submitting samples to the laboratory for analysis. This can be done by either combining the surface and buried nodule components after the surface and buried samples have been processed separate at CIC’s laboratories, but before submission to the geochemical laboratory, or by submitting the surface and buried nodules sample for geochemical analysis separately. In case of the latter, the geochemical composition of the entire sample can be back calculated using the surface and buried nodule sample weights.

•

Improve the volume determination process by (also) determining the sample volume on shore. This is particularly relevant for small samples. This recommendation is based on the assumption that the nodules do not break into small pieces during storage and transport.

•

Introduce strict sample security and sample custody procedures to protect the integrity of the sample. This is to avoid specific nodules from being collected by third parties, possibly biasing the sample.

•	Collect sample weight repeat data to test the repeatability of the scales.

•	Although not critical for this TRS reports, RSC recommends an independent QP partakes in at least one cruise every exploration season as this will improve the independent nature of future reports.

•

Design and create a purpose-built photo station, with a shroud and remote camera operation to improve the quality of the sample photographs (particularly for BC samples) taken on deck. The shroud should reduce glare and shadows on the sample.

•

Conduct XRF mapping and mineralogical studies of nodules to better understand the mineralogical make-up and internal structure of the nodules. This work can be completed during Phase 2 of the recommended exploration program (Table 23-1)

•	Submit at least 30 blind second-split repeat samples for analysis to have sufficient data for a fit-for-purpose statistical analysis.

•	Submit at least 30 blind pulp repeat samples for analysis to be able to independently assess the consistency of the third-split process.

•	Submit at least 30 blind CRM samples of one type for analysis, to allow for the statistically significant assessment of the CRM results.

•	Submit at least 30 pulp samples to another geochemical laboratory for umpire testing.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

•	Conduct a sample spacing analysis to identify the sample spacing requirements to target higher-confidence mineral resources.

•

Ensure all sampling tools are equipped with working video equipment (including appropriate cameras and lights) to collect high quality videos of the sampling process that can be used to assess the quality of the sampling process and to quantify the sample recovery. One of the cameras ideally captures the sampling footprint on the seafloor before the sample is taken as this will allow for improving the primary sample quality assessment procedure.

•	If available, validate historical samples through the submission of verification samples to the laboratory.

•	Conduct additional metallurgical test work to better understand the metallurgical properties of the mineralization.

•	Draft a conceptual mining and processing plan to better constrain the cost and limitations of the mining and processing methods.

RSC recommends the following plan of work, broken down into two phases of work, where the Phase 2 program is contingent on the results of the Phase 1 program. Estimated costs are in USD.

Table 23-1: Proposed Phase 1 and 2 expenditures in USD.

Phase	Field	Details	Estimated Cost (USD)
1	Mineral Resource	Pending assay results from 2025 sampling, upgrade resource to Indicated in suitable areas	150,000
1	Exploration/Sampling	ROV video transects, BC and bulk sampling during 2026 cruise season.	1,250,000
Phase 1 Total			1,400,000
2	Exploration/Sampling	Multibeam mapping of entire license area	3,500,000
2	Exploration/Sampling	Sampling in wider license area based on results from multibeam mapping	2,000,000
2	Exploration/Sampling	Sampling in developed areas for environmental, geotechnical and metallurgical purposes	1,500,000
2	Mineral Resource	Update Mineral Resource based on results from Phase 2 mapping.	250,000
Phase 2 Total			7,250,000

RSC has reviewed these expenditures in the context of the work activities recommended for the Project and considers the proposed budgets consistent with the exploration potential of the Project, adequate to cover the costs of the proposed programs, and appropriate for the type and weighting of activities at the Project

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

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INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

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INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

25. Reliance on Information Provided by the Registrant

This TRS has been prepared by RSC for CIC (the “Registrant”). The information, conclusions, opinions, and estimates contained herein are based on:

•	Information available to RSC at the time of preparation of this TRS;

•	Assumptions, conditions, and qualifications as set forth in this TRS;

•	Data, reports, and other information supplied by CIC and other third-party sources, including:

•	Operational and deployment documents, geological data, sampling media, survey and GIS data, and assay certificates;

•	Macroeconomic trends, data, and assumptions, and interest rates;

•	Marketing information and plans within the control of the Registrant;

•	Legal matters outside the expertise of RSC, such as statutory and regulatory interpretations regarding the permitting regime for polymetallic nodules in the Pacific Ocean;

•	Environmental matters outside the expertise of RSC;

•	Governmental factors outside the expertise of RSC; and

•	Accommodations the registrant commits or plans to provide to local individuals or groups.

RSC has not researched mineral permits for the Project as RSC considers it reasonable to rely on CIC’s legal counsel who is responsible for maintaining this information. RSC has relied on CIC for guidance on applicable taxes, royalties, and other international levies or interests applicable to the Project as stated in the Executive Summary and Section 3 (Property Description) of this TRS. The Project is considered at an early-stage exploration stage; however, CIC’s management team has considerable experience in exploration and development on other mining projects.

RSC has taken all appropriate steps, in its professional opinion, to ensure that the above information from CIC is sound.

Except for the purposes legislated under U.S. federal securities laws or regulations, any use of this TRS by any third party is at that party’s sole risk.

RSC considers it is reasonable to rely upon the information provided by the registrant in respect of the above factors as the registrant employs specialist personnel in these areas who have access to information to which RSC does not.

INITIAL ASSESSMENT FOR THE EL1 CIC LIMITED.

26. Forward-Looking Statement

This Technical Report Summary contains forward-looking statements and information that reflect the current expectations, assumptions, and opinions of the Registrant and RSC regarding future events and the potential development of the Project. Forward-looking statements are often identified by words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “may”, “could”, “would”, or similar expressions.

Such statements include, but are not limited to, estimates of Mineral Resources; interpretations of geological and metallurgical information; expectations regarding exploration potential, mining methods, recovery rates, capital and operating costs, permitting schedules, and market conditions for base and critical minerals, and offshore polymetallic nodules. These statements are based on assumptions considered reasonable at the time of preparation; however, they are subject to known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those expressed or implied.

The Registrant and RSC do not undertake any obligation to update or revise forward-looking statements except as required by applicable securities laws. Readers are cautioned not to place undue reliance on forward-looking statements contained herein, which are provided for the purpose of demonstrating reasonable prospects for economic extraction and should not be construed as guarantees of future performance.